Exhibit 1

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer, accountant or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

OFFER TO EXCHANGE

UP TO 8,000,000 EQUITY LP UNITS

FOR EITHER:

(A) US$43.75 OF CASH AND 1.05 NEWLY ISSUED PREFERRED LIMITED PARTNERSHIP UNITS PER

UNIT (FOR A MAXIMUM OF 5,800,000 EQUITY LP UNITS) OR

(B) 2.80 NEWLY ISSUED PREFERRED LIMITED PARTNERSHIP UNITS PER UNIT (FOR A

MAXIMUM OF 2,200,000 EQUITY LP UNITS)

Partners Value Investments LP (“PVI LP ” or the “Partnership”) hereby offers to all holders (“Unitholders”) of its Equity LP Units (the “Equity Units”) the right to exchange up to 5,800,000 Equity Units (the “Option A Maximum Amount”) validly tendered and not properly withdrawn for aggregate consideration, per Equity Unit, of US$43.75 (the “Cash Consideration”) and 1.05 newly issued Class A Preferred Limited Partnership Units in the capital of PVI LP (the “PVI LP Consideration Units”) issued in three series, being 0.35 of Series 2 units (the “PVI LP Series 2 Consideration Units”), 0.35 of Series 3 units (the “PVI LP Series 3 Consideration Units”) and 0.35 of Series 4 units (the “PVI LP Series 4 Consideration Units”), each unit with a redemption price of US$25.00 (plus accrued and unpaid distributions) on the terms and conditions as described herein (together with the Cash Consideration, the “Option A Consideration”). Unitholders who choose to exchange their Equity Units for Option A Consideration will receive an allocation of income from PVI LP in respect of certain dividends received by PVI LP. See the discussion under Section 14 of the Circular, “Certain Material Canadian Federal Income Tax Considerations”.

As an alternative, Unitholders will have the right to exchange up to 2,200,000 Equity Units (the “Option B Maximum Amount”) validly tendered and not properly withdrawn for aggregate consideration, per Equity Unit, of 2.80 PVI LP Consideration Units issued in three series, being 0.84 of PVI LP Series 2 Consideration Units, 0.84 of PVI LP Series 3 Consideration Units and 1.12 of PVI LP Series 4 Consideration Units, or, in the case of Canadian Corporate Unitholders (as defined herein), 2.70 Class A Preferred Limited Partnership Units (the “SIB LP Consideration Units”) in the capital of PVI SIB LP (the “SIB LP”), a subsidiary of the Partnership, issued in three series, being 0.90 of Series 1 units (the “SIB LP Series 1 Consideration Units”), 0.90 of Series 2 units (the “SIB LP Series 2 Consideration Units”) and 0.90 of Series 3 units (the “SIB LP Series 3 Consideration Units”), each unit with a redemption price of US$25.00 (plus accrued and unpaid distributions), the redemption and distribution amounts owing thereon to be guaranteed on a subordinated basis by PVI LP and on the other terms and conditions described herein (the “Option B Consideration”). Unitholders who choose to exchange their Equity Units for Option B Consideration in the form of PVI LP Consideration Units will receive an allocation of income from PVI LP in respect of certain dividends received by PVI LP. See the discussion under Section 14 of the Circular, “Certain Material Canadian Federal Income Tax Considerations”. However, Unitholders who choose to exchange their Equity Units for Option B Consideration in the form of SIB LP Consideration Units will not receive such an allocation from PVI LP.

Please note that the SIB LP Consideration Units will be issued to only Canadian Corporate Unitholders.

Unitholders whose names appear in the register of holders of the Equity Units maintained on or on behalf of the Partnership must make an election for each Equity Unit held of the Option A Consideration or the Option B Consideration in the Letter of Transmittal and Election. Canadian Corporate Unitholders must make such election in Box A of the Letter of Transmittal and Election and all other Unitholders must make such election in Box B of the Letter of Transmittal and Election. Unitholders whose Equity Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (“Non-Registered Unitholders”) should contact such person or institution if the Unitholder wishes to deposit such Equity Units. Failure by a Unitholder to make a proper election will result in the Equity Units so deposited being returned to such Unitholder.

In addition, PVI LP will not accept for exchange or exchange any Equity Units deposited in exchange for SIB LP Consideration Units if the number of such Equity Units deposited is less than 285,000 Equity Units (the “Option B Corporate Threshold”). Any Equity Units tendered for Option B Consideration but not acquired as a result of pro-ration or because the Option B Corporate Threshold is not satisfied will be returned to Unitholders and will not be exchanged.

Neither the PVI LP Consideration Units nor the SIB LP Consideration Units are listed on any securities exchange. There is no market through which the PVI LP Consideration Units or the SIB LP Consideration Units may be sold and as a result Unitholders may not be able to resell such securities. There can be no assurance that such securities will be listed or a trading market will develop for the PVI LP Consideration Units or the SIB LP Consideration Units, or if developed, that such a market will be sustained.

The offer and all deposits of Equity Units are subject to the terms and conditions set forth in the Offer to Exchange, the accompanying Issuer Bid Circular (the “Circular”), the related Letter of Transmittal and Election and the Notice of Guaranteed Delivery (which together constitute the “Offer”).

The Offer will commence on November 1, 2021 and expires at 5:00 p.m. (Toronto time) on December 7, 2021 unless extended, varied or withdrawn (the “Expiration Date”). PVI LP reserves the right to withdraw the Offer and not take up and exchange any Equity Units deposited under the Offer unless certain conditions are satisfied. See Section 5 of the Offer to Exchange, “Conditions of the Offer”.

Each Unitholder who has properly deposited Equity Units pursuant to the Offer and who has not withdrawn Equity Units will receive the Option A Consideration or the Option B Consideration, as applicable (subject to applicable withholding taxes), for all Equity Units exchanged upon the terms and subject to the conditions of the Offer including the provisions relating to pro-ration described herein. Equity Units not exchanged because of pro-ration or otherwise will be returned to the tendering Unitholder at PVI LP’s expense as promptly as practicable after the Expiration Date.

If the number of Equity Units properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Exchange, “Withdrawal Rights”) pursuant to the Offer which have been elected to receive the Option A Consideration is greater than the Option A Maximum Amount (an “Option A Over-Subscription”), PVI LP will, upon the terms and subject to the conditions of the Offer, exchange on a pro-rata basis (with adjustments to avoid the exchange of fractional Equity Units) from the holders who have validly elected the Option A Consideration only the Option A Maximum Amount of Equity Units for the Option A Consideration per Equity Unit. Any Equity Unit tendered for Option A Consideration but not acquired as a result of pro-ration will be returned to Unitholders and will not be exchanged.

If the number of Equity Units properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Exchange, “Withdrawal Rights”) pursuant to the Offer for which an election has been properly made to receive the Option B Consideration is greater than the Option B Maximum Amount (an “Option B Over-Subscription”), PVI LP will, upon the terms and subject to the conditions of the Offer, exchange or cause SIB LP to exchange on a pro-rata basis (with adjustments to avoid the exchange of fractional Equity Units) from the holders who have validly elected the Option B Consideration only the Option B Maximum Amount of Equity Units for the Option B Consideration per Equity Unit. Any Equity Units tendered for Option B Consideration but not acquired as a result of pro-ration will be returned to Unitholders and will not be exchanged.

The amount of the Option A Consideration and the Option B Consideration provided to Unitholders is subject to adjustment for pro-ration and fractional PVI LP Consideration Units and fractional SIB LP Consideration Units, as described herein. See Section 1 of the Offer to Exchange, “Number of Equity Units; Pro-ration; Fractional Units”.

In order to minimize “Odd Lot” remainders for Unitholders who own, beneficially or of record, fewer than 100 Equity Units, and who tender all such Equity Units pursuant to the Offer, PVI LP will exchange, and/or cause SIB LP to exchange, as applicable, all such Equity Units without subjecting them to pro-ration, provided such Unitholders check Box C of the Letter of Transmittal and Election, “Odd Lots” in the accompanying Letter of Transmittal and Election and, if applicable, the Notice of Guaranteed Delivery. See Section 1 of the Offer to Exchange, “Number of Equity Units; Pro-ration; Fractional Units”.

Partners Limited (“Partners”) owns, directly or indirectly, or exercises control or direction over, 38,762,620 Equity Units as of the date hereof, representing approximately 52.90% of the issued and outstanding Equity Units. Partners has advised the Partnership that it does not intend to tender Equity Units pursuant to the Offer.

On October 26, 2021, the last full Trading Day (as defined herein) prior to the announcement of the Offer, the closing price per Equity Unit on the TSX Venture Exchange (the “TSXV”) was US$58.99 based on a US$/C$ exchange rate of 1.2376, being the daily US$/C $ average exchange rate provided by the Bank of Canada for October 26, 2021 (the “Exchange Rate”). The average closing price per Equity Unit on the TSXV over the 20 Trading Days preceding the announcement of the Offer was US$56.90 based on the Exchange Rate. The Equity Units did not trade on the TSXV on September 28, 2021, September 30, 2021, October 6, 2021, October 7, 2021, October 12, 2021, October 14, 2021, October 15, 2021, October 22, 2021 and October 25, 2021. Unitholders are urged to obtain current market quotations for the Equity Units. See Section 10 of the Circular, “Price Range of Equity Units; Distributions; Previous Sales and Purchases of Securities; Previous Distributions of Equity Units”.

Neither PVI LP nor the PVI LP Board (as defined herein) makes any recommendation to any Unitholder as to whether to deposit or refrain from depositing Equity Units. Unitholders are urged to evaluate carefully all information in the Offer, including the risk factors set forth in Section 7 of the Circular, “Risk Factors”, and to consult their own investment and tax advisors and make their own decisions on whether to deposit Equity Units to the Offer and, if so, how many Equity Units to deposit.

Unitholders should carefully consider the income tax consequences of accepting the Offer. See Section 14 of the Circular, “Certain Material Canadian Federal Income Tax Considerations”.

Any Unitholder who wishes to deposit all or any portion of their Equity Units under the Offer should complete and sign the Letter of Transmittal and Election (or a manually executed photocopy thereof) in accordance with the instructions in such Letter of Transmittal and Election and deliver it and all other required documents to TSX Trust Company, as Depositary (the “Depositary”), and deliver the unit certificates for such Equity Units to the Depositary in accordance with the instructions set forth in Section 3 of the Offer to Exchange, “Procedure for Depositing Equity Units”, or request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Any Non-Registered Unitholder should contact their broker, dealer, commercial bank, trust company or other nominee if the Unitholder wishes to deposit such Equity Units. Any Unitholder who wishes to deposit Equity Units and whose certificates for such Equity Units are not immediately available must deposit such Equity Units by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Exchange, “Procedure for Depositing Equity Units”.

Unless otherwise indicated, all dollar amounts in the Offer are in U.S. dollars.

The Offer expires at 5:00 p.m. (Toronto time) on December 7, 2021 unless extended, varied or withdrawn

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Unitholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, PVI LP may, in its sole judgment, take such action as it may deem necessary to extend the Offer to Unitholders in such jurisdiction.

November 1, 2021

INFORMATION FOR UNITED STATES UNITHOLDERS ONLY

This Offer is made by PVI LP for securities of PVI LP, a Canadian issuer, and while the Offer is subject to the disclosure requirements of the province of Ontario and the other provinces of Canada, U.S. Unitholders should be aware that these disclosure requirements are different from those of the United States. The financial statements included or incorporated herein by reference have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Thus, such financial statements may not be comparable to financial statements of the United States companies. The enforcement by investors of civil liabilities under U.S. federal securities laws may be adversely affected by the fact that PVI LP is formed under the provincial laws of Ontario and that in all cases the trustees and officers of PVI Management Trust (the “PVI LP General Partner”) the general partner of PVI LP are residents of Canada or countries other than the United States. Enforcement of civil liabilities under U.S. securities laws may further be adversely affected by the fact that some or all of the experts named in the Offer may be residents of Canada.

U.S. Unitholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law which may not be described herein.

FORWARD LOOKING STATEMENTS

The Offer and the Circular includes certain statements that are “forward looking statements” within the meaning of certain securities laws, including under applicable Canadian securities legislation. Forward looking statements may include, but are not limited to, comments with respect to the Offer, as well as statements with respect to the Partnership’s beliefs, plans, objectives, expectations, anticipations, estimates and intentions. Such statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “may increase,” “may fluctuate,” and similar expressions of future or conditional verbs, such as “will,” “should,” “would,” and “could.”

By their very nature, forward looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the risk that predictions and other forward looking statements will not prove to be accurate. Do not unduly rely on forward looking statements, as a number of important factors, many of which are beyond the Partnership’s control, could cause actual results to differ materially from the estimates and intentions expressed in such forward looking statements. These factors include, but are not limited to: fluctuations in value of investments, foreign currency exposure, leverage and other risks and factors detailed in the AIF under the heading “Risk Factors” as well as in other documents filed from time to time by the Partnership with the Canadian securities regulators.

When relying on forward looking statements to make decisions with respect to the Offer, investors and others should carefully consider the preceding factors, other uncertainties and potential events. The Partnership does not undertake to update any forward looking statements, whether written or oral, that may be made from time to time by or on its behalf.

ADDITIONAL INFORMATION

The following documents, which have been filed with the securities commissions or similar authorities in Canada, are specifically incorporated by reference in the Offer to Exchange and the Circular:

(a)	PVI LP’s annual information form for fiscal year ended December 31, 2020 filed on SEDAR on October 27, 2021 (the “AIF”);

(b)

PVI LP’s unaudited interim condensed and consolidated financial statements (the “Interim Financials”) as of June 30, 2021 and December 31, 2020 and for the three and six months ended June 30, 2021 and 2020 and management’s discussion and analysis thereon filed on SEDAR on August 26, 2021, excluding the page 10 reference that no review has been performed; and

(c)	PVI LP’s audited consolidated financial statements (the “Annual Financials”) as of December 31, 2020 and 2019 together with the auditor’s report thereon and management’s discussion and analysis

(together with management’s discussion and analysis with respect to the Interim Financials, the “MD&As”) thereon filed on SEDAR on March 24, 2021.

Any statement contained in or contents of a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded, for the purposes of the Offer to Exchange and the Circular, to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement or contents. The modifying or superseding statement need not state that it has modified or superseded a prior statement or contents, or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purposes that the modified or superseded statement or contents, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement or contents so modified or superseded will not be deemed, in its unmodified or non-superseded form, to constitute a part of the Offer to Exchange and the Circular.

Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of the PVI LP General Partner at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda. These documents are also available through the internet on SEDAR which can be accessed at www.sedar.com.

Any document of the type required by Item 11.1 of Form 44-101F1 – Short Form Prospectus to be incorporated by reference into a short form prospectus, including any annual information forms, material change reports (except confidential material change reports), business acquisition reports, interim financial statements, audited annual financial statements, management’s discussion and analysis and information circulars filed by PVI with securities authorities in Canada on SEDAR at www.sedar.com after the date of the Offer to Exchange and the Circular and before the Expiration Date, are deemed to be incorporated by reference into this Circular.

SUMMARY

This summary is qualified in its entirety by reference to the full text and more specific details in the Offer.

Purpose; Background to the Offer

The Offer by PVI LP represents an effective use of the financial resources of the Partnership and its subsidiaries. The Equity Units are listed on the TSXV under the symbol “PVF.UN” and the average number of Equity Units traded over the last year was 19,299 per month. PVI LP is offering to exchange, and cause SIB LP to exchange, up to 8,000,000 Equity Units to provide liquidity to Unitholders who tender their Equity Units to the Offer. PVI LP is offering to acquire Equity Units by way of a substantial issuer bid since there is not a liquid market for the Equity Units, which means that it is unlikely that Unitholders would be able to realize in the market the fair market value of an Equity Unit indicated in the Valuation (see Section 13 of the Circular, “Valuation”). Accordingly, the Offer is being made to provide liquidity options to Unitholders who would like to realize liquidity over time. This will allow Unitholders to earn an increased levered return from the Partnership’s investment in Brookfield Asset Management Inc. (“Brookfield”) on a per unit basis.

See Section 8 of the Circular, “Purpose and Effect of the Offer; Background to the Offer”.

Number of Equity Units to be Exchanged

Up to 8,000,000 Equity Units, with up to 5,800,000 Equity Units in exchange for the Option A Consideration and up to 2,200,000 Equity Units in exchange for the Option B Consideration. See Section 1 of the Circular, “Number of Equity Units; Pro-ration; Fractional Units”.

Option A Consideration per Equity Unit to be Exchanged

US$43.75 and 0.35 PVI LP Series 2 Consideration Units, 0.35 PVI LP Series 3 Consideration Units and 0.35 PVI LP Series 4 Consideration Units for each Equity Unit.

Unitholders who choose to exchange their Equity Units for Option A Consideration will receive an allocation of income from PVI LP in respect of certain dividends received by PVI LP. See the discussion under Section 14 of the Circular, “Certain Material Canadian Federal Income Tax Considerations”.

Option B Consideration per Equity Unit to be Exchanged

0.84 PVI LP Series 2 Consideration Units, 0.84 PVI LP Series 3 Consideration Units and 1.12 PVI LP Series 4 Consideration Units for each Equity Unit, or, in the case of Canadian Corporate Unitholders, 0.90 SIB LP Series 1 Consideration Units, 0.90 SIB LP Series 2 Consideration Units and 0.90 SIB LP Series 3 Consideration Units for each Equity Unit.

Please note that the SIB LP Consideration Units will only be issued to Canadian Corporate Unitholders.

In addition, PVI LP will not accept for exchange or exchange any Equity Units deposited in exchange for SIB LP Consideration Units if the number of such Equity Units deposited is less than 285,000 Equity Units (the “Option B Corporate Threshold”).

Unitholders who choose to exchange their Equity Units for Option B Consideration in the form of PVI LP Consideration Units will receive, but Unitholders who choose to exchange their Equity Units for Option B Consideration in the form of SIB LP Consideration Units will not receive, an allocation of income from PVI LP in respect of certain dividends received by PVI LP. See the discussion under Section 14 of the Circular, “Certain Material Canadian Federal Income Tax Considerations”.

PVI LP Consideration Units

Other than the mandatory redemption dates as further described below, the PVI LP Series 2 Consideration Units, PVI LP Series 3 Consideration Units and PVI LP Series 4 Consideration Units shall have identical terms. Holders of the PVI LP Consideration Units will be entitled to receive quarterly fixed cumulative preferential distributions, with an annual rate equal to US$1.00 per PVI LP Consideration Unit (equivalent to an expected 4% annual yield on the redemption price (excluding, for purposes of this calculation, any accrued and unpaid distributions owing) of US$25.00 of the PVI LP Consideration Units).

The PVI LP Consideration Units are not retractable at the option of the holder. On the fifth anniversary date of the date on which the PVI LP Consideration Units are issued under the Offer (the “PVI Initial Issue Date”), the Partnership shall redeem all of the PVI LP Series 2 Consideration Units. On the tenth anniversary of the PVI Initial Issue Date, the Partnership shall redeem all of the PVI LP Series 3 Consideration Units. On the fifteenth anniversary of the PVI Initial Issue Date, the Partnership shall redeem all of the PVI LP Series 4 Consideration Units. In each case, the redemption price shall be a per unit sum equal to US$25.00, together with all accrued and unpaid distributions thereon.

With respect to the payment of distributions and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Partnership, the PVI LP Consideration Units rank: (a) senior to the Equity Units; and (b) on parity with every other series of the PVI LP Preferred LP Units. The PVI LP Consideration Units are subordinate to all indebtedness of the Partnership and any renewals, extensions, restructurings, refinancings and refundings thereof. In the event of the liquidation, dissolution or winding-up of the Partnership, the holders of the PVI LP Consideration Units will be entitled to receive US$25.00 per unit, together with all accrued and unpaid distributions thereon.

The holders of the PVI LP Consideration Units shall not have any right to act for or manage the Partnership or (except as otherwise provided by law and except for meetings of the holders of the PVI LP Preferred LP Units as a class and meetings of all holders of PVI LP Consideration Units as a series, in each case in respect of matters which limited partners may vote under the PVI LP LPA and Ontario law) be entitled to receive notice of, attend, or vote at, any meeting of unitholders of the Partnership.

SIB LP Consideration Units

Other than the mandatory redemption dates as further described below, the SIB LP Series 1 Consideration Units, SIB LP Series 2 Consideration Units and SIB LP Series 3 Consideration Units shall have identical terms.

Holders of the SIB LP Consideration Units will be entitled to receive quarterly fixed cumulative preferential distributions, with an annual rate equal to US$1.00 per SIB LP Consideration Unit (equivalent to an expected 4% annual yield on the redemption price (excluding, for purposes of this calculation, any accrued and unpaid distributions owing) of US$25.00 of the SIB LP Consideration Units). Generally, taxable income of SIB LP will be allocated to each Unitholder based on the proportion of distributions paid to the Unitholder as compared to the distributions paid to all other Unitholders.

The SIB LP Consideration Units are not retractable at the option of the holder. On the fifth anniversary date of the date on which the SIB LP Consideration Units are issued under the Offer (the “SIB Initial Issue Date”), SIB LP shall redeem all of the SIB LP Series 1 Consideration Units. On the tenth anniversary of the SIB Initial Issue Date, SIB LP shall redeem all of the SIB LP Series 2 Consideration Units. On the fifteenth anniversary of the SIB Initial Issue Date, SIB LP shall redeem all of the SIB LP Series 3 Consideration Units. In each case, the redemption price shall be a per unit sum equal to US$25.00, together with all accrued and unpaid distributions thereon.

In the event of the liquidation, dissolution or winding-up of SIB LP, the holders of the SIB LP Consideration Units will be entitled to receive US$25.00 per unit, together with all accrued and unpaid distributions thereon. With respect to the payment of distributions and in the distribution of assets in the event of the liquidation, dissolution or winding-up of SIB LP, the SIB LP Consideration Units rank: (a) senior to the SIB LP Equity Units; and (b) on parity with every other series of SIB LP Preferred LP Units.

The SIB LP Consideration Units will be guaranteed by the Partnership. The Partnership will irrevocably and unconditionally guarantee on a subordinated basis in full (the “Guarantee”) the payment of (the “SIB LP Consideration Unit Guaranteed Obligations”):

1. all accumulated, accrued and unpaid distributions that have been declared on the SIB LP Consideration Units out of funds legally available for such distributions;

2. the applicable redemption price of US$25.00 plus all accumulated, accrued and unpaid distributions to the date of redemption, with respect to any SIB LP Consideration Units subject to redemption by SIB LP; and

3. upon a voluntary or involuntary dissolution, winding-up or termination of SIB LP, the aggregate of the liquidation preference of US$25.00 and all accumulated, accrued and unpaid distributions on the SIB LP Consideration Units, whether or not declared, without regard to whether SIB LP has sufficient assets to make full payment as required on liquidation.

The Guarantee is subordinated to: (a) all financial liabilities and obligations of the Partnership to the holders of the PVI LP Preferred LP Units; and (b) all indebtedness of the Partnership and any renewals, extensions, restructurings, refinancings and refundings thereof.

The holders of the SIB LP Consideration Units shall not have any right to act for or manage SIB LP or (except as otherwise provided by law and except for meetings of the holders of the SIB LP Preferred LP Units as a class and meetings of all holders of SIB LP Consideration Units as a series, in each case in respect of matters which limited partners may vote under the SIB LP LPA) be entitled to receive notice of, attend, or vote at, any meeting of unitholders of SIB LP.

Currency of Cash Payments

The Cash Consideration will be denominated in U.S. dollars and payments of cash amounts owing to depositing Unitholders will be made in U.S. dollars unless a Unitholder elects to receive the Canadian dollar equivalent of such payment by making such election in Box H of the Letter of Transmittal and Election.

Pro-ration and Odd Lots

In the event of an Option A Over-Subscription, PVI LP will, upon the terms and subject to the conditions of the Offer, exchange on a pro-rata basis (with adjustments to avoid the exchange of fractional Equity Units) from the holders who have validly elected the Option A Consideration only the Option A Maximum Amount of Equity Units for the Option A Consideration per Equity Unit.

In the event of an Option B Over-Subscription, PVI LP will, upon the terms and subject to the conditions of the Offer, exchange or cause SIB LP to exchange on a pro-rata basis (with adjustments to avoid the exchange of fractional Equity Units) from the holders who have validly elected the Option B Consideration only the Option B Maximum Amount of Equity Units for the Option B Consideration per Equity Unit. Any Equity Units not acquired as a result of pro-ration will be returned to Unitholders and will not be exchanged.

The amount of the Option A Consideration and the Option B Consideration provided to Unitholders is subject to adjustment for pro-ration and fractional PVI LP Consideration Units and fractional SIB LP Consideration Units, as described herein. See Section 1 of the Offer to Exchange, “Number of Equity Units; Pro-ration; Fractional Units”.

In order to minimize “Odd Lot” remainders for Unitholders who own, beneficially or of record, fewer than 100 Equity Units, and who tender all such Equity Units, PVI LP will exchange and/or cause SIB LP to exchange, as applicable, all such Equity Units without subjecting them to pro-ration, provided such Unitholders check Box C, “Odd Lots” in the accompanying Letter of Transmittal and Election and, if applicable, the Notice of Guaranteed Delivery. See Section 1 of the Offer to Exchange, “Number of Equity Units; Pro-ration; Fractional Units”.

Delivery Procedures

Each Unitholder wishing to deposit Equity Units pursuant to the Offer must either (a) complete and sign a Letter of Transmittal and Election (in accordance with the instructions in such Letter of Transmittal and Election) and deliver, together with all other required documents, to the Depositary, along with the unit certificate(s) for the Equity Units being deposited pursuant to the Offer, or (b) tender by following the CDS procedures for book-entry transfer into the Depositary’s account at CDS.

A Unitholder who is not able to deliver the certificate(s) for the Equity Units being deposited pursuant to the Offer or who does not tender through CDS must follow the guaranteed delivery procedure described in Section 3 of the Offer, “Procedure for Depositing Equity Units”. A Unitholder who wishes to deposit Equity Units under the Offer and who holds Equity Units through an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Equity Units under the Offer.

Trustees, Major Unitholders and Officers

No person owns more than 10% of the Equity Units other than Partners which owns, directly or indirectly, or exercises control or direction over, 38,762,620 Equity Units as of the date hereof, representing approximately 52.90% of the issued and outstanding Equity Units.

Partners has advised the Partnership that it does not intend to tender Equity Units pursuant to the Offer. Brian D. Lawson, a trustee of the PVI LP General Partner, has advised the Partnership that he may tender Equity Units pursuant to the Offer.

Position of PVI LP and the Trustees of the PVI LP General Partner

To the knowledge of PVI LP, after reasonable enquiry, no person (other than Brian D. Lawson) named under “Interest of Trustees and Officers; Transactions and Arrangements Concerning the Offer — Ownership of PVI LP” in Section 11 of the Circular will be depositing any Equity Units pursuant to the Offer.

Brokerage Commissions	None.

Conditions of the Offer

PVI LP reserves the right to withdraw the Offer and not take up and exchange Equity Units deposited under the Offer and/or not cause SIB LP to take up and exchange any Equity Units deposited under the Offer unless the conditions described under Section 5 in the Offer to Exchange are satisfied or waived. In addition, PVI LP will not accept for exchange or exchange any Equity Units deposited in exchange for SIB LP Consideration Units if the number of such Equity Units deposited is less than the Option B Corporate Threshold. Any Equity Units not acquired as a result of the foregoing conditions not being satisfied or waived will be returned to Unitholders and will not be exchanged.

Expiration Date	December 7, 2021 at 5:00 p.m. (Toronto time) or such later date and time to which the Offer may be extended by PVI LP.

Payment Date

PVI LP will take up and exchange Equity Units, and/or cause SIB LP to take up and exchange Equity Units, as applicable, as soon as practicable after the Expiration Date, and in any event within 10 days after the Expiration Date. PVI LP will exchange, and/or cause SIB LP to exchange, as applicable, such Equity Units within three Business Days after taking up the Equity Units.

Withdrawal Rights

Deposited Equity Units may be withdrawn at any time until the Equity Units have been taken up by PVI LP and/or SIB LP, as applicable. Once the Equity Units have been taken up by PVI LP and/or SIB LP, as applicable, deposited Equity Units may be withdrawn if they are not paid for within three Business Days of having been taken up. See Section 4 of the Offer to Exchange, “Withdrawal Rights”.

Where (i) there is a variation in the terms of the Offer before the Expiration Date or (ii) a change occurs in the information contained in the Offer or Circular (as amended from time to time), either before the Expiration Date or after the Expiration Date but before the expiry of all rights of withdrawal in respect of the Offer, that would reasonably be expected to affect the decision of a Unitholder to accept or reject the Offer, any Equity Units deposited under the Offer but not yet taken up by PVI LP and/or SIB LP, as applicable, may be withdrawn by or on behalf of the depositing Unitholder at any time before the expiration of 10 days from the date of mailing or other communication of the notice of such respective variation or change.

Valuation

On October 26, 2021, the Valuator delivered its Valuation to the PVI LP Board. The Valuation has been prepared in compliance with the provisions of applicable Canadian securities laws. The Valuation, dated October 26, 2021 and effective as at October 26, 2021, contains the Valuator’s opinion that, based on the scope of their review and subject to the qualifications, assumptions and restrictions provided therein:

•   the fair market value of an Equity Unit ranges from US$78.35 to US$92.03 per Equity Unit;

•   the fair market value of each PVI LP Consideration Unit is US$25.00; and

•   the fair market value of each SIB LP Consideration Unit is US$25.00.

See Section 13 of the Circular, “Valuations” and the complete copy of the Valuation attached to the Circular as Schedule “A”. Unitholders should carefully review and consider the Valuation in its entirety. The Valuation is subject to the qualifications, assumptions and restrictions set out therein.

Tax Considerations	Unitholders should carefully consider the income tax consequences of accepting the Offer. See Section 14 of the Circular, “Certain Material Canadian Federal Income Tax Consequences”.

A Canadian Corporate Unitholder that validly elects to receive the Option B Consideration in the form of SIB LP Consideration Units in exchange for the Canadian Corporate Unitholder’s Equity Units may file a valid tax election form pursuant to subsection 97(2) of the Tax Act (the “Tax Election Form”, and any corresponding form under provincial or territorial tax legislation) to obtain a full or partial deferral of a capital gain otherwise arising on the exchange of such Equity Units, depending on the Elected Amount (as defined below) and the adjusted cost base to the Canadian Corporate Unitholder of such Equity Units immediately before such exchange.

Listings and Risk Factors

Neither the PVI LP Consideration Units nor the SIB LP Consideration Units are listed on any securities exchange. There is no market through which the PVI LP Consideration Units or the SIB LP Consideration Units may be sold and as a result Unitholders may not be able to resell such securities. There can be no assurance that such securities will be listed or a trading market will develop for the PVI LP Consideration Units or the SIB LP Consideration Units, or if developed, that such a market will be sustained.

An investment in PVI LP Consideration Units and the SIB LP Consideration Units is subject to a number of other risks. Unitholders should carefully consider the risk factors set forth in Section 7 of the Circular, “Risk Factors”.

Ratings	No rating has been obtained for the Partnership or for the PVI LP Consideration Units or the SIB LP Consideration Units.

Further Information Regarding the Offer

Contact the Depositary or consult your broker. The addresses and telephone number of the Depositary are set out in the Letter of Transmittal and Election and on the back cover of the Offer and Circular.

No person has been authorized to make any recommendation on behalf of PVI LP as to whether Unitholders should deposit or refrain from depositing Equity Units pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the offer other than as set forth in the Offer or in the Letter of Transmittal and Election. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by PVI LP.

DEFINITIONS

In the Offer and the Circular, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:

“affiliate” unless otherwise indicated, has the meaning ascribed thereto in the Securities Act (Ontario);

“AIF” means the annual information form of PVI LP for the fiscal year ended December 31, 2020 filed on SEDAR on October 27, 2021;

“Annual Financials” means PVI LP’s audited consolidated financial statements as of December 31, 2020 and 2019 filed on SEDAR on March 24, 2021;

“associate” unless otherwise indicated, has the meaning ascribed thereto in the Securities Act (Ontario);

“Brookfield” means Brookfield Asset Management Inc.;

“Business Day” means any day of the week, other than a Saturday or Sunday or a statutory or civic holiday observed in Toronto, Ontario;

“C$” means Canadian dollars;

“Canadian Corporate Unitholder” means a Unitholder that is a “taxable Canadian corporation” for purposes of the Tax Act;

“Cash Consideration” means US$43.75 per Equity Unit;

“CDS” means CDS Clearing and Depository Services Inc.;

“Circular” means the issuer bid circular accompanying the Offer to Purchase and forming part of the Offer;

“Consideration Unit Certificates” has the meaning ascribed thereto in Section 6 of the Offer to Exchange, “Acceptance for Payment and Payment for Units”;

“CRA” means the Canadian Revenue Agency;

“Depositary” means TSX Trust Company ;

“Deposited Equity Units” means Equity Units validly deposited pursuant to the Offer;

“Elected Amount” has the meaning ascribed thereto in Section 14 of the Circular, “Certain Material Canadian Federal Income Tax Considerations”;

“Election Deadline” has the meaning ascribed thereto in Section 14 of the Circular, “Certain Material Canadian Federal Income Tax Considerations”;

“Eligible Institution” means a Canadian Schedule I chartered bank, a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada and/or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States;

“Equity LP NCIB” has the meaning ascribed thereto in Section 10 of the Circular, “Price Range of Equity Units; Distributions; Previous Sales and Purchases of Securities; Previous Distributions of Equity Units”;

“Equity LP Unit” has the meaning ascribed thereto in the PVI LP LPA;

“Equity Units” means the Equity LP Units;

“Exchange Rate” means a US$/C$ exchange rate of 1.2376, being the daily US$/C$ average exchange rate provided by the Bank of Canada for October 26, 2021;

“Expiration Date” means 5:00 p.m. (Toronto time) on December 7, 2021, unless PVI LP, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by PVI LP, shall expire;

“Guarantee” means the subordinated guarantee provided by PVI LP in respect of payment obligations of SIB LP under the SIB LP Consideration Units;

“IFRS” means the international financial reporting standards issued by the International Accounting Standards Board that are applicable to public issuers in Canada;

“Independent Committee” means the independent committee of the PVI LP Board formed for the purpose of the Offer;

“Interim Financials” means PVI LP’s unaudited interim condensed and consolidated financial statements as of June 30, 2021 and December 31, 2020 and for the three and six months ended June 30, 2021 and 2020 filed on SEDAR on August 26, 2021;

“Letter of Transmittal and Election” means the letter of transmittal and election on blue paper in the form accompanying the Offer to Exchange;

“MD&As” means management’s discussion and analysis of the Interim Financials filed on SEDAR on August 26, 2021 and management’s discussion and analysis of the Annual Financials filed on SEDAR on March 24, 2021; and

“MI 61-101” means Multilateral Instrument 61-101, “Protection of Minority Security Holders in Special Transactions” of the Canadian Securities Administrators, as amended or replaced from time to time;

“Non-Registered Unitholder” means Unitholders whose Equity Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Offer to Exchange;

“OBCA” means Business Corporations Act (Ontario), as amended from time to time;

“Odd Lot” means the number of Equity Units held by or on behalf of a Unitholder that is less than a whole number of board lots, determined on an aggregate basis for each Unitholder; in the case of PVI LP, a board lot is equal to 100 Equity Units;

“Offer” means collectively the Offer to Exchange, the Circular, the related Letter of Transmittal and Election and the Notice of Guaranteed Delivery;

“Offer to Exchange” means the offer by PVI LP to exchange up to 5,800,000 Equity Units for the Option A Consideration and to exchange or cause SIB LP to exchange up to 2,200,000 Equity Units for the Option B Consideration;

“Option A Consideration” has the meaning ascribed thereto on the cover page;

“Option A Maximum Amount” has the meaning ascribed thereto on the cover page;

“Option A Over-Subscription” means the proper deposit of greater than 5,800,000 Equity Units to the Offer which have been elected to receive the Option A Consideration on or prior to the Expiration Date, which Equity Units are not withdrawn in accordance with Section 4 of the Offer to Exchange, “Withdrawal Rights”;

“Option A Post-Offer Odd Lot Exchange” has the meaning ascribed thereto in Section 1 of the Offer to Exchange, “Number of Equity Units; Pro-ration; Fractional Units”;

“Option B Consideration” has the meaning ascribed thereto on the cover page;

“Option B Corporate Threshold” has the meaning ascribed thereto on the cover page;

“Option B Maximum Amount” has the meaning ascribed thereto on the cover page;

“Option B Over-Subscription” means the proper deposit of greater than 2,200,000 Equity Units to the Offer which have been elected to receive the Option B Consideration on or prior to the Expiration Date, which Equity Units are not withdrawn in accordance with Section 4 of the Offer to Exchange, “Withdrawal Rights”;

“Option B Post-Offer Odd Lot Exchange” has the meaning ascribed thereto in Section 1 of the Offer to Exchange, “Number of Equity Units; Pro-ration; Fractional Units”;

“Partners” means Partners Limited;

“PVI Initial Issue Date” means the date on which the PVI LP Consideration Units are issued under the Offer;

“PVI LP” or the “Partnership” means Partners Value Investments LP;

“PVI LP Board” means the board of trustees of the PVI LP General Partner;

“PVI LP Consideration Units” means collectively, the PVI LP Series 2 Consideration Units, the PVI LP Series 3 Consideration Units and the PVI LP Series 4 Consideration Units;

“PVI LP General Partner” means PVI Management Trust, the general partner of PVI LP;

“PVI LP General Partner Unit” has the meaning ascribed to the term “General Partner Unit” in the PVI LP LPA;

“PVI LP LPA” means the amended and restated limited partnership agreement of PVI LP dated June 30, 2016, as amended by a first amendment to the amended and restated limited partnership agreement of PVI LP dated August 20, 2020 and as amended by a second amendment to the amended and restated limited partnership agreement of PVI LP dated October 27, 2021;

“PVI LP Preferred LP Unit” has the meaning ascribed to the term “Preferred LP Unit” in the PVI LP LPA;

“PVI LP Series 2 Consideration Units” means the Class A Preferred Limited Partnership Units, Series 2 in the capital of PVI LP;

“PVI LP Series 3 Consideration Units” means the Class A Preferred Limited Partnership Units, Series 3 in the capital of PVI LP;

“PVI LP Series 4 Consideration Units” means the Class A Preferred Limited Partnership Units, Series 4 in the capital of PVI LP;

“PVII” means Partners Value Investments Inc.;

“PVS” means Partners Value Split Corp.;

“Reorganization” has the meaning ascribed thereto in Section 1 of the Circular, “Certain Information Concerning PVI LP”;

“Series 1 Preferred Units” means the Class A Preferred Limited Partnership Units, Series 1, in the capital of PVI LP;

“SIB Initial Issue Date” means the date on which the SIB LP Consideration Units are issued under the Offer;

“SIB LP” means PVI SIB LP;

“SIB LP Board” means the board of directors of the SIB LP General Partner;

“SIB LP Consideration Units” means collectively, the SIB LP Series 1 Consideration Units, the SIB LP Series 2 Consideration Units and the SIB LP Series 3 Consideration Units;

“SIB LP Equity Unit” has the meaning ascribed to the term “Equity Unit” in the SIB LP LPA;

“SIB LP General Partner” means PVII (Canada) GP Inc., the general partner of SIB LP;

“SIB LP General Partner Unit” has the meaning ascribed to the term “General Partner Unit” in the SIB LP LPA;

“SIB LP GP Shares” means the common shares of the SIB LP General Partner;

“SIB LP Junior Securities” has the meaning ascribed thereto in Section 6 of the Circular, “Option B Consideration and the SIB LP Consideration Units”;

“SIB LP LPA” means the limited partnership agreement of SIB LP dated October 26, 2021;

“SIB LP Parity Securities” has the meaning ascribed thereto in Section 6 of the Circular, “Option B Consideration and the SIB LP Consideration Units”;

“SIB LP Preferred LP Unit” has the meaning ascribed to the term “Preferred LP Unit” in the SIB LP LPA;

“SIB LP Senior Securities” has the meaning ascribed thereto in Section 6 of the Circular, “Option B Consideration and the SIB LP Consideration Units”;

“SIB LP Series 1 Consideration Units” means the Class A Preferred Limited Partnership Units, Series 1 in the capital of SIB LP;

“SIB LP Series 2 Consideration Units” means the Class A Preferred Limited Partnership Units, Series 2 in the capital of SIB LP;

“SIB LP Series 3 Consideration Units” means the Class A Preferred Limited Partnership Units, Series 3 in the capital of SIB LP;

“SIFT Rules” has the meaning ascribed thereto in Section 14 of the Circular, “Certain Material Canadian Federal Income Tax Considerations”;

“SIFT Tax” has the meaning ascribed thereto in Section 14 of the Circular, “Certain Material Canadian Federal Income Tax Considerations”;

“Special Income Allocation Amount” has the meaning ascribed thereto in Section 14 of the Circular, “Certain Material Canadian Federal Income Tax Considerations”;

“SubCo” means PVII Subco Inc.;

“Tax Act” means the Income Tax Act (Canada);

“Tax Election Form” has the meaning ascribed thereto in Section 14 of the Circular, “Certain Material Canadian Federal Income Tax Considerations”;

“Tax Proposals” has the meaning ascribed thereto in Section 14 of the Circular, “Certain Material Canadian Federal Income Tax Considerations”;

“Trading Day” means any trading day on which trading occurs on the TSXV;

“TSXV” means the TSX Venture Exchange;

“Unitholders” means holders of Equity Units, whether registered or beneficial;

“US$” means United States dollars;

“Valuation” means the valuation report of the Valuator dated October 26, 2021; and

“Valuator” means Koger Valuations Inc.

OFFER TO EXCHANGE

To the Holders of Equity Units of Partners Value Investments LP:

Partners Value Investments LP (“PVI LP” or the “Partnership”) hereby offers to all holders (“Unitholders”) of its Equity LP Units (the “Equity Units”) the right to exchange up to 5,800,000 Equity Units (the “Option A Maximum Amount”) validly tendered and not properly withdrawn for aggregate consideration, per Equity Unit, of US$ 43.75 (the “Cash Consideration”) and 1.05 newly issued Class A Preferred Limited Partnership Units in the capital of PVI LP (the (the “PVI LP Consideration Units”) issued in three series, being 0.35 of Series 2 units (the “PVI LP Series 2 Consideration Units”), 0.35 of Series 3 units (the “PVI LP Series 3 Consideration Units”) and 0.35 of Series 4 units (the “PVI LP Series 4 Consideration Units”), each unit with a redemption price of US$25.00 (plus accrued and unpaid distributions) on the terms and conditions as described herein (together with the Cash Consideration, the “Option A Consideration”).

As an alternative, Unitholders will have the right to exchange up to 2,200,000 Equity Units (the “Option B Maximum Amount”) validly tendered and not properly withdrawn for aggregate consideration, per Equity Unit, of 2.8 PVI LP Consideration Units issued in three series, being 0.84 of PVI LP Series 2 Consideration Units, 0.84 of PVI LP Series 3 Consideration Units and 1.12 of PVI LP Series 4 Consideration Units, or, in the case of Canadian Corporate Unitholders, 2.70 Class A Preferred Limited Partnership Units (the “SIB LP Consideration Units”) in the capital of PVI SIB LP (the “SIB LP”), a subsidiary of the Partnership, issued in three series, being 0.90 of Series 1 units (the “SIB LP Series 1 Consideration Units”), 0.90 of Series 2 units (the “SIB LP Series 2 Consideration Units”) and 0.90 of Series 3 units (the “SIB LP Series 3 Consideration Units”), each unit with a redemption price of US$25.00 (plus accrued and unpaid distributions), the redemption and distribution amounts owing thereon to be guaranteed on a subordinated basis by PVI LP and on the other terms and conditions described herein (the “Option B Consideration”).

Please note that the SIB LP Consideration Units will only be issued to Canadian Corporate Unitholders.

Unitholders whose names appear in the register of holders of the Equity Units maintained on or on behalf of the Partnership must make an election for each Equity Unit held of the Option A Consideration or the Option B Consideration in the Letter of Transmittal and Election. Canadian Corporate Unitholders must make such election in Box A of the Letter of Transmittal and Election and all other Unitholders must make such election in Box B of the Letter of Transmittal and Election. Unitholders whose Equity Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (“Non-Registered Unitholders”) should contact such person or institution if the Unitholder wishes to deposit such Equity Units. Failure by a Unitholder to make a proper election will result in the Equity Units so deposited being returned to such Unitholder.

In addition, PVI LP will not accept for exchange or exchange any Equity Units deposited by Canadian Corporate Unitholders who have elected to receive the Option B Consideration if the number of such Equity Units deposited by such holders is less than 285,000 Equity Units (the “Option B Corporate Threshold”).

Neither the PVI LP Consideration Units nor the SIB LP Consideration Units are listed on any securities exchange. There is no market through which the PVI LP Consideration Units or the SIB LP Consideration Units may be sold and as a result Unitholders may not be able to resell such securities. There can be no assurance that such securities will be listed or a trading market will develop for the PVI LP Consideration Units or the SIB LP Consideration Units, or if developed, that such a market will be sustained.

The offer and all deposits of Equity Units are subject to the terms and conditions set forth in the Offer to Exchange, the accompanying Issuer Bid Circular (the “Circular”), the related Letter of Transmittal and Election and the Notice of Guaranteed Delivery (which together constitute the “Offer”).

The Offer will commence on the date set forth below and expires at 5:00 p.m. (Toronto time) on December 7, 2021 unless extended, varied or withdrawn (the “Expiration Date”). PVI LP reserves the right to withdraw the Offer and not take up and exchange any Equity Units deposited under the Offer unless certain conditions are satisfied. See Section 5 of the Offer to Exchange, “Conditions of the Offer”.

Each Unitholder who has properly deposited Equity Units pursuant to the Offer and who has not withdrawn Equity Units will receive the Option A Consideration or the Option B Consideration, as applicable (subject to applicable withholding taxes), for all Equity Units exchanged upon the terms and subject to the conditions of the Offer including the provisions relating to pro-ration described herein. Equity Units not exchanged because of pro-ration or because the Option B Corporate Threshold is not satisfied will not be exchanged in the Offer and will be returned to the tendering Unitholder at PVI LP’s expense as promptly as practicable after the Expiration Date.

If the number of Equity Units properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Exchange, “Withdrawal Rights”) pursuant to the Offer which have been elected to receive the Option A Consideration is greater than the Option A Maximum Amount (an “Option A Over-Subscription”), PVI LP will, upon the terms and subject to the conditions of the Offer, exchange on a pro-rata basis (with adjustments to avoid the exchange of fractional Equity Units) from the holders who have validly elected the Option A Consideration only the Option A Maximum Amount of Equity Units for the Option A Consideration per Equity Unit. Any Equity Unit tendered for Option A Consideration but not acquired as a result of pro-ration will be returned to Unitholders and will not be exchanged.

If the number of Equity Units properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Exchange, “Withdrawal Rights”) pursuant to the Offer for which an election has been properly made to receive the Option B Consideration is greater than the Option B Maximum Amount (an “Option B Over-Subscription”), PVI LP will, upon the terms and subject to the conditions of the Offer, exchange or cause SIB LP to exchange on a pro-rata basis (with adjustments to avoid the exchange of fractional Equity Units) from the holders who have validly elected the Option B Consideration only the Option B Maximum Amount of Equity Units for the Option B Consideration per Equity Unit. Any Equity Units tendered for Option B Consideration but not acquired as a result of pro-ration will be returned to Unitholders and will not be exchanged.

In order to minimize “Odd Lot” remainders for Unitholders who own, beneficially or of record, fewer than 100 Equity Units, and who tender all such Equity Units pursuant to the Offer, PVI LP will exchange, and/or cause SIB LP to exchange, as applicable, all such Equity Units without subjecting them to pro-ration, provided such Unitholders check Box C, “Odd Lots” in the accompanying Letter of Transmittal and Election and, if applicable, the Notice of Guaranteed Delivery. See Section 1 of the Offer to Exchange, “Number of Equity Units; Pro-ration; Fractional Units”.

PVI LP WILL NOT ACCEPT FOR EXCHANGE OR EXCHANGE ANY EQUITY UNITS DEPOSITED FOR SIB LP CONSIDERATION UNITS IF THE NUMBER OF SUCH EQUITY UNITS DEPOSITED IS LESS THAN THE OPTION B CORPORATE THRESHOLD. THE OFFER IS NOT OTHERWISE CONDITIONAL UPON ANY MINIMUM NUMBER OF EQUITY UNITS BEING DEPOSITED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 5 OF THE OFFER TO EXCHANGE, “CONDITIONS OF THE OFFER”.

Neither PVI LP nor the PVI LP Board makes any recommendation to any Unitholder as to whether to deposit or refrain from depositing Equity Units. Unitholders are urged to evaluate carefully all information in the Offer, including the risk factors set forth in Section 7 of the Circular, “Risk Factors”, and to consult their own investment and tax advisors and make their own decisions on whether to deposit Equity Units to the Offer and, if so, how many Equity Units to deposit.

The accompanying Circular and Letter of Transmittal and Election contain important information and should be read carefully before making a decision with respect to the Offer.

1.	NUMBER OF UNITS; PRO-RATION; FRACTIONAL UNITS

Number of Units. Upon the terms and subject to the conditions of the Offer, PVI LP will accept for exchange up to 5,800,000 Equity Units, or such lesser number of Equity Units as are properly deposited at or prior to the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Exchange, “Withdrawal Rights”) for consideration per Equity Unit of the Option A Consideration and PVI LP will exchange or cause SIB LP to exchange up to 2,200,000 Equity Units, or such lesser number of Equity Units as are properly deposited at or prior to the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Exchange, “Withdrawal Rights”) for consideration per Equity Unit of the Option B Consideration, all pursuant to the Offer. Any Equity Units exchanged by PVI LP pursuant to the Offer will be cancelled and any Equity Units exchanged by SIB LP pursuant to the Offer will be held by SIB LP.

Pro-ration. If the number of Equity Units properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Exchange, “Withdrawal Rights”) pursuant to the Offer and for which the Option A Consideration is elected is less than or equal to 5,800,000 Equity Units, PVI LP will, upon the terms and subject to the conditions of the Offer, exchange all Equity Units deposited for aggregate consideration per Equity Unit of the Option A Consideration.

If the number of Equity Units properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Exchange, “Withdrawal Rights”) pursuant to the Offer and for which the Option B Consideration is less than or equal to 2,200,000 Equity Units, PVI LP will, upon the terms and subject to the conditions of the Offer, exchange or cause SIB LP to exchange all Equity Units deposited for aggregate consideration per Equity Unit of the Option B Consideration (subject to the Option B Corporate Threshold).

In the event of an Option A Over-Subscription, PVI LP will, upon the terms and subject to the conditions of the Offer, exchange the 5,800,000 Equity Units so deposited on a pro-rata basis (with adjustments to avoid the exchange of fractional Equity Units) for the Option A Consideration per Equity Unit. In addition, in order to minimize “Odd Lot” remainders for Unitholders who own, beneficially or of record, fewer than 100 Equity Units, and who tender all such Equity Units to the Offer, PVI LP will exchange all such Equity Units without subjecting them to pro-ration (the “Option A Post-Offer Odd Lot Exchange”), provided such Unitholders check Box C, “Odd Lots” in the accompanying Letter of Transmittal and Election and, if applicable, the Notice of Guaranteed Delivery. Promptly after it has made its determination as to pro-ration, PVI LP will determine the number of Equity Units to be exchanged under the Option A Post-Offer Odd Lot Exchange and will, upon the terms and subject to the conditions of the Offer, exchange such Equity Units concurrently with the 5,800,000 Equity Units to be exchanged by PVI LP pursuant to the Offer.

In the event of an Option B Over-Subscription, PVI LP will, upon the terms and subject to the conditions of the Offer, exchange or cause SIB LP to exchange the 2,200,000 Equity Units so deposited on a pro-rata basis (with adjustments to avoid the exchange of fractional Equity Units) for the Option B Consideration per Equity Unit. In addition, in order to minimize “Odd Lot” remainders for Unitholders who own, beneficially or of record, fewer than 100 Equity Units, and who tender all such Equity Units to the Offer, PVI LP will exchange or cause SIB LP to exchange all such Equity Units without subjecting them to pro -ration (the “Option B Post-Offer Odd Lot Exchange”), provided such Unitholders check Box C, “Odd Lots” in the accompanying Letter of Transmittal and Election and, if applicable, the Notice of Guaranteed Delivery. Promptly after it has made its determination as to pro-ration, PVI LP will determine the number of Equity Units to be exchanged under the Option B Post-Offer Odd Lot Exchange and will, upon the terms and subject to the conditions of the Offer, exchange or cause SIB LP to exchange such Equity Units concurrently with the 2,200,000 Equity Units to be exchanged by SIB LP pursuant to the Offer.

PVI LP and SIB LP’s determination of pro-ration (which will include any adjustments deemed necessary by the Partnership and SIB LP to avoid the exchange of fractional Equity Units) shall be final and binding on all parties.

Fractional PVI LP Consideration Units and SIB LP Consideration Units. The amount of the Option A Consideration and the Option B Consideration provided to Unitholders is subject to adjustment for pro-ration and fractional PVI LP Consideration Units and fractional SIB LP Consideration Units. No certificates representing fractional PVI LP Consideration Units or SIB LP Consideration Units shall be issued upon the surrender for exchange of certificates. In lieu of any such fractional units, each Unitholder will receive a cash payment in U.S. dollars (rounded down to the nearest cent) determined on the basis of an amount equal to US$25.00 multiplied by the fractional PVI LP Consideration Unit amount or the SIB LP Consideration Unit amount, as applicable.

In order to qualify for the Option A Post-Offer Odd Lot Exchange or the Option B Post-Offer Odd Lot Exchange, a Unitholder must own, beneficially or of record, fewer than 100 Equity Units (including Equity Units held by the Unitholder under separate certificates or in different accounts), must properly tender all such Equity Units pursuant to the Offer and must check Box C, “Odd Lots” in the accompanying Letter of Transmittal and Election and, if applicable, the Notice of Guaranteed Delivery.

2.	CONSIDERATION

All Unitholders who have properly deposited Equity Units pursuant to the Offer and not withdrawn their Equity Units will receive the Option A Consideration (including the Cash Consideration payable in cash) and/or the Option B Consideration (subject to applicable withholding taxes), for all Equity Units exchanged. PVI LP will take up and exchange, and/or cause SIB LP to take up and exchange, as applicable, such Equity Units as promptly as practicable, and in any event within 10 days after the Expiration Date. PVI LP will exchange, and/or will cause SIB LP to exchange, as applicable, such Equity Units within three Business Days after taking them up.

The Cash Consideration will be denominated in U.S. dollars and payments of cash amounts owing to depositing Unitholders will be made in U.S. dollars unless a Unitholder elects to receive the Canadian dollar equivalent of such payment by making such election in Box H of the Letter of Transmittal and Election. In addition, the redemption price and all amounts owing on the PVI LP Consideration Units and the SIB LP Consideration Units will be denominated in U.S. dollars and payments of cash amounts owing to the holders thereof will be made in U.S. dollars.

3.	PROCEDURE FOR DEPOSITING EQUITY UNITS

Proper Deposit of Equity Units. To deposit Equity Units pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal and Election (or a manually executed photocopy thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal and Election must be received by TSX Trust Company, as depositary (the “Depositary”) at the address set forth on the back cover of the Offer, by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Participants of the CDS Clearing and Depository Services Inc. (“CDS”) in Canada should contact such depositary with respect to the deposit of their Equity Units under the Offer. CDS will be issuing instructions to its participants as to the method of depositing such Equity Units under the terms of the Offer.

Canadian Corporate Unitholders must make an election of either the Option A Consideration or the Option B Consideration in Box A of the Letter of Transmittal and Election and all other Unitholders must make the same election in Box B of the Letter of Transmittal and Election, failing which the Letter of Transmittal and Election will be deemed to be invalid and the Equity Units deposited will be returned to such Unitholder.

Odd Lot holders who deposit all their Equity Units must complete Box C, “Odd Lots” in the Letter of Transmittal and Election and, if applicable, the Notice of Guaranteed Delivery in order to qualify for the preferential treatment available to Odd Lot holders as set forth in Section 1 of the Offer to Exchange, “Number of Equity Units; Pro-ration; Fractional Units”.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal and Election if (i) the Letter of Transmittal and Election is signed by the registered holder of the Equity Units exactly as the name of the registered holder appears on the certificate deposited therewith, and payment is to be made directly to such registered holder, or (ii) Equity Units are deposited for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal and Election must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal and Election. If a certificate representing Equity Units is registered in the name of a person other than the signer of a Letter of Transmittal and Election, or if payment is to be made, or certificates representing Equity Units not exchanged or deposited are to be issued to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

A Unitholder who wishes to deposit Equity Units under the Offer and whose certificate is registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Equity Units under the Offer.

Method of Delivery. The method of delivery of Equity Units and all other required documents is at the option and risk of the depositing Unitholder. If certificates for Equity Units are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Delivery will only be made upon actual receipt of such Equity Units by the Depositary.

Guaranteed Delivery. If a Unitholder wishes to deposit Equity Units pursuant to the Offer and cannot deliver certificates for such Equity Units or time will not permit all required documents to reach the Depositary by the Expiration Date, such Equity Units may nevertheless be deposited if all of the following conditions are met:

(a)	such deposit is made by or through an Eligible Institution;

(b)

a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by PVI LP is received by the Depositary at its Toronto office as set out in the Notice of Guaranteed Delivery by the Expiration Date; and

(c)

the certificates for all deposited Equity Units in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal and Election (or a manually executed photocopy thereof) relating to such Equity Units, with signatures guaranteed if so required in accordance with the Letter of Transmittal and Election, and any other documents required by the Letter of Transmittal and Election, are received by the Depositary at its Toronto office as set out in the Notice of Guaranteed Delivery before 5:00 p.m. (Toronto time) on or before the second Trading Day after the Expiration Date.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Toronto office of the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Equity Units deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Equity Units, a properly completed and duly executed Letter of Transmittal and Election (or a manually executed photocopy thereof) relating to such Equity Units, with signatures guaranteed if so required, and any other documents required by the Letter of Transmittal and Election.

Determination of Validity. All questions as to the number of Equity Units to be accepted, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Equity Units will be determined by PVI LP, in its sole discretion, which determination shall be final and binding on all parties. PVI LP reserves the absolute right to reject any or all deposits of Equity Units determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of PVI LP’s counsel, be unlawful. PVI LP also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any deposit of Equity Units. No deposit of Equity Units will be deemed to be properly made until all defects and irregularities have been cured or waived. None of PVI LP, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. PVI LP’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Election and the Notice of Guaranteed Delivery) will be final and binding.

Under no circumstances will interest be paid by PVI LP or the Depositary by reason of any delay in making payment to any person, including without limitation any delay arising because the Equity Units to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Equity Units is not made until after the date the payment for deposited Equity Units accepted for payment pursuant to the Offer is made by PVI LP.

Formation of Agreement. The proper deposit of Equity Units pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Unitholder and PVI LP, effective as of the Expiration Date, upon the terms and subject to the conditions of the Offer.

4.	WITHDRAWAL RIGHTS

Except as otherwise provided in this Section, deposits of Equity Units pursuant to the Offer will be irrevocable. Equity Units deposited pursuant to the Offer may be withdrawn at any time until the Equity Units have been taken up by PVI LP and/or SIB LP. Once the Equity Units have been taken up by PVI LP and/or SIB LP, deposited Equity Units may be withdrawn if they are not paid for within three Business Days of having been taken up.

Unless otherwise required or permitted by applicable law, if (i) before the Expiration Date there is a variation in the terms of the Offer (including any extension of the period during which Equity Units may be deposited under the Offer or any modification of any term or condition of the Offer, but excluding, unless otherwise required by applicable law, a variation which consists solely of an increase in the consideration offered pursuant to the Offer where the Expiration Date is not extended for a period of greater than 10 days or a variation which consists solely of a waiver of a condition of the Offer as listed in Section 5 of the Offer to Exchange, “Conditions of the Offer”), or (ii) before the Expiration Date or after the Expiration Date but before the expiry of all rights of withdrawal in respect of the Offer, a change occurs in the information contained in the Offer or in the Circular (as amended from time to time) that would reasonably be expected to affect the decision of a Unitholder to accept or reject the Offer, any Equity Units deposited under the Offer but not yet taken up by PVI LP and/or SIB LP may be withdrawn by or on behalf of the depositing Unitholder at any time before the expiration of 10 days from the date of mailing or other communication of the notice of such respective variation or change.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received in a timely manner by the Depositary at the place of deposit of the relevant Equity Units. Any such notice of withdrawal must be signed by or on behalf of the person who signed the Letter of Transmittal and Election that accompanied the Equity Units being withdrawn and must specify the name of the person who deposited the Equity Units to be withdrawn, the name of the registered holder, if different from that of the person who deposited such Equity Units, and the number of Equity Units to be withdrawn. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the depositing Unitholder must submit the serial numbers shown on the particular certificates evidencing the Equity Units to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Equity Units deposited by an Eligible Institution. A withdrawal of Equity Units deposited pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of the properly completed and executed written notice.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by PVI LP, in its sole discretion, which determination shall be final and binding. None of PVI LP, the Depositary, or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

Any Equity Units properly withdrawn will thereafter be deemed not deposited for purposes of the Offer. However, withdrawn Equity Units may be redeposited prior to the Expiration Date by again following any of the procedures described in Section 3 of the Offer to Exchange, “Procedure for Depositing Equity Units”.

If PVI LP extends the period of time during which the Offer is open, is delayed in its exchange of Equity Units or is unable to exchange Equity Units pursuant to the Offer for any reason, then, without prejudice to PVI LP’s rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of PVI LP all deposited Equity Units, and such Equity Units may not be withdrawn except to the extent depositing Unitholders are entitled to withdrawal rights as described in this Section 4 of the Offer to Exchange, “Withdrawal Rights”.

5.	CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, PVI LP shall not be required to (and shall not be required to cause SIB LP to) accept for exchange or exchange any Equity Units deposited and may terminate or cancel the Offer or may postpone the payment for Equity Units deposited if, at any time on or after the date of the Offer and Circular and at or before the take up of any such Equity Units, any of the following events shall have occurred (or shall have been determined by PVI LP to have occurred) which, in PVI LP’s sole judgment in any such case and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for exchange:

(a)

there shall have been threatened, instituted or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction, (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment for some or all of the Equity Units or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) that otherwise, in the sole judgment of PVI LP, has or may have a material adverse effect on the Equity Units or the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of PVI LP or Brookfield or has impaired or may materially impair the contemplated benefits of the Offer to PVI LP;

(b)

there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or PVI LP by any court, government or governmental authority or regulatory or administrative agency in any jurisdiction, that, in the sole judgment of PVI LP, might, directly or indirectly, result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of or materially impair the contemplated benefits of the Offer to PVI LP;

(c)

there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada or the United States, (iv) any limitation by any governmental, regulatory or administrative authority or agency or any other event that, in the sole judgment of PVI LP, might affect the extension of credit by banks or other lending institutions, (v) any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on PVI LP’s or Brookfield’s business, operations or prospects or the trading in, or value of, the Equity Units, or (vi) a reduction in the five day volume-weighted average closing price on the Toronto Stock Exchange of the Class A Limited Voting Shares of Brookfield to a price less than US$45.00 (using the daily US$/C$ average exchange rate provided by the Bank of Canada for such calculation date);

(d)

any change shall have occurred (or any development shall have occurred involving any prospective change or changes) in the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of PVI LP or Brookfield that, in the sole judgment of PVI LP, have or may have material adverse significance with respect to PVI LP taken as a whole;

(e)

any take-over bid or tender or exchange offer with respect to some or all of the securities of PVI LP, or any merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving PVI LP or any of its affiliates, other than the Offer, shall have been proposed, announced or made by any individual or entity; and

(f)	any change shall have occurred or been proposed to the Tax Act that, in the opinion of PVI LP, is detrimental to PVI LP or a Unitholder in respect of the Offer.

In addition, PVI LP will not accept for exchange or exchange any Equity Units deposited in exchange for SIB LP Consideration Units if the number of such Equity Units deposited is less than the Option B Corporate Threshold.

Any waiver of a condition or the withdrawal of the Offer shall be deemed to be effective on the date on which notice of such waiver or withdrawal is delivered or otherwise communicated to the Depositary. PVI LP, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall forthwith thereafter make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSXV and the Canadian securities regulatory authorities. If the Offer is withdrawn, PVI LP shall not be obligated to take up, accept for exchange or exchange any Equity Units deposited under the Offer, and the Depositary will return all certificates for deposited Equity Units and Letters of Transmittal and Election and any related documents to the parties by whom they were deposited.

The foregoing conditions are for the sole benefit of PVI LP and may be asserted by PVI LP in its sole discretion regardless of the circumstances (including any action or inaction by PVI LP) giving rise to any such conditions, or may be waived by PVI LP, in its sole discretion, in whole or in part at any time. The failure by PVI LP at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by PVI LP concerning the events described in this Section shall be final and binding on all parties.

6.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

PVI LP will take up and exchange, and/or cause SIB LP to take up and exchange, as applicable, the Equity Units to be exchanged pursuant to the Offer as soon as practicable after the Expiration Date, but in any event not later than 10 days after such time. PVI LP will exchange, and/or cause SIB LP to exchange, such Equity Units within three Business Days after taking up the Equity Units.

Number of Equity Units. For the purpose of the Offer, PVI LP and/or SIB LP will be deemed to have accepted for payment, subject to pro-ration, Equity Units deposited and not withdrawn if, as and when PVI LP and/or SIB LP, as applicable, gives oral (to be confirmed in writing) or written notice to the Depositary of its acceptance of such Equity Units for payment pursuant to the Offer.

Payment. Payment for Equity Units accepted for exchange pursuant to the Offer will be made by depositing the Cash Consideration and certificates, DRS statements or other evidence (hereinafter referred to as the “Consideration Unit Certificates”) representing the PVI LP Consideration Units and/or the SIB LP Consideration Units, as applicable, which the Unitholders are entitled to receive pursuant to the Offer with the Depositary, which will act as agent for the depositing Unitholders for the purpose of receiving the Option A Consideration and the Option B Consideration from PVI LP and SIB LP, as applicable, and transmitting such Option A Consideration and Option B Consideration to the depositing Unitholders. Under no circumstances will interest be paid by PVI LP, SIB LP or the Depositary to persons depositing Equity Units by reason of any delay in paying for any Equity Units or otherwise.

In the event of pro-ration of Equity Units deposited pursuant to the Offer, PVI LP will determine the pro-ration factor and pay for those deposited Equity Units accepted for payment as soon as practicable after the Expiration Date. However, PVI LP does not expect to be able to announce the final results of any such pro-ration until approximately three Trading Days after the Expiration Date.

Certificates for all Equity Units not exchanged, including Equity Units not exchanged due to pro-ration or because the Option B Corporate Threshold is not satisfied, will be returned as soon as practicable after the Expiration Date or termination of the Offer without expense to the depositing Unitholder.

The Option A Consideration and the Option B Consideration for Equity Units deposited and exchanged will be paid by cheque and Consideration Unit Certificates issued to the order of, and certificate(s) representing Equity Units not deposited or not exchanged under the Offer will be issued to the order of such person as identified by the person signing the Letter of Transmittal and Election, by properly completing the box captioned “Payment Instructions” in such Letter of Transmittal and Election. In the absence of an address being provided, cheques or certificates will be forwarded to the address of the person as shown on the register for the Equity Units.

The Depositary will forward cheques, Consideration Unit Certificates and certificates representing all Equity Units not exchanged by first-class mail to the person and address as identified by the person signing the relevant Letter of Transmittal and Election (unless, in the case of a cheque or Consideration Unit Certificate, the person signing the Letter of Transmittal and Election instructs the Depositary to hold such cheque for pick-up) by properly completing the box captioned “Delivery Instructions” in such Letter of Transmittal and Election. See Section 8 of the Offer to Exchange, “Payment in the Event of Mail Service Interruption”, in the event of real or possible mail service interruption.

Persons depositing Equity Units will not be obligated to pay brokerage commissions.

7.	EXTENSION AND VARIATION OF THE OFFER

PVI LP expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified under Section 5 of the Offer to Exchange, “Conditions of the Offer”, shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written or oral notice to be confirmed in writing of extension or variation to the Depositary and by causing the Depositary to provide, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth under Section 10 of the Offer to Exchange to all Unitholders. Promptly after giving notice of an extension or variation to the Depositary, PVI LP will make a public announcement of the extension or variation and provide or cause to be provided notice of such extension or variation to the TSXV and the Canadian securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

Where the terms of the Offer are varied, the period during which Equity Units may be deposited pursuant to the Offer shall not expire before 10 days after the notice of variation has been given to holders of Equity Units unless otherwise permitted by applicable law. During any such extension or in the event of any variation, all Equity Units previously deposited and not taken up or withdrawn will remain subject to the Offer, subject to Section 4 of the Offer to Exchange, “Withdrawal Rights”. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by PVI LP of its rights under Section 5 of the Offer to Exchange, “Conditions of the Offer”.

If, prior to the Expiration Date, a variation in the terms of the Offer increases the consideration offered to holders of Equity Units by PVI LP, in its sole discretion, such increase shall be applicable to all holders whose Equity Units are taken up pursuant to the Offer.

Notwithstanding the foregoing, the Offer may not be extended by PVI LP if all the terms and conditions of the Offer have been complied with, except those waived by PVI LP, as applicable, unless PVI LP first takes up, and/or causes SIB LP to take up, as applicable, all Equity Units properly deposited under the Offer and not withdrawn, provided that if PVI LP has previously given a notice of a variation, PVI LP shall not, and/or shall not cause SIB LP to, take up any Equity Units deposited under the Offer until the expiration of 10 days after the notice of variation has been given to holders of Equity Units.

PVI LP also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not to accept for exchange any Equity Units not theretofore accepted for exchange upon the occurrence of any of the events specified in Section 5 of the Offer to Exchange, “Conditions of the Offer”, or (ii) at any time or from time to time to amend the Offer in any respect.

Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which PVI LP may choose to make any public announcement, except as provided by applicable law, PVI LP shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual newswire service.

If PVI LP makes a material change in the terms of the Offer or the information concerning the Offer, PVI LP will extend the time during which the Offer is open to the extent required under applicable Canadian provincial securities legislation.

8.	PAYMENT IN THE EVENT OF MAIL SERVICE INTERRUPTION

Notwithstanding the provisions of the Offer, cheques and Consideration Unit Certificates in payment for Equity Units exchanged under the Offer and certificates for any Equity Units to be returned will not be mailed if PVI LP determines that delivery by mail may be delayed. Persons entitled to cheques or certificates which are not mailed for this reason may take delivery at the office of the Depositary at which the deposited certificates for the Equity Units were delivered until PVI LP has determined that delivery by mail will no longer be delayed. PVI LP will provide notice as provided under Section 10 of the Offer to Exchange of any determination not to mail under this Section as soon as reasonably practicable after such determination is made. The deposit of cheques and Consideration Unit Certificates with the Depositary in these circumstances will constitute delivery to the persons entitled to them.

9.	LIENS; DIVIDENDS

Equity Units acquired pursuant to the Offer shall be acquired by PVI LP and/or SIB LP free and clear of all liens, charges, encumbrances, security interests, adverse interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Equity Units to Unitholders of record on or prior to the date upon which the Equity Units are taken up under the Offer shall be for the account of such Unitholders. Each Unitholder of record on that date will be entitled to receive that distribution, whether or not such Unitholder deposits Equity Units pursuant to the Offer.

10.	NOTICE

Any notice to be given by PVI LP or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Equity Units at their respective addresses as shown on the unit registers maintained in respect of the Equity Units and will be deemed to have been received on the first Business Day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Unitholders or (ii) an interruption of mail service following mailing. In the event of an interruption of mail service following mailing, PVI LP will use reasonable efforts to disseminate the notice by other means, such as publication. In the event that post offices are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which PVI LP or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Unitholders if it is issued by way of a news release and if it is published once in The Globe and Mail or the National Post.

11.	OTHER TERMS

(a)

No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of PVI LP other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized.

(b)	The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

(c)

PVI LP, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Equity Units.

(d)

The Offer is not being made to nor will deposits of Equity Units be accepted from or on behalf of Unitholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. PVI LP may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Unitholders in any such jurisdiction.

The accompanying Circular constitutes the issuer bid circular required under Canadian provincial securities legislation with respect to the Offer.

PVI Management Trust, as general partner of Partners Value Investments LP

BAHIR MANIOS (Signed)
Trustee

CIRCULAR

This Circular is furnished in connection with the Offer dated November 1, 2021 by PVI LP to exchange, or cause SIB LP to exchange, upon the terms and subject to the conditions described therein, up to 8,000,000 Equity Units. The terms and provisions of the Offer, Letter of Transmittal and Election and Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Terms defined in the Offer and Definitions and not otherwise defined in this Circular shall have the respective meanings given thereto in the Offer and the Definitions unless the context otherwise requires.

1.	CERTAIN INFORMATION CONCERNING PVI LP AND THE PVI LP LPA

PVI LP is a limited partnership under the laws of the province of Ontario. Its principal investment is an ownership interest in approximately 129 million Class A Limited Voting Shares of Brookfield and its general partner is the PVI LP General Partner. PVI LP is governed by an amended and restated limited partnership agreement of PVI LP dated June 30, 2016, as amended by a first amendment to the amended and restated limited partnership agreement dated August 20, 2020 and as amended by a second amendment to the amended and restated limited partnership agreement dated October 27, 2021 (the “PVI LP LPA”).

The registered office of PVI LP is Brookfield Place, 181 Bay Street, Suite 210, Toronto, Ontario, M5J 2T3 and the registered office of the PVI LP General Partner is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda.

The authorized capital of PVI LP currently consists of an unlimited number of PVI LP Preferred LP Units (which, for greater certainty, include the Series 1 Preferred Units and PVI LP Series 2 Consideration Units, PVI LP Series 3 Consideration Units and PVI LP Series 4 Consideration Units), Equity Units and PVI LP General Partner Units. As of October 27, 2021, the following securities of PVI LP are issued and outstanding: (i) 73,263,831 Equity Units, (ii) 1 PVI LP General Partner Unit and (iii) 16,038,362 Series 1 Preferred Units. No other PVI LP Preferred LP Units are issued and outstanding except for the Series 1 Preferred Units.

The Equity LP Units are non-voting limited partnership interests in the Partnership. Holders of the Equity LP Units are not entitled to the withdrawal or return of capital contributions in respect of the Equity LP Units, except to the extent, if any, that distributions are made to such holders pursuant to the Partnership Agreement or upon the liquidation of the Partnership or as otherwise required by applicable laws. The declaration and payment of any distributions to holders of the Equity LP Units is at the discretion of the PVI LP General Partner.

Please refer to Section 10 of the Circular, “Price Range of Equity Units; Distributions; Previous Sales and Purchases of Securities; Previous Distributions of Equity Units”, for details regarding previous purchases of any securities of PVI LP by PVI LP in the 12 months prior to the date hereof in the ordinary course through the facilities of the TSXV under normal course issuer bids.

PVI LP is subject to the continuous disclosure requirements of applicable Canadian provincial and territorial securities legislation and the rules of the TSXV, and in accordance therewith, files periodic reports and other information with Canadian provincial and territorial securities regulators and the TSXV relating to its business, financial condition and other matters. Unitholders may access documents filed with Canadian provincial and territorial securities regulators through SEDAR which can be accessed at www.sedar.com.

For more information on PVI LP and the PVI LP LPA, please refer to the AIF which is specifically incorporated by reference in the Offer to Exchange and the Circular.

(a)	Consolidated Capitalization.

The following table sets forth the consolidated capitalization of the Partnership as at June 30, 2021, before and after giving pro forma effect to the Offer (assuming the consideration issued pursuant to the Offer consists only of Cash Consideration, 3,878,000 PVI LP Series 2 Consideration Units, 3,878,000 PVI LP Series 3 Consideration Units, 4,494,000 PVI LP Series 4 Consideration Units) and PVII’s August 2021 senior unsecured notes issuance. This consolidated capitalization table should be read in conjunction with the Interim Financials, the Annual Financials and other detailed information and financial statements of the Partnership which are incorporated by reference herein.

	As at June 30, 2021	As at June 30, 2021 As adjusted
	(US$ Thousands)
Debt	761,401	879,691
Partnership capital
Equity limited partnership units	6,345,400	5,815,400
General partnership units	1	1
Preferred limited partnership units	153,054	153,054
PVI LP Consideration Units	—	306,250

Total capitalization	7,279,856	7,124,396

(b)	Earnings Coverage Ratio.

The Partnership’s pre-tax distribution requirements on all of its PVI LP Preferred LP Units and dividends paid on preferred shares of its wholly-owned subsidiaries, after giving effect to the issuance of 12,250,000 PVI LP Consideration Units pursuant to the Offer (assuming the consideration issued pursuant to the Offer consists only of Cash Consideration, 3,878,000 PVI LP Series 2 Consideration Units, 3,8786,000 PVI LP Series 3 Consideration Units, 4,494,000 PVI LP Series 4 Consideration Units), the redemption of Class AA Preferred Shares, Series 6 and Series 7 in the capital of Partners Value Split Corp. (“PVS”) and the issuance of Class AA Preferred Shares, Series 11 and Series 12 in the capital of PVS, as if such issuances and redemptions had occurred on January 1, 2020, would have amounted to US$51,514,000 for the 12 months ended December 31, 2020. The Partnership’s borrowing cost requirements for the 12 months then ended, after giving effect to the issuance by PVII of senior unsecured notes in 2020 and 2021, would have amounted to US$11,809,000. The Partnership’s income before borrowing costs, pre-tax distribution requirements of all of its PVI LP Preferred LP Units and dividends paid on preferred shares of its wholly-owned subsidiaries and income tax for the 12 months ended December 31, 2020 would, had the 12,250,000 PVI LP Consideration Units issued pursuant to the Offer been issued on January 1, 2020, have been US$73,535,000, which is 1.16 times the Partnership’s aggregate dividend and borrowings cost requirements for this period.

(c)	Transfer Agent and Registrar.

TSX Trust Company in Toronto, Ontario, Canada has been appointed to act as transfer agent and registrar for the purpose of registering the PVI LP Consideration Units and transfers of the PVI LP Consideration Units as provided in the Partnership Agreement.

2.	CERTAIN INFORMATION CONCERNING THE PVI LP GENERAL PARTNER

Please refer to the AIF which is specifically incorporated by reference in the Offer to Exchange and the Circular.

3.	CERTAIN INFORMATION CONCERNING SIB LP AND THE SIB LP LPA

SIB LP is a Bermuda exempted limited partnership formed on October 26, 2021 primarily to issue the SIB LP Consideration Units. SIB LP is governed by a limited partnership agreement of SIB LP dated October 26, 2021 (the “SIB LP LPA”). The registered office of SIB LP is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda.

SIB LP is managed by the SIB LP General Partner. The registered office of the SIB LP General Partner is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario, M5J 2T3.

The authorized capital of SIB LP currently consists of an unlimited number of SIB LP Preferred LP Units (which, for greater certainty, include the SIB LP Series 1 Consideration Units, SIB LP Series 2 Consideration Units and SIB LP Series 3 Consideration Units), SIB LP Equity Units and SIB LP General Partner Units. As of October 27, 2021, the following securities of SIB LP are issued and outstanding: (i) 1 SIB LP Equity Unit and (ii) 1 SIB LP General Partner Unit.

The SIB LP General Partner owns 100% of the issued and outstanding SIB LP General Partner Units and SubCo owns 100% of the issued and outstanding SIB LP Equity Units.

The SIB LP Equity Units are non-voting limited partnership units of SIB LP.

4.	CERTAIN INFORMATION CONCERNING THE SIB LP GENERAL PARTNER

(a)	General.

The SIB LP General Partner was incorporated under the OBCA on October 21, 2021 for the sole purpose of being the general partner of SIB LP and has not carried on any business. The SIB LP General Partner contributed US$1.00 to the capital of SIB LP in return for the SIB LP General Partner Unit entitling it to its Partnership Interest (as defined in the SIB LP LPA) in SIB LP, which SIB LP General Partner Unit represents 100% of the general partner interest in SIB LP. The SIB LP General Partner will be entitled to the withdrawal or return of its capital contribution, without interest, upon dissolution of SIB LP in accordance with the terms of the SIB LP LPA.

The SIB LP General Partner will be entitled to reimbursement for (i) all out-of- pocket expenses it incurs or payments it makes on behalf of SIB LP, including director fees and other administrative expenses incurred by the SIB LP General Partner and (ii) all other necessary or appropriate expenses allocable to SIB LP or otherwise reasonably incurred by the SIB LP General Partner in connection with conducting SIB LP’s affairs. The SIB LP General Partner will not otherwise be entitled to receive any management or administrative fees.

Upon dissolution of SIB LP, all property and cash in excess of that required to discharge liabilities of SIB LP will be distributed to the holders of the SIB LP Preferred LP Units in priority to the other partners, up to the liquidation entitlement of the SIB LP Preferred LP Units. Along with the holders of the SIB LP Equity Units, the SIB LP General Partner will be entitled to receive any remaining amount available for distribution in accordance with its Partnership Interest (as defined in the SIB LP LPA) in SIB LP.

(b)	Share Capital.

The share capital of the SIB LP General Partner will consist of an unlimited number of common shares of the SIB LP General Partner (the “SIB LP GP Shares”). All of the issued and outstanding SIB LP GP Shares are owned by SIB (Bermuda) GP Ltd., a wholly-owned subsidiary of SubCo.

(c)	Directors and Management.

The board of directors of the SIB LP General Partner (the “SIB LP Board”) consists of the following individuals: Brian D. Lawson, Bahir Manios, Aleks Novakovic, Kathy Sarpash and Rachel Powell. The officers of the SIB LP General Partner are as follows: Brian Lawson (Chairman and Chief Executive Officer), Rachel Powell (Chief Financial Officer), Bahir Manios (President), Kathy Sarpash (Senior Vice President and General Counsel), Cam Ha (Vice President), Leslie Yuen (Director, Finance) and Loretta M. Corso (Corporate Secretary).

The SIB LP Board will have the authority to appoint and remove officers of the SIB LP General Partner as it deems appropriate.

The directors of the SIB LP General Partner will hold office until the next annual general meeting of shareholders of the SIB LP General Partner or until their respective successors have been duly elected or appointed unless his or her office is earlier vacated in accordance with the articles of the SIB LP General Partner or within the provisions of the OBCA. Further, the SIB LP Board shall be comprised of 1 to 10 directors.

5.	OPTION A CONSIDERATION AND THE PVI LP CONSIDERATION UNITS

(a)	Description of the PVI LP Preferred LP Units

Series. The PVI LP Preferred LP Units may be issued from time to time in one or more series. The PVI LP General Partner will fix the number of units in each series and the provisions attached to each series before issue.

Priority. The PVI LP Preferred LP Units rank senior to the Equity Units with respect to priority in the payment of distributions and in the distribution of the assets in the event of the liquidation, dissolution or winding-up of PVI LP, whether voluntary or involuntary, or in the event of any other distribution of assets of PVI LP among its unitholders for the purpose of winding-up its affairs. Each series of PVI LP Preferred LP Units ranks on a parity with every other series of the PVI LP Preferred LP Units with respect to priority in the payment of distributions and in the distribution of the assets in the event of the liquidation, dissolution or winding-up of PVI LP, whether voluntary or involuntary, or in the event of any other distribution of assets of PVI LP among its unitholders for the purpose of winding up its affairs.

Unitholder Approvals. In addition to any other approvals required by law, the approval of all additions, changes or amendments to the rights, privileges, restrictions and conditions attaching to the PVI LP Preferred LP Units as a class and any other approval to be given by the holders of the PVI LP Preferred LP Units may be given by a resolution signed by the holders of PVI LP Preferred LP Units owning not less than the percentage of the PVI LP Preferred LP Units that would be necessary to authorize such action at a meeting of the holders of the PVI LP Preferred LP Units at which all holders of the PVI LP Preferred LP Units were present and voted or were represented by proxy or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of holders of the PVI LP Preferred LP Units duly called for that purpose and at which the holders of at least 25% of the outstanding PVI LP Preferred LP Units are present or represented by proxy or, if no quorum is present at such meeting within one half hour after the time appointed for such meeting, at an adjourned meeting no less than five days thereafter at such time and place as may be designated by the chairman of such meeting, and no notice need be given of such adjourned meeting. At such adjourned meeting, the holders of PVI LP Preferred LP Units represented in person or by proxy may transact the business for which the meeting was originally called and the holders of PVI LP Preferred LP Units then represented in person or by proxy shall form the necessary quorum. At any meeting of holders of PVI LP Preferred LP Units as a class, each such holder shall be entitled to one vote in respect of each PVI LP Preferred LP Unit held.

(b)	Description of the PVI LP Consideration Units

Other than the redemption dates set forth below under Mandatory Redemption, the PVI LP Series 2 Consideration Units, PVI LP Series 3 Consideration Units and PVI LP Series 4 Consideration Units contain identical terms.

Redemption Price. The redemption price of each PVI LP Consideration Unit shall be US$25.00 (plus accrued and unpaid distributions).

Distributions. Holders of the PVI LP Consideration Units will be entitled to receive fixed cumulative preferential distributions, as and when declared by the PVI LP General Partner, out of the moneys of the Partnership legally available for distributions under the laws of the Province of Ontario and without regard to the income of the Partnership payable quarterly on the last day of January, April, July and October in each year (or if such date is not a Business Day, the immediately following Business Day), at an annual rate equal to US$1.00 per PVI LP Consideration Unit (equivalent to an expected 4% annual yield on the redemption price (excluding, for purposes of this calculation, any accrued and unpaid distributions owing) of US$25.00 of the PVI LP Consideration Units) less any amount required by law to be deducted and withheld.

The record date for the payment of PVI LP Consideration Unit distributions will be the last Business Day of the calendar month prior to the calendar month during which such quarterly distribution is to be paid, or such other record date if any, as may be fixed by the PVI LP General Partner.

Mandatory Redemption. Subject to applicable laws, the solvency requirements under the PVI LP LPA and to the provisions described under “Description of the PVI LP Consideration Units — Restrictions on Distributions and Retirement and Issue of PVI LP Consideration Units” below: (a) on the fifth anniversary date of the date on which the PVI LP Consideration Units are issued pursuant to the Offer (the “PVI Initial Issue Date”) the Partnership shall redeem all of the PVI LP Series 2 Consideration Units issued pursuant to the Offer; (b) on the tenth anniversary date of the PVI Initial Issue Date the Partnership shall redeem all of the PVI LP Series 3 Consideration Units issued pursuant to the Offer; and (iii) on the fifteenth anniversary date of the PVI Initial Issue Date, the Partnership shall redeem all of the PVI LP Series 4 Consideration Units issued pursuant to the Offer. Such redemptions shall be made by payment in cash of a per unit sum equal to US$25.00, together with all accrued and unpaid distributions up to but excluding the date of payment or distribution (less any tax required to be deducted and withheld by the Partnership).

The PVI LP Consideration Units are not retractable at the option of the holders of PVI LP Consideration Units.

Purchase for Cancellation. Subject to applicable laws, including, if the PVI LP Consideration Units are at such time listed for trading on any exchange, any approvals required under the rules of such exchange, the solvency requirements under the PVI LP LPA and to the provisions described under “Description of the PVI LP Consideration Units — Restrictions on Distributions and Retirement and Issue of PVI LP Consideration Units” below, PVI LP may at any time purchase for cancellation the whole or any part of the PVI LP Consideration Units at the lowest price or prices at which in the opinion of the PVI LP General Partner such units are obtainable.

Rights on Liquidation. In the event of the liquidation, dissolution or winding-up of the Partnership or any other distribution of assets of PVI LP among its unitholders for the purpose of winding-up its affairs, the holders of the PVI LP Consideration Units will be entitled to receive US$25.00 per unit, together with all accrued (whether or not declared) and unpaid distributions up to but excluding the date of payment or distribution (less any tax required to be deducted and withheld by the Partnership), before any amount is paid or any assets of the Partnership are distributed to the holders of any units ranking junior as to capital to the PVI LP Consideration Units. Upon payment of such amounts, the holders of the PVI LP Consideration Units will not be entitled to share in any further distribution of the assets of the Partnership.

Priority. With respect to priority in the payment of distributions and in the distribution of assets in the event of the liquidation, dissolution or winding-up of SIB LP, whether voluntary or involuntary, or in the event of any other distribution of assets of SIB LP among its unitholders for the purpose of winding-up its affairs, the PVI LP Consideration Units rank:

(i)	senior to the Equity Units and every class or series of limited partner interests or other securities that rank junior to the PVI LP Consideration Units;

(ii)

on parity with every other series of the PVI LP Preferred LP Units and every other class or series of PVI LP’s limited partner interests or equity securities established after the original issue date of the PVI LP Consideration Units with terms expressly providing that such class or series ranks on parity with the PVI LP Consideration Units; and

(iii)

junior to every class or series of limited partner interests or equity securities established after the original issue date of the PVI LP Consideration Units with terms expressly made senior to the PVI LP Consideration Units.

The PVI LP Consideration units are also subordinate to all amounts owing on, under or in respect of: (a) all indebtedness (including any indebtedness to trade creditors), liabilities and obligations of the Partnership; and (b) all renewals, extensions, restructurings, refinancings and refundings of any such indebtedness, liabilities or obligations.

Restrictions on Distributions and Retirement and Issue of PVI LP Consideration Units. Subject to the solvency requirements under the PVI LP LPA and so long as any of the PVI LP Consideration Units are outstanding, the Partnership will not, without the approval of the holders of the PVI LP Consideration Units:

(i)

declare, pay or set apart for payment any distributions (other than unit distributions payable in units of the Partnership ranking as to capital and distributions junior to the PVI LP Consideration Units) on units of the Partnership ranking as to distributions junior to the PVI LP Consideration Units;

(ii)

except out of the net cash proceeds of a substantially concurrent issue of units of the Partnership ranking as to return of capital and distributions junior to the PVI LP Consideration Units, redeem or call for redemption, purchase or otherwise pay off, retire or make any return of capital in respect of any units of the Partnership ranking as to capital junior to the PVI LP Consideration Units;

(iii)

except in accordance with the mandatory redemption provisions described above, redeem or call for redemption, purchase, or otherwise pay off or retire for value or make any return of capital in respect of less than all of the PVI LP Consideration Units then outstanding; or

(iv)

except pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching thereto, redeem or call for redemption, purchase or otherwise pay off, retire or make any return of capital in respect of any PVI LP Consideration Units, ranking as to the payment of distributions or return of capital on a parity with the PVI LP Consideration Units;

unless, in each such case, all accrued and unpaid distributions up to and including the distribution payable for the last completed period for which distributions were payable on the PVI LP Consideration Units and on all other units of the Partnership ranking prior to or on a parity with the PVI LP Consideration Units with respect to the payment of distributions have been declared and paid or set apart for payment.

Unitholder Approvals. In addition to any other approvals required by law, the approval of all additions, changes or amendments to the rights, privileges, restrictions and conditions attaching to the PVI LP Consideration Units as a series and any other approval to be given by the holders of the PVI LP Consideration Units may be given by a resolution signed by the holders of PVI LP Consideration Units owning not less than the percentage of the PVI LP Consideration Units that would be necessary to authorize such action at a meeting of the holders of the PVI LP Consideration Units at which all holders of the PVI LP Consideration Units were present and voted or were represented by proxy or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of holders of the PVI LP Consideration Units duly called for that purpose and at which the holders of at least 25% of the outstanding PVI LP Consideration Units are present or represented by proxy or, if no quorum is present at such meeting within one half hour after the time appointed for such meeting, at an adjourned meeting no less than five days thereafter at such time and place as may be designated by the chairman of such meeting, and no notice need be given of such adjourned meeting. At such adjourned meeting, the holders of PVI LP Consideration Units represented in person or by proxy may transact the business for which the meeting was originally called and the holders of PVI LP Consideration Units then represented in person or by proxy shall form the necessary quorum. At any meeting of holders of PVI LP Consideration Units as a series, each such holder shall be entitled to one vote in respect of each PVI LP Consideration Unit held.

Voting Rights. The holders of the PVI LP Consideration Units shall not have any right or authority to act for or bind the Partnership or to take part or in any way to interfere in the conduct or management of the Partnership or (except as otherwise provided by law and except for meetings of the holders of the PVI LP Preferred LP Units as a class and meetings of all holders of PVI LP Consideration Units as a series, in each case in respect of matters which limited partners may properly vote under the PVI LP LPA and laws of the Province of Ontario) be entitled to receive notice of, attend, or vote at, any meeting of unitholders of the Partnership. No other voting rights shall attach to the PVI LP Consideration Units in any circumstances other than as described herein.

6.	OPTION B CONSIDERATION

The Option B Consideration will consist of 0.84 PVI LP Series 2 Consideration Units, 0.84 PVI LP Series 3 Consideration Units and 1.12 PVI LP Series 4 Consideration Units for each Equity Unit, or, in the case of Canadian Corporate Unitholders, 0.90 SIB LP Series 1 Consideration Units, 0.90 SIB LP Series 2 Consideration Units and 0.90 SIB LP Series 3 Consideration Units for each Equity Unit. PVI LP will not accept for exchange or exchange any Equity Units deposited in exchange for SIB LP Consideration Units if the number of such Equity Units deposited is less than the Option B Corporate Threshold.

(a)	PVI LP Consideration Units.

Unitholders receiving Option B Consideration consisting of PVI LP Consideration Units should refer to Section 5 of the Circular, “Option A Consideration and the PVI LP Consideration Units” for more information on the PVI LP Consideration Units.

(b)	Description of the SIB LP Preferred LP Units.

Canadian Corporate Unitholders receiving Option B Consideration consisting of SIB LP Consideration Units should refer to this Section 6(b) and Section 6(c) of the Circular for information on the SIB LP Consideration Units.

Series. The SIB LP Preferred LP Units may be issued from time to time in one or more series. The SIB LP General Partner will fix the number of units in each series and the provisions attached to each series before issue.

Priority. The SIB LP Preferred LP Units rank senior to the SIB LP Equity Units with respect to priority in the payment of distributions and in the distribution of the assets in the event of the liquidation, dissolution or winding-up of SIB LP, whether voluntary or involuntary, or in the event of any other distribution of assets of SIB LP among its unitholders for the purpose of winding-up its affairs. Each series of SIB LP Preferred LP Units ranks on a parity with every other series of the SIB LP Preferred LP Units with respect to priority in the payment of distributions and in the distribution of the assets in the event of the liquidation, dissolution or winding-up of SIB LP, whether voluntary or involuntary, or in the event of any other distribution of assets of SIB LP among its unitholders for the purpose of winding up its affairs.

Unitholder Approvals. In addition to any other approvals required by law, the approval of all additions, changes or amendments to the rights, privileges, restrictions and conditions attaching to the SIB LP Preferred LP Units as a class and any other approval to be given by the holders of the SIB LP Preferred LP Units may be given by a resolution signed by the holders of SIB LP Preferred LP Units owning not less than the percentage of the SIB LP Preferred LP Units that would be necessary to authorize such action at a meeting of the holders of the SIB LP Preferred LP Units at which all holders of the SIB LP Preferred LP Units were present and voted or were represented by proxy or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of holders of the SIB LP Preferred LP Units duly called for that purpose and at which the holders of at least 25% of the outstanding SIB LP Preferred LP Units are present or represented by proxy or, if no quorum is present at such meeting within one half hour after the time appointed for such meeting, at an adjourned meeting no less than five days thereafter at such time and place as may be designated by the chairman of such meeting, and no notice need be given of such adjourned meeting. At such adjourned meeting, the holders of SIB LP Preferred LP Units represented in person or by proxy may transact the business for which the meeting was originally called and the holders of SIB LP Preferred LP Units then represented in person or by proxy shall form the necessary quorum. At any meeting of holders of SIB LP Preferred LP Units as a class, each such holder shall be entitled to one vote in respect of each SIB LP Preferred LP Unit held.

(c)	Description of the SIB LP Consideration Units

Other than the redemption dates set forth below under Mandatory Redemption, the SIB LP Series 1 Consideration Units, SIB LP Series 2 Consideration Units and SIB LP Series 3 Consideration Units contain identical terms.

Redemption Price. The redemption price of each SIB LP Consideration Unit shall be US$25.00 (plus accrued and unpaid distributions).

Distributions. Holders of the SIB LP Consideration Units will be entitled to receive fixed cumulative preferential distributions, as and when declared by the SIB LP General Partner, out of the moneys of SIB LP legally available for distributions and without regard to the income of SIB payable quarterly on the last day of January, April, July and October in each year (or if such date is not a Business Day, the immediately following Business Day), at an annual rate equal to US$1.00 per SIB LP Consideration Unit (equivalent to an expected 4% annual yield on the redemption price (excluding, for purposes of this calculation, any accrued and unpaid distributions owing) of US$25.00 of the SIB LP Consideration Units) less any amount required by law to be deducted and withheld.

The record date for the payment of SIB LP Consideration Unit distributions will be the last Business Day of the calendar month prior to the calendar month during which such quarterly distribution is to be paid, or such other record date if any, as may be fixed by the SIB LP General Partner.

Mandatory Redemption. Subject to applicable laws, the solvency requirements under the SIB LP LPA and to the provisions described under “Description of the SIB LP Consideration Units — Restrictions on Distributions and Retirement and Issue of SIB LP Consideration Units” below: (a) on the fifth anniversary date of the date on which the SIB LP Consideration Units are issued pursuant to the Offer (the “SIB Initial Issue Date”) SIB LP shall redeem all of the SIB LP Series 1 Consideration Units issued pursuant to the Offer; (b) on the tenth anniversary date of the SIB Initial Issue Date SIB LP shall redeem all of the SIB LP Series 2 Consideration Units issued pursuant to the Offer; and (iii) on the fifteenth anniversary date of the SIB Initial Issue Date, SIB LP shall redeem all of the SIB LP Series 3 Consideration Units issued pursuant to the Offer. Such redemptions shall be made by payment in cash of a per unit sum equal to US$25.00, together with all accrued and unpaid distributions up to but excluding the date of payment or distribution (less any tax required to be deducted and withheld by SIB LP).

The SIB LP Consideration Units are not retractable at the option of the holders of SIB LP Consideration Units.

Purchase for Cancellation. Subject to applicable laws, including, if the SIB LP Consideration Units are at such time listed for trading on any exchange, any approvals required under the rules of such exchange, the solvency requirements under the SIB LP LPA and to the provisions described under “Description of the SIB LP Consideration Units — Restrictions on Distributions and Retirement and Issue of SIB LP Consideration Units” below, SIB LP may at any time purchase for cancellation the whole or any part of the SIB LP Consideration Units at the lowest price or prices at which in the opinion of the SIB LP General Partner such units are obtainable.

Rights on Liquidation. In the event of the liquidation, dissolution or winding-up of SIB LP or any other distribution of assets of SIB LP among its unitholders for the purpose of winding-up its affairs, the holders of the SIB LP Consideration Units will be entitled to receive US$25.00 per unit, together with all accrued (whether or not declared) and unpaid distributions up to but excluding the date of payment or distribution (less any tax required to be deducted and withheld by SIB LP), before any amount is paid or any assets of SIB LP are distributed to the holders of any units ranking junior as to capital to the SIB LP Consideration Units. Upon payment of such amounts, the holders of the SIB LP Consideration Units will not be entitled to share in any further distribution of the assets of SIB LP.

Priority. With respect to priority in the payment of distributions and in the distribution of assets in the event of the liquidation, dissolution or winding-up of SIB LP, whether voluntary or involuntary, or in the event of any other distribution of assets of SIB LP among its unitholders for the purpose of winding-up its affairs, the SIB LP Consideration Units rank:

(i)

senior to the SIB LP Equity Units and every class or series of limited partner interests or other securities that rank junior to the SIB LP Consideration Units (collectively, the “SIB LP Junior Securities”);

(ii)

on parity with every other series of the SIB LP Preferred LP Units and every other class or series of SIB LP’s limited partner interests or equity securities established after the original issue date of the SIB LP Consideration Units with terms expressly providing that such class or series ranks on parity with the SIB LP Consideration Units (collectively, the “SIB LP Parity Securities”); and

(iii)

junior to every class or series of limited partner interests or equity securities established after the original issue date of the SIB LP Consideration Units with terms expressly made senior to the SIB LP Consideration Units (the “SIB LP Senior Securities”).

The SIB LP Consideration Units are subordinate to: (a) all amounts owing on, under or in respect of: (i) all indebtedness (including any indebtedness to trade creditors), liabilities and obligations of SIB LP; and (ii) all renewals, extensions, restructurings, refinancings and refundings of any such indebtedness, liabilities or obligations.

Restrictions on Distributions and Retirement and Issue of SIB LP Consideration Units. Subject to the solvency requirements under the SIB LP LPA and so long as any of the SIB LP Consideration Units are outstanding, SIB LP will not, without the approval of the holders of the SIB LP Consideration Units:

(i)

declare, pay or set apart for payment any distributions (other than unit distributions payable in units of SIB LP ranking as to capital and distributions junior to the SIB LP Consideration Units) on units of SIB LP ranking as to distributions junior to the SIB LP Consideration Units;

(ii)

except out of the net cash proceeds of a substantially concurrent issue of units of SIB LP ranking as to return of capital and distributions junior to the SIB LP Consideration Units, redeem or call for redemption, purchase or otherwise pay off, retire or make any return of capital in respect of any units of SIB LP ranking as to capital junior to the SIB LP Consideration Units;

(iii)

except in accordance with the mandatory redemption provisions described above, redeem or call for redemption, purchase, or otherwise pay off or retire for value or make any return of capital in respect of less than all of the SIB LP Consideration Units then outstanding; or

(iv)

except pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching thereto, redeem or call for redemption, purchase or otherwise pay off, retire or make any return of capital in respect of any SIB LP Consideration Units, ranking as to the payment of distributions or return of capital on a parity with the SIB LP Consideration Units;

unless, in each such case, all accrued and unpaid distributions up to and including the distribution payable for the last completed period for which distributions were payable on the SIB LP Consideration Units and on all other units of SIB LP ranking prior to or on a parity with the SIB LP Consideration Units with respect to the payment of distributions have been declared and paid or set apart for payment.

Unitholder Approvals. In addition to any other approvals required by law, the approval of all additions, changes or amendments to the rights, privileges, restrictions and conditions attaching to the SIB LP Consideration Units as a series and any other approval to be given by the holders of the SIB LP Consideration Units may be given by a resolution signed by the holders of SIB LP Consideration Units owning not less than the percentage of the SIB LP Consideration Units that would be necessary to authorize such action at a meeting of the holders of the

SIB LP Consideration Units at which all holders of the SIB LP Consideration Units were present and voted or were represented by proxy or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of holders of the SIB LP Consideration Units duly called for that purpose and at which the holders of at least 25% of the outstanding SIB LP Consideration Units are present or represented by proxy or, if no quorum is present at such meeting within one half hour after the time appointed for such meeting, at an adjourned meeting no less than five days thereafter at such time and place as may be designated by the chairman of such meeting, and no notice need be given of such adjourned meeting. At such adjourned meeting, the holders of SIB LP Consideration Units represented in person or by proxy may transact the business for which the meeting was originally called and the holders of SIB LP Consideration Units then represented in person or by proxy shall form the necessary quorum. At any meeting of holders of SIB LP Consideration Units as a series, each such holder shall be entitled to one vote in respect of each SIB LP Consideration Unit held.

Voting Rights. The holders of the SIB LP Consideration Units shall not have any right or authority to act for or bind SIB LP or to take part or in any way to interfere in the conduct or management of SIB LP or (except as otherwise provided by law and except for meetings of the holders of the SIB LP Preferred LP Units as a class and meetings of all holders of SIB LP Consideration Units as a series, in each case in respect of matters which limited partners may properly vote under the SIB LP LPA and laws of the Province of Ontario) be entitled to receive notice of, attend, or vote at, any meeting of unitholders of SIB LP. No other voting rights shall attach to the SIB LP Consideration Units in any circumstances other than as described herein.

Guarantee. The Partnership will irrevocably and unconditionally guarantee in full, on a joint and several basis, the payment of:

(i)	all unpaid distributions that have been declared on the SIB LP Consideration Units out of funds legally available for such distributions;

(ii)	the applicable redemption price, plus all accumulated, accrued and unpaid distributions to the date of redemption, with respect to any SIB LP Consideration Units called for redemption by SIB LP; and

(iii)

upon a voluntary or involuntary dissolution, winding-up or termination of SIB LP, the aggregate of the liquidation preference of US$25.00 and all accumulated, accrued and unpaid distributions on the SIB LP Consideration Units, whether or not declared, without regard to whether SIB LP has sufficient assets to make full payment as required on liquidation.

Ranking of the Guarantee. The Guarantee will rank senior to all Subordinate Partnership Obligations of the Partnership, junior to all Senior Partnership Obligations and rank on parity with all Parity Partnership Obligations. For purposes of describing the ranking of the Guarantee herein:

(i)

“Guarantor Preferred Securities” means all preferred units of the Partnership, whether existing on the date hereof or created and issued at any time and from time to time after the date of the Guarantee, which shall include but not be limited to the PVI LP Consideration Units and the Series 1 Preferred LP Units;

(ii)

“Parity Partnership Obligations” means any indebtedness, liabilities and obligations of the Partnership that are expressly stated to be pari passu to the SIB LP Consideration Unit Guaranteed Obligations;

(iii)

“Senior Partnership Obligations” means, collectively: (a) all financial liabilities and obligations of the Partnership to the holders of the Guarantor Preferred Securities, including in respect of (i) all accumulated, accrued and unpaid distributions or distributions that have been declared on the Guarantor Preferred Securities out of funds legally available for such dividends or distributions, (ii) the applicable redemption price, plus all accumulated, accrued and unpaid distributions or distributions to the date of redemption, with respect to any Guarantor Preferred Securities called for redemption, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Partnership, the aggregate of the liquidation preference and all accumulated, accrued and unpaid distributions or distributions on the Guarantor Preferred Securities, whether or not declared, without regard to whether the Partnership has sufficient assets to make full payment as required on liquidation; (b) all principal, interest, premium, fees and other amounts owing on, under or in respect of all indebtedness (including any indebtedness to trade creditors), liabilities and obligations of the Partnership, whether outstanding on the date of the Guarantee or thereafter created, incurred, assumed or guaranteed, and (c) all principal, interest, premium, fees and other amounts owing on, under or in respect of all renewals, extensions, restructurings, refinancings and refundings of any such indebtedness, liabilities or obligations, in each case excluding the SIB LP Consideration Unit Guaranteed Obligations, any Parity Partnership Obligations of and any Subordinate Partnership Obligations; and

(iv)

“Subordinate Partnership Obligations” means, collectively: (a) all financial liabilities and obligations of the Partnership to the holders of all securities of the Partnership other than Senior Partnership Obligations or Parity Partnership Obligations with entitlements to the amount to which the holders of such series or class are entitled in the event of a distribution of the assets of the Partnership of such series or class upon the liquidation, dissolution or winding-up of the Partnership, plus, without duplication, an amount equal to all accrued and unpaid distributions up to, but excluding, the date fixed for payment or distribution, that are subordinate to the entitlements of the Guarantor Preferred Securities (including, for greater certainty, the Equity Units), and (b) all indebtedness, liabilities and obligations of the Partnership that are expressly stated to be subordinate to the Senior Partnership Obligations and the Parity Partnership Obligations.

In addition, the Guarantee will be structurally subordinated to all existing and future debt obligations of the Partnership’s subsidiaries and any capital stock of the Partnership’s subsidiaries held by others as to the payment of distributions and amounts payable upon liquidation.

Further, the Partnership agrees that, without the affirmative vote or consent of the holders of not less than 66 2/3% of the then outstanding SIB LP Consideration Units, the Partnership shall not (x) create or issue any class or series of equity securities established after the date of the Guarantee the terms of which class or series expressly provide that it ranks on parity with the Guarantee if the cumulative distributions payable on the then outstanding SIB LP Consideration Units are in Arrears (as defined from time to time in the SIB LP Partnership Agreement (including any schedule thereof)), (y) create or issue any class or series of equity securities established after the date of the Guarantee the terms of which class or series expressly provide that it ranks senior to the Guarantee or (z) declare or pay, or set apart for payment, any dividends or distributions on any of its Guarantor Preferred Securities if the full cumulative distributions payable on the then outstanding SIB LP Consideration Units are in Arrears.

7.	RISK FACTORS

Before making a decision to tender Equity Units to the Offer in exchange for PVI LP Consideration Units and/or SIB LP Consideration Units, Unitholders should carefully consider the risks and uncertainties described below and in the AIF and the MD&As incorporated by reference in the Offer to Exchange and the Circular, as well as the other information contained and incorporated by reference in the Offer to Exchange and the Circular. These risks and uncertainties are not the only ones facing PVI LP and SIB LP. Additional risks and uncertainties not presently known to PVI LP or that PVI LP currently deems immaterial may also impair its business operations. If any of such risks actually occur, PVI LP’s and/or SIB LP’s business, financial condition, liquidity and operating results could be materially harmed.

(a)	Risk Factors Relating to the Offer

Leverage

Under the terms of the Offer, PVI LP will issue up to 12,250,000 PVI LP Consideration Units and will provide the Guarantee with respect to up to 5,940,000 SIB LP Consideration Units to be issued by SIB LP, which will represent aggregate capital of US$306.25 million. For the purposes of IFRS, the PVI LP Consideration Units and the SIB LP Consideration Units will be treated as debt, which may impact key leverage ratios such as PVI LP’s debt to equity. As a result, PVI LP could: (i) have more difficulty satisfying its financial obligations; (ii) be required to dedicate a larger portion of any cash flow from its operations to the payment of interest and principal due under its debt and distributions due under the PVI LP Preferred LP Units, which will reduce funds available for other business purposes; (iii) be more vulnerable to general adverse economic and industry conditions; (iv) have more limited flexibility in planning for, or reacting to, changes in its businesses and the industries in which it operates; (v) have a more limited ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes; and (vi) be unable to refinance its debt on terms acceptable to PVI LP or at all. In addition, PVI LP is not restricted from incurring additional leverage. PVI LP’s ability to satisfy its obligations depends on its future operating performance and on economic, financial, competitive and other factors, many of which are beyond PVI LP’s control. PVI LP’s business may not generate sufficient cash flow and future financings may not be available to provide sufficient net proceeds to meet these obligations or to successfully execute its business strategies.

(b)	Risk Factors Relating to the PVI LP Consideration Units

Priority of the PVI LP Consideration Units

The PVI LP Consideration Units will rank parri passu to PVI LP’s existing Series 1 Preferred Units as to distributions and the distribution of assets of PVI LP among its unitholders for the purpose of winding up its affairs. In addition, under the terms of Series 1 Preferred Units, PVI LP may not declare, pay or set apart for payment any distributions on the PVI LP Consideration Units or redeem or purchase (except in limited circumstances) any PVI LP Consideration Units, unless, in each case, all cumulative distributions on the Series 1 Preferred Units that are currently outstanding have been declared and paid.

The PVI LP Consideration Units have never been publicly traded and an active and liquid trading market for the PVI LP Consideration Units may not develop

The PVI LP Consideration Units are not listed on any securities exchange and PVI LP has no intention as of the date of the Offer to Exchange and the Circular to apply to list such securities on any securities exchange. There is no market through which the PVI LP Consideration Units may be sold and as a result Unitholders may not be able to resell such securities. There can be no assurance that such securities will be listed or a trading market will develop for the PVI LP Consideration Units, or if developed, that such a market will be sustained.

Non-U.S. Unitholders will be subject to foreign currency risk associated with the PVI LP Consideration Units and distributions thereon

The PVI LP Consideration Units are denominated in U.S. dollars. The distributions on the PVI LP Consideration Units will also be denominated in U.S. dollars but may be settled in the local currency of the Unitholder receiving the distribution. For each non-U.S. Unitholder, the value received in the local currency from the disposition of, or distribution on, the PVI LP Consideration Units will be determined based on the exchange rate between the U.S. dollar and the applicable local currency at the time of payment. As such, if the U.S. dollar depreciates significantly against the local currency of the non-U.S. Unitholder, the value received by such Unitholder in its local currency will be adversely affected.

Future sales or issuances of Equity Units or PVI LP Preferred LP Units in the public markets, or the perception of such sales or issuances, could depress the trading price of PVI LP Consideration Units

The sale or issuance of a substantial number of Equity Units, PVI LP Preferred LP Units or other securities of the Partnership in the public markets, or the perception that such sales or issuances could occur, could depress the market price of the PVI LP Consideration Units and impair the Partnership’s ability to raise capital through the sale of additional Equity Units, PVI LP Preferred LP Units or other securities. The Partnership cannot predict the effect that future sales or issuances of Equity Units, PVI LP Preferred LP Units or other securities would have on the market price of the PVI LP Consideration Units.

Ratings of PVI LP Consideration Units

The PVI LP Consideration Units have not been rated by any recognized ratings organization. If such securities are rated, real or anticipated changes in credit ratings on such securities may affect their market value. PVI LP Consideration Units will not necessarily trade at values determined solely by reference to their stated value. An increase in market interest rates may lead purchasers of PVI LP Consideration Units to demand a higher annual yield and this could adversely affect the market price of such securities. In addition, the market price for the PVI LP Consideration Units may be affected by changes in general market conditions, fluctuations in the market for equity or debt securities and numerous other factors beyond PVI LP’s control.

Mandatory Redemptions and Payments of Dividends

The PVI LP Consideration Units contain provisions for fixed cumulative preferential distributions and for mandatory redemptions in certain circumstances. There is no assurance that PVI LP will have the necessary funds to be able to pay such amounts when due.

The payment of distributions on the PVI LP Consideration Units will be subject to the prohibitions contained in the PVI LP LPA

Although the holders of the PVI LP Consideration Units will be entitled to receive fixed cumulative preferential distributions, as and when declared by the PVI LP General Partner, out of the moneys of the Partnership legally available for distributions under the laws of the Province of Ontario and without regard to the income of the Partnership, payable quarterly on the last day of January, April, July and October in each year, at an annual rate equal to US$1.00 per PVI LP Consideration Unit less any amount required by law to be deducted and withheld, the PVI LP General Partner will not allow the Partnership to make any distribution (i) unless there is sufficient cash available to make such distribution (including as a result of borrowing); (ii) which would render the Partnership unable to pay its debts as and when they fall do; or (iii) which, in the opinion of the PVI LP General Partner, would or might leave the Partnership with insufficient funds to meet any future or contingent obligations.

(c)	Risk Factors Relating to the SIB LP Consideration Units

The SIB LP Consideration Units have never been publicly traded and an active and liquid trading market for the SIB LP Consideration Units may not develop

The SIB LP Consideration Units are not listed on any securities exchange and neither PVI LP no SIB LP has any intention as of the date of the Offer to Exchange and the Circular to apply to list such securities on any securities exchange. There is no market through which the SIB LP Consideration Units may be sold and as a result Unitholders may not be able to resell such securities. There can be no assurance that such securities will be listed or a trading market will develop for the SIB LP Consideration Units, or if developed, that such a market will be sustained.

Non-U.S. Unitholders will be subject to foreign currency risk associated with the SIB LP Consideration Units and distributions thereon

The SIB LP Consideration Units are denominated in U.S. dollars. The distributions on the SIB LP Consideration Units will also be denominated in U.S. dollars but may be settled in the local currency of the Unitholder receiving the distribution. For each non-U.S. Unitholder, the value received in the local currency from the disposition of, or distribution on, the SIB LP Consideration Units will be determined based on the exchange rate between the U.S. dollar and the applicable local currency at the time of payment. As such, if the U.S. dollar depreciates significantly against the local currency of the non-U.S. Unitholder, the value received by such Unitholder in its local currency will be adversely affected.

Future sales or issuances of Equity Units, PVI LP Preferred LP Units or SIB LP Preferred LP Units in the public markets, or the perception of such sales or issuances, could depress the trading price of SIB LP Consideration Units

The sale or issuance of a substantial number of Equity Units, PVI LP Preferred LP Units, SIB LP Preferred LP Units or other securities of PVI LP or SIB LP in the public markets, or the perception that such sales or issuances could occur, could depress the market price of the SIB LP Consideration Units and impair the ability of PVI LP and/or SIB LP to raise capital through the sale of additional Equity Units, PVI LP Preferred LP Units, SIB LP Preferred LP Units or other securities. Neither PVI LP nor SIB LP can predict the effect that future sales or issuances of Equity Units, PVI LP Preferred LP Units, SIB LP Preferred LP Units or other securities would have on the market price of the SIB LP Consideration Units.

Ratings of SIB LP Consideration Units

The SIB LP Consideration Units have not been rated by any recognized ratings organization. If such securities are rated, real or anticipated changes in credit ratings on such securities may affect their market value. SIB LP Consideration Units will not necessarily trade at values determined solely by reference to their stated value. An increase in market interest rates may lead purchasers of SIB LP Consideration Units to demand a higher annual yield and this could adversely affect the market price of such securities. In addition, the market price for the SIB LP Consideration Units may be affected by changes in general market conditions, fluctuations in the market for equity or debt securities and numerous other factors beyond the control of PVI LP and SIB LP.

Mandatory Redemptions and Payments of Dividends

The SIB LP Consideration Units contain provisions for fixed cumulative preferential distributions and for mandatory redemptions in certain circumstances. There is no assurance that PVI LP or SIB LP will have the necessary funds to be able to pay such amounts when due.

The payment of distributions on the SIB LP Consideration Units will be subject to the prohibitions contained in the SIB LP LPA

Although the holders of the SIB LP Consideration Units will be entitled to receive fixed cumulative preferential distributions, as and when declared by the SIB LP General Partner, out of the moneys of SIB LP legally available for distributions under the laws of the Province of Ontario and without regard to the income of SIB LP, payable quarterly on the last day of January, April, July and October in each year, at an annual rate equal to US$1.00 per SIB LP Consideration Unit less any amount required by law to be deducted and withheld, the SIB LP General Partner will not allow SIB LP to make any distribution (i) unless there is sufficient cash available to make such distribution (including as a result of borrowing); (ii) which would render SIB LP unable to pay its debts as and when they fall do; or (iii) which, in the opinion of the SIB LP General Partner, would or might leave SIB LP with insufficient funds to meet any future or contingent obligations.

The SIB LP Consideration Units are subordinated to SIB LP’s existing and future debt obligations and SIB LP Senior Securities, as well as existing and future debt obligations of PVI LP’s subsidiaries and any capital stock of the Partnership’s subsidiaries held by others, and rank pari passu with the SIB LP Parity Securities. Interests of Unitholders in any SIB LP Consideration Units could be diluted by the issuance of additional units of SIB LP, including additional SIB LP Consideration Units, and by other transactions.

As of October 27, 2021, SIB LP had no debt and no credit facilities in place. SIB LP may incur debt under credit facilities, or other existing or future debt arrangements. The payment of principal and interest on SIB

LP’s debt will reduce cash available for distribution to its limited partners, including the Unitholders of SIB LP Consideration Units. In addition, the SIB LP Consideration Units will be structurally subordinated to all existing and future debt obligations of the Partnership’s subsidiaries and any capital stock of the Partnership’s subsidiaries held by others as to the payment of distributions and amounts payable upon liquidation. The issuance of any SIB LP Senior Securities or additional SIB LP Parity Securities (including additional series of the SIB LP Preferred LP Units and any other obligations of SIB LP that rank on parity with the SIB LP Consideration Units) would dilute the interests of the holders of SIB LP Consideration Units and could affect its ability to pay distributions on, redeem, or pay the liquidation preference on the SIB LP Consideration Units. Future issuances and sales of SIB LP Senior Securities, SIB LP Parity Securities or SIB LP Junior Securities, or the perception that such issuances and sales could occur, may cause prevailing market prices for the SIB LP Consideration Units to decline and may adversely affect SIB LP’s ability to raise additional capital in the financial markets at times and prices favorable to it.

The payment of distributions under the Guarantee is limited and uncertain and subordinate to all Senior Partnership Obligations

The payment of distributions under the Guarantee is limited to certain circumstances and is subordinate to all Senior Partnership Obligations. Although the SIB LP Consideration Units carry cumulative dividends, SIB LP may not be in a position pursuant to law to declare and pay such distributions as contemplated in the Offer to Exchange and the Circular. While the payment of such distributions has been guaranteed by PVI LP, such Guarantee is only triggered when such distributions are declared by the SIB LP General Partner or, upon the redemption, retraction or liquidation, dissolution or winding-up of SIB LP. The tax treatment of a payment under the Guarantee may differ from the tax treatment of the payment if it had been made by SIB LP.

Payment under the Guarantee will also depend, to a large extent, on the receipt by PVI LP of sufficient funds from its indirect subsidiaries as PVI LP does not have any significant assets of its own. A failure by PVI LP to pay such distributions or dividends may have an adverse effect on PVI LP, SIB LP and the market value of the SIB LP Consideration Units.

(d)	Risk Factors Relating to the Partnership

Please refer to the AIF which is specifically incorporated by reference in the Offer to Exchange and the Circular and in particular the risks and factors detailed in the AIF under the heading “Risk Factors”.

(e)	Risk Factors Relating to Tax

Eligible Canadian Corporate Unitholders that wish to defer all or a portion of any capital gain that would otherwise be realized on the disposition of their Equity Units pursuant to the Offer must elect pursuant to the Offer to dispose of their Equity Units to SIB LP and must also validly make and file a Tax Election Form (as defined herein) in respect of such disposition.

Canadian Corporate Unitholders who wish to defer the realization of all or a portion of any capital gain that would otherwise be realized on the disposition of Equity Units pursuant to the Offer must elect to dispose of their Equity Units to SIB LP in consideration for SIB LP Consideration Units. Such Canadian Corporate Unitholders must also make a joint tax election with SIB LP in the Tax Election Form (or any applicable provincial income tax law) and must file such Tax Election Form in the manner and within the time prescribed by the Tax Act (or any applicable provincial income tax law). Unless a valid Tax Election Form is made in accordance with the Tax Act, a Canadian Corporate Unitholder who disposes of Equity Units to SIB LP in consideration for SIB LP Consideration Units pursuant to the Offer will be considered to have disposed of its Equity Units for proceeds of disposition equal to the aggregate of the fair market value, at the time of the disposition, of the SIB LP Consideration Units received. See Section 14 of the Circular, “Certain Material Canadian Federal Income Tax Considerations”, for further detail with respect to such a disposition of Equity Units. Canadian Corporate Unitholders who wish to defer any capital gain that would otherwise be realized on the disposition of their Equity Units pursuant to the Offer should consult their own tax advisors.

Unitholders resident in Canada who also hold PVI LP Preferred LP Units may realize a greater capital gain (or reduced capital loss) for Canadian federal income tax purposes on the disposition of their Equity Units pursuant to Offer than they otherwise would if they did not hold or did not continue to hold such PVI LP Preferred LP Units before the end of the fiscal year of PVI LP.

Unitholders resident in Canada for purposes of the Tax Act who also hold (or continue to hold throughout the current fiscal period of PVI LP) PVI LP Preferred LP Units (including any PVI LP Consideration Units received as Option A Consideration or Option B Consideration pursuant to the Offer) will not cease to be a partner of PVI LP. As a result, no portion of the share of the income (or loss) of PVI LP for Canadian federal income tax purposes for the fiscal year of PVI LP (including an allocation of income from PVI LP in respect of certain dividends received by PVI LP) that includes the date on which the Equity Units are taken up pursuant to the Offer that is allocated to such Unitholders will be added (or deducted) in the computation of the adjusted cost base of such Unitholders’ Equity Units that are disposed of pursuant to the Offer. Instead, the share of the income (or loss) of PVI LP for Canadian federal income tax purposes for such fiscal year of PVI LP that is allocated to such Unitholders will generally be added (or deducted) in the computation of the adjusted cost base of such Unitholders’ PVI LP Preferred LP Units immediately following the end of such PVI LP’s fiscal year. Consequently, where there is such income to be so allocated, such Unitholders may have a lower adjusted cost base of the Equity Units that are disposed of pursuant to the Offer, and may therefore realize a greater capital gain (or reduced capital loss) for Canadian federal income tax purposes on the disposition of their Equity Units pursuant to the Offer, than otherwise would be the case if such Unitholders did not hold any other such units at the time of the disposition of their Equity Units pursuant to the Offer. Unitholders who also hold PVI LP Preferred LP Units or intend to hold PVI LP Consideration Units received pursuant to the Offer should consult their own tax advisors with respect to the Canadian federal income tax consequences to them of holding such units on the in their own particular circumstances.

PVI LP Considerations Units and SIB LP Considerations Units may not be “qualified investments” under the Tax Act for certain registered plans.

Unless the PVI LP Consideration Units or the SIB LP Consideration Units, as the case may be, are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the TSX and the NYSE), the PVI LP Consideration Units or the SIB LP Consideration Units, as the case may be, will not be “qualified investments” under the Tax Act for a trust governed by a registered retirement savings plan (“RRSP”), deferred profit sharing plan, registered retirement income fund (“RRIF”), registered education savings plan (“RESP”), registered disability savings plan (“RDSP”) and a tax-free savings account (“TFSA”) (each as defined in the Tax Act).

Generally, the PVI LP Consideration Units or the SIB LP Consideration Units, as the case may be, will not be a “prohibited investment” for a trust governed by an RRSP, RRIF, TFSA, RDSP or RESP provided that the annuitant under the RRSP or RRIF, the holder of the TFSA or RDSP or the subscriber of the RESP, as the case may be, deals at arm’s length with PVI LP or SIB LP, as the case may be, for purposes of the Tax Act and does not have a “significant interest” as defined in the Tax Act for purposes of such prohibited investment rules, in New LP or SIB LP, as the case may be, or the PVI LP Consideration Units or the SIB LP Consideration Units, as the case may be, are “excluded property” as defined in the Tax Act for purposes of such prohibited investment rules.

Holders of PVI LP Consideration Units or the SIB LP Consideration Units should consult with their own tax advisors regarding the application of the foregoing prohibited investment rules having regard to their particular circumstances.

8.	PURPOSE AND EFFECT OF THE OFFER; BACKGROUND TO THE OFFER

As of October 27, 2021, PVI LP had issued and outstanding 73,263,831 Equity Units. The Equity Units that PVI LP is offering to exchange, and causing SIB LP to exchange, pursuant to the Offer represent approximately 10.92% of the Equity Units issued and outstanding.

The Offer by PVI LP represents an effective use of the financial resources of the Partnership and its subsidiaries. The Equity Units are listed on the TSXV under the symbol “PVF.UN” and the average number of Equity Units traded over the last year was 19,299 per month. PVI LP is offering to exchange, and cause SIB LP to exchange, up to 8,000,000 Equity Units to provide liquidity to Unitholders who tender their Equity Units to the Offer. PVI LP is offering to acquire Equity Units by way of a substantial issuer bid since there is not a liquid market for the Equity Units, which means that it is unlikely that Unitholders would be able to realize in the market the fair market value of an Equity Unit indicated in the Valuation (see Section 13 of the Circular, “Valuation”). Accordingly, the Offer is being made to provide liquidity options to Unitholders who would like to realize liquidity over time. This will allow Unitholders to earn an increased levered return from the Partnership’s investment in Brookfield on a per unit basis.

In addition, Unitholders who tender Equity Units and own fewer than 100 Equity Units will not only avoid the payment of brokerage commissions but also any Odd Lot discounts applicable on a sale of their Equity Units in a transaction on the TSXV.

Neither PVI LP nor the PVI LP Board makes any recommendation to any Unitholder as to whether to deposit or refrain from depositing Equity Units. Unitholders are urged evaluate carefully all information in the Offer, including the risk factors set forth in Section 7 of the Circular, “Risk Factors”, and to consult their own investment and tax advisors and make their own decisions whether to deposit Equity Units to the Offer and, if so, how many Equity Units to deposit.

Management of the Partnership determined that pursuing an issuer bid would be an efficient use of its financial resources. On September 24, 2021, management recommended to the PVI LP Board that the Partnership undertake an issuer bid on terms to be determined by management within a timeframe and consideration parameters determined by the PVI LP Board. On September 24, 2021, the PVI LP Board formed an independent committee of the PVI LP Board (the “Independent Committee”) to retain an independent valuator, supervise the preparation of the independent valuation of the Partnership (the “Valuation”) and approve the Valuation. On September 24, 2021, the Independent Committee engaged Koger Valuations Inc. (the “Valuator”) to prepare the Valuation required in connection with MI 61-101 and consider the financial aspects of the issuer bid. On October 27, 2021, the Independent Committee approved the Valuation.

In considering management’s recommendation, the PVI LP Board considered the Valuation. Following discussion, the PVI LP Board unanimously (with Brian D. Lawson abstaining because of the potential for a conflict of interest given he has indicated that he may tender Equity Units) determined that it would be in the best interests of the Partnership and all of its Unitholders to proceed with an issuer bid. The PVI LP Board reviewed with management the content of the proposed Offer and Circular and authorized management, within specific delegated parameters, to fix the timing, size and consideration of the issuer bid.

Canadian securities laws prohibit PVI LP and its affiliates from acquiring any Equity Units, other than pursuant to the Offer, until at least 20 Business Days after the Expiration Date or termination of the Offer, except, in the case of acquisitions during the period following the Expiration Date, effected in the normal course on a published market or as otherwise permitted by applicable law. PVI LP may, subject to applicable law, in the future purchase additional Equity Units on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms which are more or less favourable to Unitholders than the terms of the Offer. Any possible future purchases by PVI LP will depend on many factors, including the market price of the Equity Units, PVI LP’s business and financial position, the results of the Offer and general economic and market conditions.

Unitholders should carefully consider the income tax consequences of accepting the Offer. See Section 14 of the Circular, “Certain Material Canadian Federal Income Tax Considerations”.

9.	FINANCIAL STATEMENTS

Unitholders may obtain copies of available financial statements, without charge, upon request to the Partnership by mail at Suite 210, Brookfield Place, 181 Bay Street, Toronto, Ontario, M5J 2T3, by telephone at (416) 956-5142.

10.	PRICE RANGE OF UNITS; DISTRIBUTIONS; PREVIOUS SALES AND PURCHASES OF SECURITIES; PREVIOUS DISTRIBUTIONS OF UNITS

Trading of Equity Units on Principal Markets. The Equity Units are listed on the TSXV under the symbol “PVF.UN”. The following table sets forth for the periods indicated the high and low closing prices per Equity Unit and volumes of Equity Units traded on the TSXV from April 2021, as compiled from published financial sources:

		TSXV
Month	High (US$)(1)	Low (US$)(1)	Volume
April 2021	46.06	43.88	10,417
May 2021	49.21	44.44	14,270
June 2021	52.67	47.67	11,089
July 2021	55.75	50.54	8,834
August 2021	58.18	52.72	13,371
September 2021	59.39	55.96	12,048
October 1 to 26 2021	59.79	54.14	5,574

(1)	Based on a US$/C$ exchange rate of 1.2376, being the daily US$/C$ average exchange rate provided by the Bank of Canada for October 26, 2021 (the “Exchange Rate”).

On October 26, 2021, the last full Trading Day prior to the announcement of the Offer, the closing price per Equity Unit on the TSXV was US$58.99 based on the Exchange Rate. The average closing price per Equity Unit on the TSXV over the 20 Trading Days preceding the announcement of the Offer was US$56.90 based on the Exchange Rate. The Equity Units did not trade on the TSXV on September 28, 2021, September 30, 2021, October 6, 2021, October 7, 2021, October 12, 2021, October 14, 2021, October 15, 2021, October 22, 2021 and October 25, 2021.

Unitholders are urged to obtain current market quotations for the Equity Units.

Distribution Policy. With respect to its Series 1 Preferred Units, PVI LP currently pays a quarterly fixed cumulative preferential distribution, as and when declared by the PVI LP General Partner, on the last day of January, April, July and October in each year at an annual rate equal to US $1.125 per Series 1 Preferred Unit. With respect to its Equity Units, the declaration and payment of any distributions to such holders is at the discretion of the PVI LP General Partner and there is no distribution policy in place for its Equity Units.

Previous Purchases and Sales of Securities. Except for the purchase of (i) Equity Units pursuant to the Partnership’s normal course issuer bid effective from October 1, 2020 to September 30, 2021 (the “Equity LP NCIB”) as described below and (ii) 3,958,203 Series 1 Preferred Units pursuant to the Partnership’s substantial issuer bid which expired on November 30, 2020, during the 12 months preceding the date of the Offer, PVI LP has not purchased or sold any securities of PVI LP.

During the 12 months preceding the date of the Offer, the Partnership has purchased an aggregate of 105,300 Equity Units at a volume-weighted average price of C$57.07 per Equity Unit under the Equity LP NCIB.

11.	INTEREST OF TRUSTEES AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OFFER

Ownership of PVI LP. The following table indicates, as at October 27, 2021, the number of outstanding Equity Units and Series 1 Preferred Units beneficially owned, directly or indirectly, or over which control or direction is exercised, by each trustee and officer of the PVI LP General Partner, each associate or affiliate of a director or officer of the PVI LP General Partner, each person or company which holds more than 10% of the Equity Units and Series 1 Preferred Units and any person or company acting jointly or in concert with PVI LP. The PVI LP General Partner owns 100% of the issued and outstanding PVI LP General Partner Units.

Name	Relationship with PVI LP	# of Equity Units Beneficially Owned		% of Outstanding Equity Units Beneficially Owned		# of Series 1 Preferred Beneficially Owned	% of Outstanding Series 1 Preferred Units Beneficially Owned
Partners Limited Head Office Address: Suite 210, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada M5J 2T3	Affiliate	38,762,620	(1)	52.90	%(1)	2,750,647	17.15%
PVII Subco Inc. Head Office Address: Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada M5J 2T3	Affiliate	—		—		9,915,730	61.82%
Loretta M. Corso	Corporate Secretary	—		—		—	—
Brian D. Lawson	Trustee	3,079,730		4.20%		735,510	4.58%
Frank N.C. Lochan	Chair; Trustee	—		—		—	—
Bahir Manios	Trustee; President	—		—		—	—
Kathy Sarpash	Senior Vice-President and General Counsel	—		—		—	—
Bryan Sinclair	Senior Associate	—		—		—	—
Danesh K. Varma	Trustee	—		—		—	—
Leslie Yuen	Director, Finance	—		—		—	—
Rachel Powell	Chief Financial Officer	—		—		—	—
Ralph J. Zarboni	Trustee	3,800		0.01%		—	—

(1)	Includes direct and indirect ownership by Partners Limited.

Acceptance of the Offer. To the knowledge of PVI LP, after reasonable enquiry, no person (other than Brian D. Lawson) named under “Interest of Directors and Officers; Transactions and Arrangements Concerning the Offer — Ownership of PVI LP” will be depositing any Equity Units pursuant to the Offer. Brian D. Lawson has advised the Partnership that he may tender Equity Units pursuant to the Offer.

Interested Parties. No person owns more than 10% of the Equity Units other than Partners which owns, directly or indirectly, or exercises control or direction over, 38,762,620 Equity Units as of the date hereof, representing approximately 52.90% of the issued and outstanding Equity Units.

As of October 27, 2021, all officers and trustees of the PVI LP General Partner as a group, together with their associates, beneficially owned, directly or indirectly, or exercised control or direction over an aggregate of 3,083,530 Equity Units or approximately 4.21% of the outstanding Equity Units. If PVI LP and SIB LP were to together exchange an aggregate of 8,000,000 Equity Units pursuant to the Offer and no officer or trustee deposits

Equity Units pursuant to the Offer, the PVI LP General Partner’s officers and trustees as a group will beneficially own approximately 4.72% of the outstanding Equity Units.

Commitments to Acquire Equity Units. PVI LP does not have commitments to purchase or exchange Equity Units, other than pursuant to the Offer. To the knowledge of PVI LP, after reasonable enquiry, no person named above has any commitment to purchase or exchange Equity Units.

Benefits from the Offer. No person named above will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than the consideration available to any Unitholder who does or does not participate in the Offer. See above under “— Interested Parties” for the impact of the Offer on the interest of Partners in PVI LP.

Contracts, Arrangements or Understandings with Unitholders. Other than as discussed above, there are no contracts, agreements or understandings, formal or informal, between PVI LP and any Unitholder or trustee or officer of the PVI LP General Partner in relation to the Offer or any person or company with respect to any securities of PVI LP in relation to the Offer.

12.	MATERIAL CHANGES IN THE AFFAIRS OF PVI LP

Except as described or referred to herein, PVI LP is not aware of any other material fact concerning the Equity Units or any other matter not previously disclosed and known to PVI LP which would reasonably be expected to affect the decision of Unitholders to accept or reject the Offer. See Section 9 of the Circular, “Financial Statements”. Except as described or referred to herein or as otherwise publicly disclosed, PVI LP does not have current plans or proposals to make any material change in its business, corporate structure, management or personnel.

13.	VALUATIONS

Valuation. On October 26, 2021, the Valuator delivered to the PVI LP Board its Valuation entitled “Partners Value Investments LP Valuation Report” The Valuation has been prepared in compliance with the provisions of MI 61-101. A copy of the Valuation is attached to this Circular as Schedule “A”.

Unitholders should carefully review and consider the Valuation in its entirety. The Valuation is subject to the qualifications, assumptions and restrictions set out therein and the conclusions in the Valuation are premised on various assumptions including the value of the Equity Units, the PVI LP Consideration Units and the SIB LP Consideration Units. Changes in the trading price of the Equity Units or changes in the other underlying assumptions could cause the value conclusions to change.

The Valuator is a business valuation firm with over twenty years of broad-based experience in providing valuation opinions and other services to both private and public Canadian companies operating in a variety of different industries.

The Valuator was retained by the PVI LP Board to provide a “formal valuation” (as such term is defined in MI 61-101) with respect to the fair market value of the issued and outstanding Equity Units, the PVI LP Consideration Units and the SIB LP Consideration Units. For the purposes of the Valuation, the valuation date was October 26, 2021.

The Valuator has been determined to be qualified and independent for the purposes of MI 61-101. The Valuator (i) is not an insider, associate or affiliate of PVI LP, (ii) has not acted as an advisor to PVI LP in connection with the Offer, (iii) for its Valuation, will be compensated based on hourly charges to PVI LP based on the time spent preparing the Valuation, and such compensation is not contingent in any way on the conclusions in the Valuation or the outcome of the Offer, (iv) has no financial interest in the outcome of the Offer, (v) is not the external auditor of PVI LP, and (vi) may, in the future, provide professional services to PVI LP and/or its affiliates in the ordinary course of its business.

On October 26, 2021, the Valuator delivered its Valuation to the PVI LP Board. The Valuation has been prepared in compliance with the provisions of applicable Canadian securities laws. The Valuation, dated October 26, 2021 and effective as at October 26, 2021, contains the Valuator’s opinion that, based on the scope of their review and subject to the qualifications, assumptions and restrictions provided therein:

•	the fair market value of an Equity Unit ranges from US$78.35 to US$92.03 per Equity Unit;

•	the fair market value of each PVI LP Consideration Unit is US$25.00; and

•	the fair market value of each SIB LP Consideration Unit is US$25.00.

The Valuation was based upon securities market, economic and general business conditions prevailing at October 26, 2021, and the condition and prospects, financial and otherwise, of PVI LP as reflected in the information and documents reviewed by the Valuator and as they were represented to the Valuator in its discussions with management. For the purpose of the Valuation, the Valuator stated that fair market value is defined as the highest price available in an open and unrestricted market between informed and prudent parties, acting at arm’s length and under no compulsion to act, expressed in terms of money or money’s worth. In determining fair market value, the Valuator did not include a downward adjustment to reflect the liquidity of the Equity Units, the PVI LP Consideration Units nor the SIB LP Consideration Units nor the effect of the Offer on the Equity Units, the PVI LP Consideration Units or the SIB LP Consideration Units.

Prior Valuations. PVI LP is not aware of any “prior valuations”, as defined in MI 61-101, regarding PVI LP or its material assets or securities within the 24-month period preceding the date of the Offer.

14.	CERTAIN MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material Canadian federal income tax considerations under the Tax Act generally applicable to a Unitholder, who for purposes of the Tax Act and at all relevant times, is or is deemed to be resident in Canada, holds Equity Units (and any other partnership interests in PVI LP), PVI LP Consideration Units and SIB LP Consideration Units as capital property, deals at arm’s length with and is not affiliated with PVII, PVI LP, the PVI LP General Partner, SIB LP, the SIB LP General Partner and their respective affiliates, is not exempt from tax under Part I of the Tax Act, and whose Equity Units are validly tendered and purchased by PVI LP or exchanged into SIB LP Consideration Units pursuant to the Offer. Generally, the Equity Units (and any other partnership interests in PVI LP), PVI LP Consideration Units and the SIB LP Consideration Units will be considered to be capital property to a Unitholder, provided that the Unitholder does not use or hold the Equity Units (and any other partnership interests in PVI LP), PVI LP Consideration Units and the SIB LP Consideration Units in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. The election pursuant to subsection 39(4) of the Tax Act to deem every “Canadian security” to be capital property to a Unitholder in the taxation year in which the election is made and any other subsequent taxation year does not apply to any of the Equity Units, PVI LP Consideration Units or the SIB LP Consideration Units.

This summary is not applicable to a Unitholder: (i) that is a “financial institution” as defined in the Tax Act for purposes of the “mark-to-market” property rules, (ii) that is a “specified financial institution” as defined in the Tax Act, (iii) who makes or has made a functional currency reporting election pursuant to section 261 of the Tax Act, (iv) an interest in which would be a “tax shelter investment” as defined in the Tax Act or who acquires Equity Units, PVI LP Consideration Units and/or SIB LP Consideration Units as a “tax shelter investment” (and this summary assumes that no such persons hold any such units), (v) that has, directly or indirectly, a “significant interest” as defined in subsection 34.2(1) of the Tax Act in PVI LP or SIB LP, (vi) if any affiliate of PVI LP or SIB LP is, or becomes as part of a series of transactions that includes the acquisition of Equity Units, PVI Consideration Units or SIB Consideration Units, a “foreign affiliate” for purposes of the Tax Act of such Unitholder or of any corporation that does not deal at arm’s length with such Unitholder for purposes of the Tax Act, or (vii) that has entered into or will enter into a “derivative forward agreement”, as defined in the Tax Act, in respect of the Equity Units, PVI Consideration Units or SIB Consideration Units. Any such Unitholders should consult their own tax advisors with respect to tendering or exchanging Equity Units pursuant to the Offer.

This summary is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and the current published administrative practices and assessing policies of the CRA. This summary assumes that all Tax Proposals will be enacted in the form proposed but no assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, administrative or legislative decision or action, or changes in the CRA’s administrative and assessing policies and practices, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those described herein. This summary is not exhaustive of all possible Canadian federal income tax consequences that may affect Unitholders. Unitholders should consult their own tax advisors in respect of the provincial, territorial or foreign income tax consequences to them of selling Equity Units to PVI LP or exchanging Equity Units with SIB LP pursuant to the Offer.

This summary assumes that neither PVI LP nor SIB LP is a “tax shelter” as defined in the Tax Act or a “tax shelter investment”. However, no assurance can be given in this regard. This summary further that SIB LP will not be a “SIFT partnership” at any relevant time for purposes of the rules applicable to “SIFT trusts” and “SIFT partnerships” (each as defined in the Tax Act) in the Tax Act (“SIFT Rules”) at any relevant time. However, there can be no assurance that the SIFT Rules will not be revised or amended such that the SIFT Rules will apply.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not, and should not be construed as, legal or tax advice to any particular Unitholder and no representations with respect to the Canadian federal income tax consequences to any particular Unitholder are made. Accordingly, Unitholders are urged to consult their own tax advisors regarding the income tax consequences to them of participating in the Offer in light of their particular circumstances.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Equity Units, PVI LP Consideration Units and SIB LP Consideration Units must be expressed in Canadian dollars including any distributions, adjusted cost base and proceeds of disposition. For purposes of the Tax Act, amounts denominated in a currency other than the Canadian dollar generally must be converted into Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules in the Tax Act in that regard.

Adjusted Cost Base of a Unitholder’s Equity Units.

Subject to the general rules on averaging of cost base, the adjusted cost base of an Equity Unit to a Unitholder will generally be equal to: (i) the actual cost of the Equity Unit (excluding any portion thereof financed with limited recourse indebtedness); plus (ii) the pro-rata share of PVI LP’s income allocated to the Unitholder for PVI LP’s fiscal years ending before the relevant time in respect of the Equity Unit; less (iii) the aggregate of the pro-rata share of PVI LP’s losses allocated to the Unitholder (other than losses that cannot be deducted because they exceed the Unitholder’s “at-risk” amount) for PVI LP’s fiscal years ending before the relevant time in respect of the Equity Unit; and less (iv) the Unitholder’s distributions received (other than distributions on the Unit paid through the payment-in-kind feature) from PVI LP before the relevant time in respect of the Equity Unit. The foregoing discussion of the calculation of the adjusted cost base assumes that each class or series of partnership interests in PVI LP held by a Unitholder are treated as separate property for purposes of the Tax Act.

However, where a partner holds more than one class or series of interests in a partnership, the CRA’s position is to treat all the different classes or series of membership interests in a partnership that a partner may hold as one capital property, including for purposes of determining the adjusted cost base of all such partnership interests. As a result, on a disposition of a particular class or series of unit, a partner’s total adjusted cost base is required to be allocated in a reasonable manner to the particular class or series of unit being disposed of. As acknowledged by the CRA, there is no particular method for determining a reasonable allocation of the adjusted cost base of a partnership interest to the part of the partnership interest that is disposed of. Furthermore, there may be more than one reasonable method.

Based on the CRA’s position, (i) on a disposition of Equity Units pursuant to the Offering by a Unitholder who holds Equity Units as well as other classes or series of units in PVI LP, or (ii) on a disposition of any

PVI LP Consideration Units or SIB LP Consideration Units received pursuant to the Offering by a Unitholder, the Unitholder should generally be able to allocate the Unitholder’s adjusted cost base in a manner that treats the different classes and series of units of PVI LP or SIB LP, as the case may be, as separate property. Accordingly, the PVI LP General Partner intends to provide Unitholders with partnership information returns using such allocation.

The adjusted cost base of a Unitholder’s Equity Units (or PVI LP Preferred LP Units) may increase by the Special Income Allocation Amount in the circumstances described below.

Disposition of Equity Units in Exchange for Option A Consideration or Option B Consideration in the Form of PVI LP Consideration Units.

A Unitholder that sells an Equity Unit to PVI LP in exchange for Option A Consideration or Option B Consideration in the form of PVI LP Consideration Units pursuant to the Offer will be considered to have disposed of such Equity Units for proceeds of disposition equal to the fair market value at the time of the disposition of the PVI LP Consideration Units received plus the amount of any cash received (including cash in lieu of fractional PVI LP Consideration Units).

The disposition of the Equity Unit will result in the realization of a capital gain (or capital loss) by such Unitholder equal to the amount by which the Unitholder’s proceeds of disposition of the Equity Unit, less any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the Unitholder of the Equity Unit. See “Taxation of Capital Gains and Capital Losses” below for a discussion of the tax treatment of capital gains (and capital losses).

For a Unitholder that has ceased to be a partner of PVI LP during the fiscal period during which a disposition of Equity Units pursuant to the Offer occurs, the share of the income (or loss) of PVI LP for tax purposes for that fiscal period that is allocated to the Unitholder will generally be added (or deducted) in the computation of the adjusted cost base of the Unitholder’s Units immediately prior to the time of the disposition.. This is expected to include an allocation of the Special Income Allocation Amount, including an amount in respect of certain dividends that PVI LP has received or will receive from PVII.

For a Unitholder that does not cease to be a partner of PVI LP during the fiscal period during which a disposition of Equity Units pursuant to the Offer occurs, no portion of the share of the income (or loss) of PVI LP for tax purposes for the fiscal period which is allocated to such a Unitholder will be added (or deducted) in the computation of the adjusted cost base of the Unitholder’s Equity Units that are disposed of under the Offer. However, such share of the income (or loss) will generally be added (or deducted) in the computation of the adjusted cost base of the Unitholder’s remaining Units Equity (if any) and PVI LP Consideration Units immediately following the end of PVI LP’s fiscal year in which the disposition takes place. This is expected to include an allocation of the Special Income Allocation Amount, including an amount in respect of certain dividends that PVI LP has received or will receive from PVII.

For these purposes, i) a Unitholder that currently holds only Equity Units (and no PVI LP Preferred LP Units), is disposing of all such Equity Units in consideration for PVI LP Consideration Units and will dispose of all PVI LP Consideration Units received pursuant to the Offer is generally considered to have ceased to be a partner of PVI LP, and ii) a Unitholder that (A) also currently holds and continues to hold PVI LP Preferred LP Units, (B) currently holds only Equity Units but tenders less than all such Equity Units in consideration for Option A Consideration and continues to hold the Equity Units not tendered, or (C) disposes of all Equity Units currently held for PVI LP Consideration Units and does not dispose of such PVI LP Consideration Units received pursuant to the Offer is generally considered to continue to be a partner of PVI LP throughout the particular fiscal period of PVI LP. If, however, a Unitholder is entitled to receive a distribution from PVI LP after the disposition of all of the Unitholder’s Equity Units or PVI LP Preferred Units, then the Unitholder will be deemed to dispose of such Equity Units or PVI LP Preferred Units, as the case may be, at the later of: (i) the end of the fiscal year of PVI LP during which the disposition occurred; and (ii) the date of the last distribution made by PVI LP to which the Unitholder was entitled.

See “Allocation of Income (or Loss) of PVI LP” below for a discussion of the allocation of income (or loss) from PVI LP to Unitholders, including with respect to a special allocation of income realized by PVI LP.

The aggregate cost to a Unitholder of PVI LP Consideration Units acquired on the exchange will be equal to the fair market value at the time of exchange of the Equity Units exchanged by a Unitholder for PVI LP Consideration Units minus, in the case of Option A Consideration, the amount of cash received.

Allocation of Income (or Loss) of PVI LP.

Under the SIFT Rules, certain income and gains earned by a “SIFT partnership” are subject to income tax (“SIFT Tax”) at the partnership level at a rate similar to a corporation and allocations of such income and gains to its partners will be taxed as a dividend from a taxable Canadian corporation. The PVI LP General Partner expects that PVI LP will be a “SIFT partnership” for each of its taxation years. However, the PVI LP General Partner does not expect that PVI LP will earn any material amount of income other than taxable dividends (or capital gains dividends) from shares of taxable Canadian corporations (including mutual fund corporations held by PVI LP). As a result, the PVI LP General Partner does not expect that PVI LP will be liable for any material amount of SIFT Tax for any taxation year. The following discussion assumes that PVI LP will have no liability for SIFT Tax in any taxation year.

PVI LP is not subject to tax under the Tax Act. Each Unitholder is required to include (or, subject to the “at-risk rules” discussed below, entitled to deduct) in computing his or her income for a particular taxation year the Unitholder’s share of the income (or loss) of PVI LP for its fiscal year ending in, or coincidentally with, the Unitholder’s taxation year end. The income (or loss) of PVI LP for a fiscal period for purposes of the Tax Act is computed as if it were a separate person resident in Canada and the partners are allocated a share of that income (or loss) in accordance with the LPA. For this purpose, PVI LP’s fiscal year end is December 31. In general, the income for tax purposes of the Partnership for a given fiscal year is allocated to each Unitholder based on the proportionate amount of distributions received (other than distributions paid in Preferred LP Units.

If, with respect to a given fiscal year, no distribution is made by PVI LP or PVI has a loss for tax purposes, one quarter of the income, or loss, as the case may be, for tax purposes for such fiscal year (net of an amount of income or loss, as the case may be, for tax purposes for such fiscal year that is allocated to Unitholders of PVI LP Preferred LP Units) is allocated to the Unitholders of Equity Units at the end of each calendar quarter based on the proportionate number of Equity Units held after an amount of income or loss, as the case may be, for purposes of the Tax Act. In general, a Unitholder’s share of any income (or loss) of PVI LP from a particular source will be treated as if it were income (or loss) of the Unitholder from that source, and any provisions of the Tax Act applicable to that type of income (or loss) will apply to the Unitholder.

The PVI LP General Partner expects that the income of PVI LP will consist only of taxable dividends received on the shares of taxable Canadian corporations held by PVI LP. Generally, a Unitholder’s share of taxable dividends received or considered to be received by PVI LP in a fiscal year on the shares of taxable Canadian corporations held by PVI LP will be treated as a taxable dividend received by the Unitholder and will be subject to the normal rules in the Tax Act applicable to such dividends (and a Unitholder’s share of capital gains dividends received or considered to be received by PVI LP in a fiscal year on the shares of a mutual fund corporation held by PVI LP will be deemed to be a capital gain realized by the Unitholder).

Where the conditions for a special allocation as discussed below are not met, any income or, subject to the “at-risk rules”, loss realized by PVI LP in connection with the Offer will generally be allocated to Unitholders as described above.

However, in general terms, the income of PVI LP for a fiscal year will be subject to a special allocation where each of the following conditions is met: (a)(i) the money or property that is used by PVI LP to exchange for the Units pursuant to the Offer is derived exclusively in whole or in part, directly or indirectly, from money or property that is received by the Partnership from PVII in respect of the Partnership’s ownership of shares of PVII in any manner whatsoever, including by way of dividends, return of capital or buy back of shares, or (ii) the property that is used by PVI LP to acquire, buy, buy back or otherwise purchase Equity Units consists of securities of PVI LP and, in connection with such a transaction, PVI LP receives a “taxable dividend” (for purposes of the Tax Act) from PVII; (b) PVI LP has net income (and not a loss) for the fiscal year, and (c) such net income includes positive amounts each of which is an amount that is derived from income or capital gains realized by the PVI LP by reason of or in connection with transactions whereby (i) PVII directly or indirectly provides money or property that is used for providing consideration under the Offer or (ii) PVI LP receives a “taxable dividend” (as defined in the Tax Act) from PVII in connection with the Offer. Where all of the foregoing conditions are met, the lesser of (1) the income of PVI LP for the fiscal year, and (2) the aggregate of the positive amounts included in the income of PVI LP described in (c) above, will be allocated exclusively and specially (the “Special Income Allocation Amount”) only to Unitholders whose Equity Units are purchased by PVI LP pursuant to the Offer, on the basis that each such Unitholder shall be allocated the proportion of the Special Income Allocation Amount that the number of Equity Units acquired by PVI LP from the Unitholder is of the total number of Equity Units acquired from all such Unitholders. The balance (if any) of the income of PVI LP (being the amount remaining after subtracting the Special Income Allocation Amount from the income of PVI LP) will be allocated to the Unitholders in accordance with the general income allocation methodology described above.

The proceeds of disposition of an Equity Unit on a sale of an Equity Unit pursuant to the Offer will not be a distribution for purposes of the way in which the income of PVI LP is allocated to a Unitholder. If PVI LP incurs losses for purposes of the Tax Act, each Unitholder will be entitled to deduct in the computation of its income for purposes of the Tax Act the Unitholder’s share of any such losses for any fiscal year to the extent that its investment is “at-risk” within the meaning of the Tax Act. In general, the amount “at-risk” for a limited partner in a limited partnership for any taxation year will be the adjusted cost base of the limited partner’s partnership interest at the end of the year, plus any income allocated to the limited partner for the year, less any amount owing by the limited partner (or a person with whom the limited partner does not deal at arm’s length for purposes of the Tax Act) to the partnership (or to a person with whom the partnership does not deal at arm’s length for purposes of the Tax Act) and less the amount of any benefit that a limited partner (or a person with whom the limited partner does not deal at arm’s length for purposes of the Tax Act) is entitled to receive or obtain for the purpose of reducing, in whole or in part, any loss of the limited partner from the investment.

Unitholders who hold Equity Units as well as other partnership interests in PVI LP should refer to the discussion of the calculation of adjusted cost base above.

Disposition of Equity Units in Exchange for Option B Consideration in the Form of SIB LP Consideration Units – Non-Rollover Transaction.

A Canadian Corporate Unitholder that validly elects to receive Option B Consideration in the form of SIB LP Consideration Units in exchange for Equity Units will, unless it files a Tax Election Form as discussed below, be considered to have disposed of such Equity Units for proceeds of disposition equal to the aggregate fair market value of the SIB LP Consideration Units at the time of the exchange plus cash in lieu of fractional SIB LP Consideration Units received by the Canadian Corporate Unitholder on the exchange.

Such Canadian Corporate Unitholder will generally realize a capital gain (or a capital loss) equal to the amount by which such Unitholder’s proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the “adjusted cost base” (as defined in the Tax Act) of the Unitholder’s Equity Units. For a description of the tax treatment of capital gains and capital losses, see “Taxation of Capital Gains and Capital Losses” below.

The aggregate cost to a Canadian Corporate Unitholder of SIB LP Consideration Units acquired on the exchange will be equal to the fair market value at the time of exchange of the Equity Units exchanged by the Canadian Corporate Unitholder for SIB LP Consideration Units.

Disposition of Equity Units in Exchange for SIB LP Consideration Units – Tax Election Filed.

A Canadian Corporate Unitholder that validly elects to receive Option B Consideration in the form of SIB LP Consideration Units in exchange for Equity Units and that files a valid Tax Election Form (and any corresponding form under provincial or territorial tax legislation), may thereby obtain a full or partial deferral of the realization of a capital gain otherwise arising on the exchange of such Equity Units, depending on the Elected Amount (as defined below) and the adjusted cost base to the Canadian Corporate Unitholder of such Equity Units at the time of exchange.

The comments made herein with respect to such tax elections are provided for general information only. The law in this area is complex and contains numerous technical requirements. Unitholders that wish to file tax election forms should consult their own tax advisors and give their immediate attention to this matter.

Elected Amount. A Canadian Corporate Unitholder that validly elects to receive Option B Consideration in the form of SIB LP Consideration Units in exchange for Equity Units pursuant to, and may elect an amount which, subject to certain limitations contained in the Tax Act, will be treated as the proceeds of disposition of such Equity Units (the “Elected Amount”). For purposes of the Tax Act and the joint election pursuant to subsection 97(2) of the Tax Act (the “Tax Election Form”), the Elected Amount may not:

(a)	be less than the amount of any cash in lieu of fractional SIB LP Consideration Units received by the Canadian Corporate Unitholder;

(b)

be less than the lesser of (i) the adjusted cost base to the electing Canadian Corporate Unitholder of the Equity Units at the time of exchange which are exchanged for SIB LP Consideration Units, and (ii) the fair market value of such Equity Units at the time of exchange; and

(c)	exceed the fair market value of the Equity Units at the time such Equity Units are exchanged for SIB LP Consideration Units.

Tax Treatment to Canadian Corporate Unitholders. Where an electing Canadian Corporate Unitholder files a valid Tax Election Form in respect of Equity Units that complies with the rules in the Tax Act, the tax treatment to such electing Canadian Corporate Unitholder will generally be as follows:

(a)	the electing Canadian Corporate Unitholder will be deemed to have disposed of such Equity Units for proceeds of disposition equal to the Elected Amount;

(b)

the electing Canadian Corporate Unitholder will not realize a capital gain (or a capital loss), provided that the Elected Amount is equal to the sum of (i) the aggregate adjusted cost base to the electing Canadian Corporate Unitholder of such Equity Units immediately before the time of exchange and (ii) any reasonable costs of disposition;

(c)

the electing Canadian Corporate Unitholder will realize a capital gain (or a capital loss) to the extent that the Elected Amount exceeds (or is exceeded by) the aggregate of (i) the aggregate adjusted cost base to the electing Canadian Corporate Unitholder of such Equity Units immediately before the time of exchange and (ii) any reasonable costs of disposition. For a description of the tax treatment of capital gains and capital losses, see “Taxation of Capital Gains and Capital Losses” below; and

(d)

the cost to the electing Canadian Corporate Unitholder of the SIB LP Consideration Units received on the exchange will be equal to the Elected Amount less the amount of cash received in lieu of fractional SIB LP Consideration Units.

Procedure for Making an Election. An electing Canadian Corporate Unitholder must deliver to SIB LP two copies of any applicable Tax Election Form duly completed and executed by such electing Canadian Corporate Unitholder (and any similar form required under any applicable provincial or territorial tax legislation) by March 31, 2022 (the “Election Deadline”), including (i) the required information concerning the electing Canadian Corporate Unitholder, (ii) the number of Equity Units being exchanged for SIB LP Consideration Units, and (iii) the applicable Elected Amounts for such Equity Units. The relevant Tax Election Form is CRA Form T2059. Certain provinces or territories may require that a separate tax election form or other joint tax election be filed for provincial or territorial income tax purposes. SIB LP will also make a joint tax election with an electing Canadian Corporate Unitholder under the provisions of any relevant provincial or territorial income tax law having similar effect to subsection 97(2) of the Tax Act.

Subject to the applicable Tax Election Form (and any applicable provincial or territorial form) being correct and complete and complying with the provisions of the applicable income tax law and the Offer, SIB LP will sign such duly completed forms received from an electing Canadian Corporate Unitholder within 30 days after the Election Deadline and return them by mail to the electing Unitholder for filing. It is the electing Canadian Corporate Unitholder’s sole responsibility to sign and file such forms with the applicable governmental authority within the prescribed time in the Tax Act (or applicable provincial or territorial legislation).

None of PVI LP, PVI LP General Partner, SIB LP, or the SIB LP General Partner will be responsible for the proper or accurate completion of any Tax Election Form (or similar form required by provincial or territorial law), the verification of the content of any such forms or the tax consequences thereof to an electing Canadian Corporate Unitholder and none of PVI LP, PVI LP General Partner, SIB LP or the SIB LP General Partner will be responsible for the payment of any taxes, interest, expenses, damages, penalties or any other costs resulting from the failure by an electing Canadian Corporate Unitholder to properly and accurately complete or file the necessary forms in the manner and within the time prescribed by the Tax Act (or applicable provincial or territorial legislation), all of which are the sole responsibility of the electing Unitholder. In its sole discretion, SIB LP may choose to sign and return Tax Election Forms (or similar forms required by provincial or territorial law) received after the deadline described above, but SIB LP will have no obligation to do so.

For the CRA to accept a Tax Election Form without a late filing penalty being paid by an electing Canadian Corporate Unitholder, the Tax Election Form, duly completed and executed by both the electing Canadian Corporate Unitholder and SIB LP must be received by the CRA on or before the earliest due date for the filing of any partner of SIB LP or the electing Canadian Corporate Unitholder’s income tax return for their taxation year which includes the date on which the Equity Units are exchanged for the Option A Consideration or the Option B Consideration.

Relevant Canadian Corporate Unitholders who intend on making the joint election pursuant to subsection 97(2) of the Tax Act should contact SIB LP by telephone at 416-956-5142.

It will be the sole responsibility of each electing Canadian Corporate Unitholder that wishes to make such an election to obtain the appropriate federal, provincial or territorial tax election forms and to duly complete and submit such forms to SIB LP by the Election Deadline and to subsequently file such elections within the time prescribed by legislation.

Holding of SIB LP Consideration Units.

During the period that a Canadian Corporate Unitholder holds SIB LP Consideration Units, such Canadian Corporate Unitholder will be a partner of SIB LP and will generally be subject to the income tax consequences described below. This summary does not consider all of the potential tax considerations applicable to a Canadian Corporate Unitholder acquiring SIB LP Consideration Units and becoming a partner of SIB LP and any such Canadian Corporate Unitholder should contact Canadian Corporate Unitholder’s own tax advisors having regard to the Canadian Corporate Unitholder’s particular circumstances.

Computation of Income or Loss. Each Canadian Corporate Unitholder is required to include (or, subject to the “at-risk rules” discussed below, entitled to deduct) in computing its income for a particular taxation year the Unitholder’s share of the income (or loss) and taxable capital gains (or allowable capital losses) of SIB LP for its fiscal year ending in, or coincidentally with, the Canadian Corporate Unitholder’s taxation year end that is allocated pursuant to the SIB LP LPA, whether or not any amount is distributed to the Canadian Corporate Unitholder in the taxation year.

SIB LP will not itself be a taxable entity and is not expected to be required to file an income tax return in Canada (other than an information return) for any fiscal period. However, the income (or loss) of SIB LP for a fiscal period for purposes of the Tax Act will be computed as if it were a separate person resident in Canada and the partners will be allocated a share of that income (or loss) in accordance with the SIB LP LPA. For this purpose, SIB LP’s fiscal period end will be December 31 in each calendar year.

The income of SIB LP as determined for purposes of the Tax Act may differ from its income as determined for accounting purposes and may not be matched by cash distributions. In addition, for purposes of the Tax Act, all income (or losses) of SIB LP must be calculated in Canadian currency. In computing the income (or loss) of SIB LP, deductions may be claimed in respect of reasonable administrative costs, interest and other expenses incurred by SIB LP for the purpose of earning income, subject to the relevant provisions of the Tax Act. In general, a Canadian Corporate Unitholder’s share of any income (or loss) of SIB LP from a particular source will be treated as if it were income (or loss) of the Canadian Corporate Unitholder from that source, and any provisions of the Tax Act applicable to that type of income (or loss) will apply to the Canadian Corporate Unitholder.

The Tax Act contains “at-risk rules” which may, in certain circumstances, restrict the deduction of a limited partner’s share of any losses of a limited partnership. Canadian Corporate Unitholders should consult their own tax advisors for specific advice with respect to the potential application of the “at-risk rules”.

The adjusted cost base of a Canadian Corporate Unitholder’s SIB LP Consideration Units will be subject to the detailed rules contained in the Tax Act and will generally start with the initial cost of the SIB LP Consideration Units which, as described above, will depend on whether a Canadian Corporate Unitholder has filed a valid Tax Election Form. If a Canadian Corporate Unitholder has filed a valid Tax Election Form, the initial cost of the SIB LP Consideration Units will generally be the Elected Amount. The adjusted cost base will generally be increased by the Canadian Corporate Unitholder’s share of income and capital gains allocated to the Canadian Corporate Unitholder for a particular fiscal period of SIB LP on the first day following such fiscal period. The adjusted cost base will generally be decreased by (i) the Canadian Corporate Unitholder’s share of losses and capital losses allocated to the Canadian Corporate Unitholder for a particular fiscal period of SIB LP on the first day following such fiscal period, and (ii) any distributions received by the Canadian Corporate Unitholder from SIB LP made before the relevant time in respect of the SIB LP Consideration Units. As mentioned previously, the CRA’s position is to treat all the different series or classes of membership interests in a partnership that a partner may hold as one capital property, including for purposes of determining the adjusted cost base of all such partnership interests. As a result, on a disposition of a particular series or class of unit, a partner’s total adjusted cost base is required to be allocated in a reasonable manner to the particular series or class of unit being disposed of. As acknowledged by the CRA, there is no particular method for determining a reasonable allocation of the adjusted cost base of a partnership interest to the part of the partnership interest that is disposed of. Furthermore, there may be more than one reasonable method. Based on CRA’s position, on a disposition of SIB LP Series 1 Consideration Units, SIB LP Series 2 Consideration Units or SIB LP Series 3 Consideration Units, as the case may be, a Canadian Corporate Unitholder should generally be able to allocate the Canadian Corporate Unitholder’s adjusted cost base in a manner that treats the different classes and series of units of SIB LP as separate property. The SIB LP General Partner intends to provide Unitholders with partnership information returns using such allocation.

If, as a result of a distribution, a Canadian Corporate Unitholder’s adjusted cost base of the Canadian Corporate Unitholder’s SIB LP Consideration Units is negative at the end of SIB LP’s fiscal period, the absolute value of such amount is generally deemed to be a capital gain realized by the Canadian Corporate Unitholder and such adjusted cost base will be reset to nil.

Taxation of Capital Gains and Capital Losses. In general, one-half of a capital gain realized by a Unitholder must be included in computing such Unitholder’s income as a taxable capital gain. One-half of a capital loss must be deducted as an allowable capital loss against taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be deducted against net taxable capital gains in any of the three preceding taxation years or any subsequent taxation year to the extent and under the circumstances described in the Tax Act.

A Unitholder who is an individual (other than a trust) and has realized a capital loss on the sale of Equity Units pursuant to the Offer may have all or a portion of that loss denied under the “superficial loss” rules set out in the Tax Act. In general, these rules apply where such Unitholder or a person affiliated with such Unitholder has acquired Equity Units in the period beginning 30 days before the sale of Equity Units pursuant to the Offer and ending 30 days after the sale of Equity Units pursuant to the Offer, and such acquired Equity Units are owned by such Unitholder or by a person affiliated with such Unitholder for purposes of the Tax Act at the end of such period. Unitholders who are individuals are urged to consult with their own tax advisors with respect to the application of the “superficial loss” rules having regard to their own circumstances.

A Unitholder that is a corporation or trust and has realized a capital loss on the sale of Equity Units pursuant to the Offer may have all or a portion of that loss suspended under the “suspended loss” rules set out in the Tax Act. In general, these rules apply where such Unitholder or a person affiliated with such Unitholder has acquired Equity Units in the period beginning 30 days before the sale of Equity Units pursuant to the Offer and ending 30 days after the sale of Equity Units pursuant to the Offer, and such acquired Equity Units are owned by such Unitholder or by a person affiliated with such Unitholder at the end of such period. Unitholders that are corporations or trusts are urged to consult their own tax advisors with respect to the application of the “suspended loss” rules having regard to their own circumstances.

A Unitholder that is throughout its taxation year a “Canadian-controlled private corporation” as defined in the Tax Act may be liable to pay an additional refundable tax on its “aggregate investment income”, as defined in the Tax Act, for the year, which is defined to include an amount in respect of net taxable capital gains.

Alternative Minimum Tax.

Unitholders that are individuals or trusts may be subject to the alternative minimum tax rules. Such Unitholders should consult their own tax advisors.

A Unitholder that is not resident in Canada (or is deemed not to be resident in Canada) for purposes of the Tax Act should consult their own tax advisors in respect of the income tax consequences to them of selling Equity Units to PVI LP for PVI LP Consideration Units or exchanging Equity Units with SIB LP pursuant to the Offer.

15.	CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

Neither PVI LP nor SIB LP is aware of any license or regulatory permit that is material to the Partnership’s business that might be adversely affected by the acquisition of Equity Units pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Equity Units by PVI LP and/or SIB LP pursuant to the Offer and that has not been obtained on or before the date hereof, other than as outlined in this section. Should any such approval or other action be required, PVI LP currently contemplates that such approval will be sought or other action will be taken. PVI LP cannot predict whether it may determine that it must delay taking up and paying for Equity Units deposited pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Partnership’s business.

The Offer is an “issuer bid” within the meaning of MI 61-101. MI 61-101 provides that, unless exempted, an issuer proposing to carry out an issuer bid is required to engage an independent valuator to prepare a valuation of the affected securities and provide to the holders of the affected securities a summary of such valuation. In connection with the Offer, the Partnership has obtained a formal valuation of the Equity Units from an independent valuator. See Section 13 of the Circular, “Valuation”. PVI LP’s obligations under the Offer to accept for payment and pay for Equity Units are subject to certain conditions. See Section 5 of the Offer to Exchange, “Conditions of the Offer”.

16.	SOURCE AND AMOUNT OF FUNDS

If PVI LP and SIB LP were to together exchange an aggregate of 8,000,000 Equity Units pursuant to the Offer, the maximum aggregate cost of the Offer, including all fees and expenses applicable to the Offer, would be approximately US$561 million. PVI LP will obtain the funding to complete the Offer through existing cash reserves held by it and its subsidiaries.

17.	DEPOSITARY

Each of PVI LP and SIB LP has appointed TSX Trust Company to act as a Depositary for: (i) the receipt of certificates representing Equity Units and related Letters of Transmittal and Election deposited under the Offer; (ii) the receipt of certificates delivered pursuant to the procedures for guaranteed delivery set forth in Section 3 of the Circular, “Procedure for Depositing Equity Units” in the Offer to Exchange; (iii) the receipt from PVI LP of cash to be paid in consideration of the Equity Units acquired by PVI LP under the Offer, as agent for the depositing Unitholders; and (iv) the transmittal of such cash to the depositing Unitholders, as agent for the depositing Unitholders. The Depositary may contact Unitholders by mail, telephone or facsimile and may request brokers, dealers and other nominee Unitholders to forward materials relating to the Offer to beneficial owners.

The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith.

18.	FEES AND EXPENSES

PVI LP expects to incur expenses of approximately US$1,000,000 in connection with the Offer, including filing and Depositary fees and legal, valuation and printing and mailing expenses. PVI LP will obtain the funding to pay the foregoing expenses through existing cash reserves.

19.	STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides Unitholders with, in addition to any other rights they may have at law, rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to the Unitholders. However, these rights must be exercised within prescribed time limits. Unitholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL BY PARTNERS VALUE INVESTMENTS LP

November 1, 2021

The Board of Trustees of PVI Management Trust., the general partner of Partners Value Investments LP, has approved the contents of the Offer and accompanying Circular dated November 1, 2021 and the delivery thereof to the holders of Equity Units of Partners Value Investments LP. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

PVI MANAGEMENT TRUST, as general partner of Partners Value Investments LP

BAHIR MANIOS (Signed)	RACHEL POWELL
President	(Signed)
Chief Financial Officer

On behalf of the Board of Trustees

FRANK N.C. LOCHAN	BRIAN D. LAWSON
(Signed)	(Signed)
Trustee	Trustee

CONSENT OF VALUATOR

To the Board of Trustees of PVI Management Trust

We refer to the formal valuation dated October 26, 2021, which we prepared for Partners Value Investments LP pursuant to the Offer. We consent to the filing of the formal valuation with the securities regulatory authority and the inclusion of the formal valuation in this document.

We consent to the inclusion of our name in the section titled “Valuations” in the Offer and accompanying Circular dated November 1, 2021 made by PVI LP and SIB LP to the Unitholders and the reference to our advice contained therein.

November 1, 2021

THOMAS A. KOGER, CA CBV

(Signed)

President

Koger Valuations Inc.

SCHEDULE “A”

VALUATION OF EQUITY UNITS

PARTNERS VALUE INVESTMENTS LP

VALUATION REPORT

OCTOBER 26, 2021

Prepared By:

Koger Valuations Inc

KOGER VALUATIONS INC.

Business Valuation and

Litigation Support

45 Coalport Dr.

Toronto, Ontario

MIN 4B5

Bus/Fax 416-690-7717

Res. 416-694-4633

email : tkvaluator@aol.com

PRIVATE & CONFIDENTIAL

October 26, 2021

The Independent Committee of the Board of Trustees and Board of Trustees

Partners Value Investments LP

RE:	Valuation of Partners Value Investments LP

Dear Sirs:

1

You have requested that we prepare a valuation of the fair market value of Partners Value Investments LP (“PVI” or the “Partnership”) as at the date hereof (the “valuation date”). This report and opinion is required in conjunction with the substantial issuer bid (“SIB”) in which PVI is offering to purchase up to 8,000,000 Equity LP units (the “Equity Units”) of the Partnership (the “Transaction”).

2	PVI is considering offering in exchange for the Equity Units two options (‘‘Option A Consideration” and “Option B Consideration”):

2.1

Option A Consideration- up to 5.8 million of the Equity Units will be purchased by payment of, per Equity Unit, a combination of $43.75 cash and 1.05 newly issued Class A Preferred Limited Partnership Units preferred units (“PVI LP Consideration Units”) (consisting of 0.35 series 2 units, 0.35 of series 3 units and 0.35 series 4 units)(together the cash and PVI LP Preferred Units “Option A Consideration”); or,

2.2

Option B Consideration- up to 2.2 million of the Equity Units will be purchased by the issuance of 2.80 PVI LP Consideration Units (consisting of 0.82 of series 2 units, 0.82 of series 3 units and 1.12 of series 4 units), or, in the case of Canadian Corporate Unitholders (as defined in the Circular), 2.70 Class A Preferred Limited Partnership Units (consisting of 0.90 of series 1 units, 0.90 of series 2 units and 0.90 of series 3 units) in the capital of PVI SIB LP (the “SIB LP”), an indirect subsidiary of the Partnership (“Option B Consideration”).

pg. 1

3

For the purposes of our valuation and opinion, in accordance with Multilateral Instrument 61-101 defines fair market value “the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act”.

4	All currency references herein are in US dollars unless otherwise indicated.

Conclusions

5	Subject to the restrictions, assumptions and qualifications noted herein, in our opinion the value of:

5.1	PVI ranges from $6.994 billion to $8.098 billion and, accordingly, each Equity Unit from $78.35 to $92.03;

5.2	each PVI LP Consideration Unit is $25.00; and,

5.3	each SIB LP Consideration Unit is $25.00.

6

PVI is proposing to offer to holders of Equity Units Option A Consideration valued at $70.00, the Option B Consideration to Canadian Corporate Unitholders valued at $67.50 and the Option B Consideration valued at $70.00

Credentials and Independence of Koger Valuations Inc.

7

Koger Valuations Inc. is a business valuation firm in its thirty-first year of operation. The firm has broad-based experience in providing valuation opinions and other services to both private and public Canadian companies operating in a variety of different industries.

8

The analyses and research used in this report were carried out solely by Thomas A. Koger, the President of Koger Valuations Inc. (“KVI”), as an independent and neutral expert. No one has put any restriction on the scope of his work, opinion or conclusions. KVI is compensated solely based on hourly charges to the Partnership based on the time spent preparing this report. KVI, and Mr. Koger in his personal capacity, also confirm that we have no financial interest or future expected financial interest in PVI, Brookfield Asset Management Inc. (“BAM”), Brookfield Business Partners LP (“BBU”) or their related companies. KVI does not have any agreements, commitments or understandings in respect of any future business involving the aforementioned companies.

pg. 2

9	KVI has previously completed assignments for companies related or associated with PVI in the Brookfield group of companies:

9.1

In September 2004, KVI performed a valuation of the common shares of Brascade Resources Inc. in connection with the amalgamation of Brascade Resources Inc. and 4250231 Canada Limited, a subsidiary of BAM;

9.2

In November 2006, KVI performed a valuation of the common and retractable preferred shares of Brascade Corporation in conjunction with the amalgamation of Diversified Canadian Holdings Inc., Diversified Canadian Financial II Corporation and Brascade Corporation;

9.3	In January 2007, KVI performed a valuation of MICC Investments Limited and fairness opinion for a transaction with CIGL Holdings Inc.;

9.4	In March 2008, KVI was retained to provide an opinion as to the fairness, from a financial point of view, of the amalgamation of MICC Investments Limited with 6923224 Canada Limited;

9.5	In November 2008, KVI performed a valuation of a 15% interest in the Canary Wharf Group plc owned by Brookfield Investments Corporation. Brookfield Investments Corporation was owned by BAM;

9.6

In April 2011 KVI performed a valuation of Partners Value Fund Inc. (“PVF” and then known as BAM Investments Corp.) in conjunction with a substantial issuer bid in which BAM Investments Corp. offered to purchase up to 5 million common of its shares;

9.7	In June 2012, KVI prepared a valuation of 6436978 Canada Limited which owned 100% of Trisura Guarantee Insurance Company; and,

9.8	In October 2014 KVI prepared a valuation of the fair market value of PVF in conjunction with a substantial issuer bid in which PVF offered to purchase up to 2,500,000 common shares of PVF.

10	This report is a comprehensive valuation report that has been prepared in conformity with the reporting standards of the Canadian Institute of Chartered Business Valuators.

11	Information concerning the experience and qualifications of Thomas Koger and KVI is attached to this report.

pg. 3

Qualifications and Restrictions

12

We understand that this valuation report is to be prepared to be in compliance with the provisions of MI 61-101. We do not assume any responsibility or liability for losses occasioned to PVI, BAM, BPY and BBU and any of their respective affiliates and to their shareholders, directors or officers, or to third parties as a result of the circulation, publication, reproduction or use of this report contrary to the provisions of this paragraph 12.

13	We reserve the right (but will be under no obligation) if considered necessary by us, to revise our opinion in the light of any new facts, trends, or changing conditions of this report.

Background Information on PVI

14

PVF commenced operations on August 14, 1986 under the name BAM Investments Corp. That corporate entity was established by way of amalgamation under the Business Corporation Act (Ontario) by a certificate and articles of amalgamation dated March 30, 1988. The Corporation filed articles of amendment on May 30, 2011 to create a class of non-voting shares and on May 23, 2013 to change the name of the Corporation to PVF. The Partnership was formed and commenced operations on April 8, 2016 to hold a 100% interest in Partners Value Investments Inc. (“PVII”) following the completion of a capital reorganization that was carried out by way of a statutory plan of arrangement pursuant to section 192 of the Business Corporations Act (Ontario). The Partnership’s principal subsidiaries are its wholly owned subsidiary PVII and, held indirectly through PVII, Partners Value Split Corp (“PVS”), PVII Holdings Inc. and PVII Subco Inc. On November 30, 2020 PVI exchanged its old common shares with 100% voting interest of PVII for 1,000 Special Voting Preferred Shares, unlimited number of Non-Voting Preferred Shares and unlimited number of New Common Shares. On April 15, 2021, the Partnership exchanged its New Common Shares for an unlimited number of retractable common shares.

15

PVI is a limited partnership under the laws of the province of Ontario. Its principal investment is an indirectly held ownership interest in 130,335,896 Class A Limited Voting Shares of BAM (“BAM Shares”) which represents approximately a 9% interest in BAM. Historically, the majority of the income of PVI has been derived from its investment in BAM. The objective of PVI is to provide its Equity Limited Partners with capital appreciation and Preferred Limited Partners with income returns. Investment income, which includes dividends from its investment in BAM Shares and other securities, is principally dedicated to paying dividends on its financing obligations and Preferred LP units.

pg. 4

16	The Partnership’s investment in BAM is owned indirectly through PVII and PVS. PVS has publicly listed retractable preferred shares outstanding.

17

PVI is substantially owned by individuals associated with BAM. The investing activities of the Partnership are managed by an investment team that does not participate in managing Brookfield client accounts. BAM has adopted policies and procedure designed to ensure that PVI’s activities do not conflict with, or materially adversely affect Brookfield fund holders, and that, to the extent feasible, BAM and its managed fund holders’ interests are prioritized relative to the Partnership should any potential conflict arise.

18

PVI is managed by its general partner PVI Management Trust. It is generally expected that the Partnership will have a different investing strategy and approach from that of BAM its managed funds and therefore will make investments that BAM and its managed funds do not make (or make similar investments at different times a result of such different investment strategy and approach). There is no formal informational barrier between the Partnership’s investment team and the rest of Brookfield.

19	During the past two calendar years PVI has undertaken the following:

19.1

PVS issued Series 12 preferred shares for total proceeds of $172.5 million on April 16, 2021 and in August 2020 PVII issued $150 million of senior unsecured notes due in 2027. In the 3rd Quarter of 2021, PVII issued a further $150 million of unsecured 4% per annum notes due in 2028;

19.2

In November 2020, the Partnership completed an issuer bid for approximately 4,000,000 of its class A preferred limited partnership units, series 1 as part of an internal reorganization. A total of $99 million was distributed to preferred unitholders of the Partnership;

19.3	During the six months ended June 30, 2021 the Partnership received a dividend in kind from BAM of shares in Brookfield Asset Management Reinsurance Partners Ltd. valued at $46 million;

19.4

Foreign currency fluctuations can have a substantial impact on reported income of the Partnership. In the six months ended June 30, 2021 there was an exchange loss of $30 million (rounded) compared to a gain of $54 million (rounded) during the comparative six-month period;

pg. 5

19.5

Prior to July 2021 PVI held a position in Brookfield Property Partners LP (“BPY”). BPY was privatized in July 2021 and PVI received, for each BPY share, $7.69 in cash, .2185 of a Class A Limited Voting Share of BAM and .02300 of a BPY preferred unit; and,

19.6

During the 2nd Quarter of 2021 a subsidiary of the Partnership converted to a mutual fund corporation. The reorganization led to the reduction in its deferred tax liability of approximately $690 million as the subsidiary has the ability to allocate the taxable income to unitholders of the Partnership. A reduction of $664 million is the deferred tax liability recognized in prior periods and was recorded in comprehensive income.

20	The Partnership is a leveraged investment Partnership that has significant equity positions as follows:

20.1	BAM	130,335,896	Class A Limited Voting Shares
20.2	BBU	1,495,000	Limited Partnership Units

21	In addition to the major equity investments listed in the previous paragraph PVI has invested in a securities portfolio that has a value of approximately $283 million.

22

As stated previously PVI’s assets are leveraged. The assets of the Partnership are financed in part with the retractable preferred shares and corporate borrowing issued by its subsidiaries. This results in financial leverage that will increase the sensitivity of the value of its units to changes in the values of the assets owned by the Partnership.

23

Partnership liquidity is typically limited to funding its interest and dividend obligations. In addition, holders of the Partnership’s retractable preferred shares (issued by its subsidiaries) have the ability to retract those shares. The Partnership maintains financial assets and credit facilities to fund liquidity requirements. The policy of PVI is to hold its investment in BAM shares and not engage in trading, however shares are available to be sold if necessary to fund retractions and redemptions of preferred shares or common shares. The Partnership’s ability to sell a substantial portion of its BAM Shares may be limited by resale restrictions under applicable securities laws that will affect when or to whom BAM Shares may be sold. Accordingly, should the Partnership be required to sell BAM Shares, the liquidity of such shares may be limited impacting on the time it takes to sell the BAM Shares and the price obtained by for the BAM Shares sold.

24	BBU owns business services and industrial operations with a focus on high-quality businesses that are low cost producers and/or benefit from high barriers to entry.

25	BAM provides certain management and financial services to the Partnership and recovers costs that are typically less than $1 million per quarter.

pg. 6

26	PVI is listed on the TSX Venture Exchange and operates in Toronto from its corporate offices as follows:

Brookfield Place - Suite 300
P.O. Box 762
181 Bay Street
Toronto, Ontario
M5J 2T3

27	The Trustees of the General Partner of PVI are as follows:

Brian D. Lawson	Vice Chair - BAM
Bahir Manios	Managing Partner - BAM
Danesh Varma	Corporate Director
Frank N.C. Lochan	Corporate Director
Ralph J. Zarboni	Corporate Director

The Officers of the Partnership are as follows:

Brian D. Lawson	Chairman and Chief Executive Officer
Bahir Manios	President
Rachel Powell	Chief Financial Officer
Loretto M. Corso	Corporate Secretary
Kathy Sarpash	Senior Vice President and General Counsel
Bryan Sinclair	Senior Associate
Leslie Yuen	Director

28

PVI is subject to the continuous disclosure requirements of applicable Canadian provincial and territorial securities legislation and the rules of the TSX Venture Exchange. Its stock symbol for the Equity LP units is “PVF.UN”, Preferred LP units is “PVF.PR.U” and PVI warrants “PVF.WT”.

pg. 7

Partners Value Split

29

The objective of PVS is to invest in Class A Limited Voting Shares of BAM which generate cash flow through dividend payments that fund quarterly fixed cumulative preferential dividends for the holders of the PVS preferred shares, and provide the holders of the Partners Value Split capital shares the opportunity to participate in any capital appreciation in the BAM Shares. Presently Partners Value Split owns a portfolio consisting of 119,611,449 Class A Limited Voting Shares of BAM. Partners Value Split capital shares and preferred shares are also referred to collectively as units, with each unit consisting of one capital share and one preferred share. The operations of PVS are consolidated into the financial statements of PVI.

30	Partners Value Split trades under the symbol “PVS” on the TSX. The Class AA Preferred Shares have ticker symbols as follows:

30.1	Series 8	PVS.PR.F
30.2	Series 9	PVS.PR.G
30.3	Series 10	PVS.PR.H
30.4	Series 11	PVS.PR.I
30.5	Series 12	PVS.PR.J

31

The dividends paid on the preferred shares of PVS are largely funded from dividends received from its investment in BAM. If for any reason the dividends received by PVS from BAM are insufficient to fully fund preferred share dividends, PVSt will sell BAM Shares or write covered call options on its BAM Shares to the extent necessary to fund any shortfall. If the dividends received by PVS on its BAM investment, less the administrative and operating expenses of PVS, exceed the amount of the dividends payable on its preferred shares, the policy of the Board of Directors of PVS is to pay any excess as dividends on its Capital Shares.

32

Partners Value Split currently qualifies, and intends to continue to qualify, as a mutual fund corporation under the Income Tax Act (Canada) (the “Tax Act”). As a result of the Partners Value Split qualifying as a mutual fund corporation under the Tax Act and because the Partners Value Split deducts expenses in computing its taxable income, Partners Value Split should not be subject to any material net income tax liability.

pg. 8

33	The capital of Partners Value Split is as follows:

	Authorized	Issued
Capital Shares	Unlimited number of units	42,696,000
Class A Preferred Shares	Unlimited number of shares	Nil
Class AA Preferred Shares	Unlimited number of shares	Nil
Class AAA Preferred Shares Unlimited number of shares		Nil
Senior Preferred Shares	Unlimited number of shares	5,999,000 (Series 8)
5,997,000 (Series 9)
6,000,000 (Series 10)
6,000,000 (Series 11)
6,900,000 (Series 12)
Junior Preferred Shares	Unlimited number of shares	8,000,000 (Series 1)
1,800,000 (Series 2)
2,000,000 (Series 3)
Voting Shares	Unlimited number of shares	100

34

PVS’s operations are managed by Brookfield Public Securities Group LLC. a wholly owned subsidiary of BAM, who is entitled to a management fee of up to 10% of the ordinary expenses of the Company. For the six-month period ended June 30, 2021 this amounted to $23,000 and would be considered immaterial for the purposes of this report.

Brief Description of BAM

35

BAM is a world-class global alternative asset manager, with a focus on property, renewable power, infrastructure, private equity and credit. It has over $625 billion of assets under management and its Class A Limited Voting Shares are listed on the New York Stock Exchange under the symbol “BAM” and the Toronto Stock Exchange under the symbol “BAM.A”. BAM operates and manages operating assets with a focus on property, renewable energy, infrastructure and private equity.

36

The renewable energy operations include a globally diversified asset base and long-dated, take-or-pay contracts. It has scale operations in solar, wind, hydro, storage and distributed generation which position BAM well to participate in the decarbonization of the world’s energy supply.

pg. 9

37

BAM has a strong infrastructure business. With 95% of its cash flows backed by regulated or contracted revenue streams stemming from critical infrastructure assets, earnings have largely not been impacted by shutdowns caused by the Covid Pandemic. The Company has continued to invest in data which is in a multi-year growth trend. It owns a substantial portfolio of communication towers in India and will capitalize on the rollout of 5G and other future technologies. BAM is positioned well to participate in global infrastructure investment and privatizations that are likely to follow as a result of sizeable debt that governments have taken on in recent months and the need to stimulate their economies.

38

Most of the real estate assets of BAM have performed well in the Covid Pandemic environment given its office portfolio is largely backed with long-dated leases to high quality tenants. Rent collection was only marginally impacted. The retail and hospitality sectors did face challenges but started to rebound with easing of Covid related restrictions.

39

Acquisitions continue to be made in its private equity operations including in a commercial vehicle lending corporation. Operations include mortgage insurance and a substantial investment in a North American forest products business. It also has a credit platform and operates a distressed debt fund.

40

New areas of focus for BAM include investing in the transition of the economy to net-zero carbon emissions, reinsurance, technology and LP secondaries where BAM clients are increasingly looking for scale managers.

41

BAM is net negative on scope 1 and 2 across its $625 billion portfolio of assets under management on an avoided emissions basis as the world transitions to net zero emissions in climate change initiatives. It is measuring scope 3 emissions and looking to also assist others with the transition. BAM is of the firm belief that climate transition to net zero emissions is real and accelerating throughout the world.

42

BAM is committed acting responsibly to its stakeholders and operating a productive, profitable and sustainable business. The underlying philosophy is to conduct business in a sustainable and ethical manner with robust ESG principles and practices. An ESG steering committee has been established that drives business imperatives, industry developments and best practices. ESG is incorporated into investment decisions.

Scope of Work

43	In arriving at the conclusions noted herein, we have reviewed and relied on the following information:

pg. 10

43.1	term sheet for the PVI Issuer Bid;

43.2	an initial summary of value supporting the PVI Issuer Bid prepared by Partnership management as at October 15, 2021;

43.3	the annual reports of PVI for the years 2016 to 2020 inclusive which include the financial statements of the Partnership audited by Deloitte;

43.4	the interim report to unitholders of PVI for the six-month period ended June 30, 2021;

43.5	the web-site of PVI;

43.6	we reviewed the SEDAR web-site for all relevant recent news releases, prospectuses and reports (including the 2020 annual report and 2021 semi-annual report) regarding PVI;

43.7	a Bloomberg news profile on PVI;

43.8	a five-year trading summary of PVI;

43.9	an organization chart for PVI prepared by management;

43.10

the draft circular (the “Circular”) dated October 25, 2021 wherein PVI has an Offer to Exchange up to 8,000,000 Equity LP Units for either (A) cash and newly issued Preferred Limited Partnership Units or (B) Subordinate Preferred Limited Partnership Units;

43.11

a letter dated October 4, 2021 from TSX Trust regarding the number of Non- Voting CL A Preferred Units Series 1 issued and outstanding and the Non-Voting Equity LP Units of PVI outstanding as at August 31, 2021;

43.12	a letter dated October 4, 2021 from TSX Trust regarding the number of warrants, common units and exchangeable units of PVI outstanding as at September 31, 2021;

43.13	a summary of consolidated cash balances with CIBC, CIBC bank statements and CIBC margin report as at September 30, 2021;

43.14	a summary of PVI preferred shares by class with issue price and annualized dividend yield;

pg. 11

43.15	a summary of the PVII offering of $150 million aggregate principal amount of 4.00% Series 2 Senior Unsecured Notes due November 15, 2028;

43.16	a summary of the PVI offering of $150 million aggregate principal amount of 4.375% Senior Unsecured Notes due November 14, 2027;

43.17	PVI positions in custody with CIBC Mellon dated September 30, 2021;

43.18	PVI investment summary with Oaktree dated August 31, 2021;

43.19	LCM Partners Quarterly Report dated June 30, 2021;

43.20	five year trading summaries for BAM obtained on the Internet from Yahoo finance;

43.21	the 2020 annual report for BAM;

43.22	a summary of tax on unrealized gains in BAM;

43.23	a foreign exchange swap statement of PVI with HSBC;

43.24

information on liquidity discounts from the web-site of the Smythe Advisory (article dated August 5, 2016), the CPA Journal (December 2019 article by Brian K Pearson), Financier Worldwide (article September 2017 by Adam Paul Patterson), the paper “The Cost of Illiquidity” by Aswath Damodaran NYU Stern School of Business, the paper “Marketability and Value: Measuring the Illiquidity Discount” by Aswath Damodaran NYU Stern School of Business, and the Stern School of Business article on “Estimating Illiquidity Discounts”; and,

43.25	economic and statistical information contained on the Bank of Canada web-site www.bankofcanada.ca.

44	In addition to the foregoing we have discussed PVI with senior management.

pg. 12

The Economy

45

Prior to the Pandemic the Canadian economy was expected to grow at a modest 1.7% pace in 2020 in a difficult environment. With the Pandemic, growth was a negative 5.4% in 2020. At the valuation date approximately 86% of Canadians had received one dose of a Covid 19 vaccine and 80% of eligible Canadian were fully vaccinated. With this development growth for 2021 was expected to be 6.2% with consumer spending to drive the reopening of the Canadian economy. Another 3.3% gain in GDP is projected for 2022. With vaccines readily available at the valuation date the vaccination process had made a significant dent in vaccinating the Canadian populace. Canada has acquired sufficient vaccines for anyone who wants it. With effective vaccines the recovery of the World Economy started in earnest. Partly because of the Pandemic, inflation has been kept below the 2% target rate but there were fears that with a rapid relaunch of the Canadian economy inflation could reach 4%. At the valuation date it hit 4.4% (the highest monthly rate recorded since 2003) for September 2021 and it was unclear whether this would trigger a response from the Bank of Canada. Unless inflation becomes totally unhinged the Bank of Canada will likely allow inflation to run above normal targets and is unlikely to significantly increase interest rates in the near term. In 2022 and beyond inflationary pressures will continue to be high. The future employment rate for Canada is less clear given the substantial upheaval in the labour market due to the Pandemic, but large government spending initiatives in 2022 and beyond will have a positive impact on employment. 46

The Pandemic decimated our centralized economic model—from office towers, shopping malls, stadiums and campuses. There have been clear winners and losers resulting from the Pandemic. In 2021 Canada will have to build on that decentralized future and rebuild parts of the previously centralized model. The Canadian and world economies will look quite different emerging from the Pandemic. It is not expected that the Canadian economy will return fully to pre-Pandemic levels until 2024 with a gradual recovery commencing in the 2nd half of 2021.

47

The shocks of the Pandemic are varied across industry groups and regions. Manufacturing models appear to working. In retail, legacy models are not working as large numbers of smaller stores and restaurants have shuttered. Other retailers and restaurants who have adopted new business models are accelerating into a new period of growth and innovation.

48	Changes emanating from the Pandemic indicated the need for Canadians to address the following:

48.1	addressing long-term unemployment in sectors that rely on centralization and the close proximity of people;

pg. 13

48.2	transforming skills programs so less-educated service workers are ready for a digitally driven economy;

48.3	building new approaches to supporting female employees and entrepreneurs who have been disproportionately impacted by the Pandemic;

48.4	assisting businesses and communities to build the digital infrastructure and skills needed to thrive in a distributed, platform-based economy;

48.5	investing in natural resource sectors to develop new technologies for firms and regions to lead the transition to a net zero economy;

48.6	redesigning cities, towns and communities to absorb and support a redistributed workforce; and,

48.7	re-imagining education to develop the skills for a redistributed world.

49

The CERB and other relief programs kept the Canadian economy from a fate worse than it had in 2020. Relief and stimulus programs will likely be replaced by structural and infrastructure programs and stimulus. Social programs including health care, child care and elder care will have to be carefully rethought. Advanced technologies will play an even greater role than they did during the Pandemic.

50

Travel has been greatly reduced during the Pandemic. Travel restrictions and disruptions in supply chains have caused chaos for certain Canadian companies. At the valuation date people with full vaccination status have been able to fly. For Canadians, however, travel to the United States via vehicle travel is still closed.

51

Central banks unexpectedly started to decrease interest rates early in 2019 and this has continued during the Pandemic when fears of a recession were realized. Interest rates continue to be historically low. The relatively strong US dollar was expected to continue once much of the political uncertainties from the US election are sorted out with Joseph Biden taking the Presidency. However, at the valuation date, the Canadian dollar has been at relative high values vis a vis the US dollar in comparison to the past five years.

pg. 14

52	At the valuation date interest rates are still historically low but are starting to slowly creep up. The following rates of return in Canada are summarized:

Bank rate	0.50%
Prime bank rate of interest	2.45%
Effective business interest rate	2.42%
Estimated variable mortgage rate	1.33%
1-year conventional mortgage	2.79%
3-year conventional mortgage	3.49%
5-year conventional mortgage	4.79%
Gov’t Canada bond 2-year	0.83%
Gov’t Canada bond 3-year	0.90%
Gov’t Canada bond 5-year	1.31%
Gov’t Canada bond 7-year	1.42%
Gov’t Canada bond 10-year	1.63%
1-year GIC	0.25%
3-year GIC	0.60%
5-year GIC	1.00%
$US exchange rate	$1.2379

General Considerations

53	In coming to the conclusions set out herein and in addition to information contained elsewhere in this report, we have also given consideration to the following:

Holding Partnership

53.1

PVI is a holding Partnership whose value is related to its underlying investments and the largest consideration in determining an approach to its value. Its value is largely driven by its underlying investment in BAM and is supplemented by investment in other Brookfield entities;

Administrative Costs

53.2

The administrative costs incurred by the Partnership are negligible when compared to the values of the underlying investments in the Partnership. They are immaterial and are not a consideration with respect to the valuation of PVI;

pg. 15

Currency

53.3

The underlying investments of the Partnership are truly global in nature. The issuers in which PVI has interests are active in hedging activities to ensure that there are not major disruptions in currency risk and cash flows generated by those investments. BAM, BPY and BBU are cross-listed on Canadian and US stock exchanges. The diversified nature of the investments helps reduce any undue currency risk exposure. PVI from time to time undertakes transactions to hedge foreign currency as well;

Use of Stock Market Prices

53.4

BAM and BBU are publicly traded. The investment positions by PVI in these companies are significant blocks of shares that fall far short of being a control block. Accordingly, we believe that stock market share prices can be used to value these investments. As such we believe that no premium would be paid for any of these investments;

Covid Pandemic

53.5

The Partnership, with its underlying investment being largely in the shares of BAM, performed well during the Covid Pandemic. After values temporarily declined with the uncertainty of the Pandemic, the diversity of its investments and long-term nature and quality of BAM’s real estate deals, values very quickly returned and eventually exceeded pre-Pandemic levels.

Liquidity

53.6	PVI itself is publicly traded however its liquidity is an issue considering the following:

53.6.1	all stocks, including publicly traded stocks, arguably have at least a small lack of liquidity and investors logically will pay less for illiquid investments;

53.6.2

the trading volumes for PVI are thin. Accordingly, even though PVI is publicly traded, PVI has a lack of liquidity. Less than 500 units a day of PVI trade daily and this is a very small percentage of the units outstanding Equity units outstanding of over 73 million units;

pg. 16

53.6.3	PVI is traded on the TSX Venture exchange which is smaller than the TSX. Stocks traded on smaller exchanges tend to be less liquid all other things held equal;

53.6.4

often there is no trading in PVI and there is a bid and ask. This suggests there is some lack of liquidity. On a percentage basis, however, the difference between the bid and ask is small relatively to the trading price of the units. This suggests that there would not be a large liquidity discount as might be the case for a private company;

53.6.5	large liquidity discounts are normally applied only to private shares where the market for selling shares is limited. This would not apply to PVI as it is publicly traded;

53.6.6

all other things held equal the larger a firm’s capitalization the smaller the liquidity discount. PVI has significant capitalization of approximately $7 billion and as such this would suggest a smaller liquidity discount;

53.6.7

when there is a gap represented by the bid and ask prices in publicly traded equities there is an opportunity cost as the seller of a unit must wait in some situations before a sale can be completed. The fact there often is a bid and ask on PVI units in itself suggests there is some illiquidity but this is offset by the fact the spread in the bid and ask is normally small;

53.6.8	a 51% interest is easier to sell than a 49% interest. The underlying investments in PVI are smaller blocks of shares and this can result in illiquidity to the Partnership; and,

53.6.9

liquidity discounts can vary widely and each investment is distinct and must be analyzed separately. The range of illiquidity discount can be 5% to 35%. We are of the view that there is some illiquidity to PVI investors that skews to lower end of the range. Accordingly, we are of the belief that a 10% to 15% discount would be appropriate for PVI from otherwise determined values. We note that in accordance with the requirements of Multilateral Instrument 61-101, in determining the fair market value of the Equity Units, the formal valuation does not include a downward adjustment to reflect the liquidity of the securities.

pg. 17

Income Taxes

53.7

The Partnership distributes its income and as such its income is not taxable. The underlying investments in PVI are largely public and the income on those underlying investments would be subject to full rates of Canadian tax. The tax rate for investment income in Ontario is 39.5% and there is potentially a refundable investment tax component. The tax rate for a mutual fund company is approximately 39.5% and their capital gains are taxed at approximately 20%.

Valuation Methods

54	The following briefly outlines possible methods of valuation which are used in various situations:

54.1

the two basic approaches to the valuation of a business utilize either a going concern approach or the liquidation value approach. The techniques generally used in a going concern approach are the capitalization of earnings or discretionary cash flow, discounted cash flow or calculation of adjusted book value;

54.2

the capitalization of earnings technique involves multiplying after-tax indicated earnings from operations by a selected capitalization rate or multiple reflecting the appropriate rate of return required by investors. Redundant assets are added to the capitalization earnings value to produce an overall going concern value;

54.3

the capitalization of discretionary cash flow technique is similar to the capitalization of earnings approach, however, there is more focus upon the amount and timing of cash inflows and outflows. Discretionary cash flows are calculated by adjusting earnings for non-cash items and adjustments made for perceived sustaining capital reinvestment required net of its related income tax shield. The present value of future tax savings associated with available capital cost allowances and redundant assets are added to the capitalized cash flow value to produce an overall value;

54.4

the discounted cash flow technique involves an estimation of future annual discretionary cash flows and selecting an appropriate discount rate (rate of return) to be applied to those net discretionary cash flows to arrive at a present value;

pg. 18

54.5

asset-based techniques are employed when there is no expectation that value will include intangible value such as goodwill. The value in continued use of each asset and liability is determined and the net amount which results from deducting the amount of adjusted liabilities from adjusted assets is referred to as adjusted net book value. The adjusted net book value or tangible asset backing value is often calculated in conjunction with a capitalized cash flow or earnings approach to aid in the assessment of risk; and,

54.6

the liquidation approach can be described as the net amount available to business owners on the liquidation of all assets and liabilities of the business. All appropriate income tax consideration are included in such calculations. This approach is used when the company is not considered to be a going-concern. It can be used as a supplementary calculation to help assess the risk inherent in capitalized earnings or cash flow approaches to value.

55

Enterprise values are calculated by using a multiple of EBITDA and then allocating the values first to debt and then to equity. This approach values Companies irrespective of their capital structure. Using multiples of EBITDA makes it easier to compare Companies with those different capital structures. Capitalized earnings and capitalized cash flow approaches must consider the risk associated with the financial structure of the Companies being valued when choosing the multiple to be used—enterprise values are effectively calculated before any considerations of capital structure. Values are calculated based on operations and not capital structure.

Conclusions With Respect to the Value of PVI

56

Following our analysis of the financial position of the Partnership at the valuation date, based upon the qualifications, restrictions and assumptions noted herein, we are of the opinion that the range of value for PVI ranges from $6.894 billion to $8.098 billion (see Appendix A - Schedule 3). We have derived the values herein using an adjusted assets approach wherein the underlying investments of the Partnership have been stated at market values derived mainly from stock exchange prices. At the low end of the range, income taxes on disposal have been calculated on the unrealized capital gains of the underlying investments of PVI assuming immediate disposal. At the high end of the range, the full value of those unrealized gains have been determined assuming long term holds wherein any taxes on disposal would be in the future and may have a negligible net present value.

57	The adjusted asset approach utilized herein best reflects the value of PVI and is based on its underlying investments.

pg. 19

58

In determining the value of PVI’s investment in BAM Shares we used the stock market trading range during the past sixty days of $52.35 per BAM Share (at the low end of the range) and $61.27 per BAM Share (at the high end of the range). This results in a value range for the BAM Shares of $6.823 billion to $7.986 billion.

59

In determining the value of the Partnership’s investment in BBU we used the stock market trading range during the past sixty days of $38.94 per BBU unit (at the low end of the range) and $48.72 per BBU unit (at the high end of the range). This results in a value range for the BBU units of $58.234 million to $72.635 million.

60

Other investments of PVI are valued at their fair value of $282.768 million, accounts receivable and other assets at their recorded value of $47.431 million and cash of $722.443 million on hand (including cash that would be received on warrants outstanding) are valued also at their recorded value.

61	The total value of the assets of PVI as articulated in paragraphs 58 to 60 ranges from $7.934 billion to $9.111 billion. From this value we deducted:

61.1	accounts payable of $11.201 million;

61.2	the value of the preferred shares of PVS being $611.202 million;

61.3	PVI corporate debt of $237.360 million;

61.4	the preferred shares of PVI of $153.066 million.

62

At the low end of the range we deducted future taxes of $26.739 million that would be payable at the low end of the range. It is possible that taxes would not be payable in a long term hold of PVI Equity Units or that the present value of any such taxes would be negligible. At the high end of the range we therefore did not deduct any amount for future taxes. Treatment of future taxes in this manner is appropriate for determining a range of value in situations where the timing as to the realization of future taxes is unknown.

63

After all of the considerations in paragraphs 58 to 62, this resulted in an adjusted net asset range of $6.894 billion to $8.098 billion for PVI. Based on the fully diluted PVI Equity Units outstanding of 87,993,997 this results in a value per unit of $78.35 to $92.03.

Other Assumptions Used in Preparing this Report

64	In preparing this valuation opinion we have assumed that:

64.1	all information supplied to us by the management of PVI is accurate and complete;

pg. 20

64.2	the Partnership has disclosed to us all significant factors, contracts or agreements in effect at the valuation date that would have an impact as to the conclusions arrived at in this report;

64.3

neither PVI, nor the companies it has invested in, have material contingent liabilities other than those already disclosed in the ordinary course of business and no litigation pending or threatened which would have an impact on the values presented herein;

64.4	PVI and issuers it has invested in have reasonable amounts of insurance and have made reasonable effort to protect their information technology;

64.5	there are no unrecorded contingencies related to environmental issues;

64.6

all required licenses, consents, other legislative or administrative authorizations from any government or private entity have been obtained by PVI and the issuers it has invested in were in force and remain in force at the date of this report; and,

64.7	the Federal and Provincial income tax laws in effect at the valuation date would continue in the near future.

Please do not hesitate to contact the writer if you have any questions with respect to the content of this report

Yours very truly,

KOGER VALUATIONS INC.

Thomas A. Koger, CA CBV

pg. 21

THOMAS A. KOGER, CA CBV

KOGER VALUATIONS INC.

EDUCATION	B. Comm, University of Toronto (1980)
Chartered Accountant (Ontario 1983)
Chartered Business Valuator (1990)

EXPERIENCE

Assignments have been completed in business valuations, mergers and acquisitions, litigation support, arbitrations and other consulting. A large number of assignments have been carried out in the area of information and other advanced technologies. Court appearances as an expert witness.

Purposes of assignments have included family law, business acquisitions/divestitures, insurance claims, initial public offerings and fairness opinions, reverse take-overs, appraisal and oppression remedies, income tax valuations and reorganizations, shareholder disputes, loss of income claims, estate planning, tax shelter, performance improvement and re-engineering and other financial consulting. Our reports have been accepted by the various Canadian Stock Exchanges.

Industry experience has been gained in software, advanced technologies, oil and gas, pulp and paper, steel, trucking, real estate, paper and packaging, printing, food products, advertising, film, insurance, restaurants and in many other manufacturing and service industries.

APPENDIX A - SCHEDULE 1

Partners Value Investments LP

Balance Sheet

As At December 31st (except where indicated)

in 000’s

	June 30
	2021	2020	2019	2018	2017	2016
ASSETS
Cash and cash equivalents	$265,364	$316,718	$99,497	$272,322	$29,801	$5,971
Accounts receivable & other	47,431	40,109	19,445	20,685	6,443	20,881
Investment in BAM	6,604,278	5,313,865	4,961,496	3,291,927	3,737,431	2,829,156
Available for sale investments	—	—	—	—	—	231,277
Marketable securities	—	—	—	—	—	381,457
Equity accounted investment	—	—	—	—	16,745	—
Other investments—fair value	362,783	365,949	266,572	442,505	750,467	—

	$7,279,856	$6,036,641	$5,347,010	$4,027,439	$4,540,887	$3,468,742

LIABILITIES & EQUITY
Accounts payable & other liabilities	$11,201	$15,604	$21,120	$30,767	$108,744	$124,820
Corporate borrowings	120,511	117,286	75	—	—	—
Preferred shares	608,336	694,148	454,076	602,724	575,620	521,155
Deferred taxes	21,353	654,217	608,876	395,015	468,040	340,470

	761,401	1,481,255	1,084,147	1,028,506	1,152,404	986,445

EQUITY
Equity Limited Partners	6,365,400	4,402,331	4,010,850	2,499,030	2,888,580	1,982,394
General Partner	1	1	1	1	1	1
Preferred Limited Partners	153,054	153,054	252,012	499,902	499,902	499,902

	6,518,455	4,555,386	4,262,863	2,998,933	3,388,483	2,482,297

Total Liabilities & Equity	$7,279,856	$6,036,641	$5,347,010	$4,027,439	$4,540,887	$3,468,742

Net Book Value	$6,750,387	$4,763,933	$4,365,103	$2,844,238	$3,268,176	$2,337,457

Per Unit	$76.63	$54.05	$49.50	$32.24	$37.03	$26.96

APPENDIX A - SCHEDULE 2

Partners Value Investments LP

Income Statement

Years Ended December 31st (except where indicated)

in 000’s

	Six Months
	Ended
	2021	2020	2019	2018	2017	2016
Investment Income
Dividends	$81,892	$73,780	$69,091	$73,462	$87,666	$61,942
Other investment income	3,044	3,305	7,939	6,636	2,142	5,228

	84,936	77,085	77,030	80,098	89,808	67,170

Expenses
Operating expenses	1,535	1,485	2,522	2,134	13,419	15,270
Financing costs	4,250	1,979	210	2,945	5,358	2,116
Retractable preferred share dividends	19,218	25,618	24,128	26,854	27,341	25,289

	25,003	29,082	26,860	31,933	46,118	42,675

Other Items
Investment valuation gains & losses	5,993	2,394	4,741	4,985	87,784	72,967
Amortization of deferred financing costs	2,537	2,575	2,722	2,360	2,473	1,834
Current tax expense	2,245	1,649	6,496	12,816	14,745	22,394
Deferred tax expense	8,171	6,877	6,215	5,957	5,314
Equity accounted investments	—	—	—	18	253	—
Change in fund unit liability	—	—	—	—	—	896
Foreign currency gains/losses	30,146	9,781	46,373	81,384	29,112	13,393

	32,616	3,714	54,117	77,132	36,393	61,236

Net Income (Loss)	$27,317	$44,289	$3,947	$125,297	$80,083	$85,731

Basic Net Income (Loss) Per Unit	$0.31	$0.60	$0.05	$1.42	$0.91	$1.17

Net Income (Loss) Attributable to:
Equity Limited Partners	$23,873	$32,594	$20,867	$102,804	$57,790
General Partner	—	—	—	—	—
Preferred Limited Partners	3,444	11,695	16,920	22,493	22,293

	$27,317	$44,289	$3,947	$125,297	$80,083	$—

Comprehensive Income
Net Income (Loss)	27,317	$44,289	$3,947	$125,297	80,083
Realized & Unrealized Gains on Fair Value of Securities	1,280,744	403,144	1,741,327	528,569	948,725
Income Taxes	2,434	39,969	205,941	33,865	100,318

Comprehensive Income	$1,305,627	$407,464	$1,531,439	$369,407	$928,490

APPENDIX A - SCHEDULE 3

Partners Value Investments LP

Valuation - Adjusted Asset Approach

As At October 26, 2021

in 000’s

	Share Count			Low	High
BAM	130,335,896	@$	52.35	$6,823,084
		@$	61.27		$7,985,680
BBU	1,495,469	@$	38.94	58,234
		@$	48.72		72,635
Other Investments at Fair Value				282,768	282,768
Accounts Receivable & Other Assets				47,431	47,431
Cash & Equivalents (1)				722,443	722,443

				7,933,960	9,110,958
Accounts Payable & Other Liabilities				11,201	11,201
PVS Preferred Shares				611,202	611,202
PVI Corporate Debt				237,360	237,360
PVI LP Preferred Shares				153,066	153,066
Future Income Taxes				26,739	—

Net Asset Value - Before Liquidity Discount				$6,894,392	$8,098,129

Fully Diluted PVI Equity Units Outstanding				87,993,997	87,993,997

Price Per Unit				$78.35	$92.03

(1)	Includes cash that would be received on exercise of warrants

Manually executed photocopies of the Letter of Transmittal and Election will be accepted. The Letter of Transmittal and Election, certificates for Equity Units and any other required documents should be sent or delivered by each depositing Unitholder of PVI LP or his broker, dealer, commercial bank, trust company of other nominee to the Depositary at one of its addresses forth below:

Office of the Depositary, TSX Trust Company, as depositary, for the Offer:

By Mail	By Registered Mail, Hand or Courier
TSX Trust Company	TSX Trust Company
P.O. Box 1036	1 Toronto Street
Adelaide Street Postal Station	Suite 1200
Toronto, Ontario	Toronto, Ontario
M5C 2K4	M5C 2V6
Attention: Corporate Actions	Attention: Corporate Actions

For Information

Telephone: 416-682-3860

Toll Free (North America): 1-800-387-0825

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET

FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number specified above. Unitholders also may contact their broker, commercial bank, trust company or other nominee for assistance concerning the Offer. Additional copies of the Offer to Exchange, the Letter of Transmittal and Election and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal and Election will be accepted.